      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2000
                                                      REGISTRATION NO. 333-39950

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                           UBIQUITEL OPERATING COMPANY
             (Exact name of Registrant as Specified in its Charter)

             DELAWARE                      4812                  23-3024747
  (State or Other Jurisdiction (Primary Standard Industrial   (I.R.S. Employer
        of Incorporation        Classification Code Number)  Identification No.)
        or Organization)

                                 ---------------

                       (FOR THE CO-REGISTRANT, PLEASE SEE
               "CO-REGISTRANT INFORMATION" ON THE FOLLOWING PAGE)*

                                                                                DONALD A. HARRIS
                                                                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                                                          UBIQUITEL OPERATING COMPANY
                  1 BALA PLAZA, SUITE 402                                    1 BALA PLAZA, SUITE 402
              BALA CYNWYD, PENNSYLVANIA 19004                            BALA CYNWYD, PENNSYLVANIA 19004
                      (610) 660-9510                                              (610) 660-9510
    (Address, Including Zip Code, and Telephone Number,         (Name, Address, Including Zip Code, and Telephone
 Including Area Code, of Registrant's Principal Executive       Number, Including Area Code, of Agent for Service)
                         Offices)

                                 ---------------

                          COPIES OF COMMUNICATIONS TO:

                              ANDREW E. BALOG, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                          TELEPHONE NO.: (305) 579-0500
                          FACSIMILE NO.: (305) 579-0717

                                 ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
        PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /




         THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

*The Co-Registrant named on the following page is the parent of the Registrant and the guarantor of the notes to be registered hereby.

================================================================================

                           CO-REGISTRANT INFORMATION

                                                                     (STATE OR OTHER
                                                                    JURISDICTION OF
 (EXACT NAME OF CO-REGISTRANT    (PRIMARY STANDARD INDUSTRIAL       INCORPORATION OR           (I.R.S. EMPLOYER
 AS SPECIFIED IN ITS CHARTER)       CLASSIFICATION NUMBER)           ORGANIZATION)             IDENTIFICATION NO.)
------------------------------- --------------------------------- ------------------------- --------------------------
        UbiquiTel Inc.                       4812                        Delaware                  23-3017909






         The address, including zip code and telephone number, including area code, of the Co-Registrant's principal executive offices is 1 Bala Plaza, Suite 402, Bala Cynwyd, Pennsylvania 19004, (610) 660-9510.

         The name, address, including zip code and telephone number, including area code, of the agent for service for the Co-Registrant is Donald
A. Harris, President and Chief Executive Officer of UbiquiTel Operating Company, 1 Bala Plaza, Suite 402, Bala Cynwyd, Pennsylvania 19004, (610) 660-9510.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 5, 2000

PROSPECTUS

                                  $300,000,000

                                [UBIQUITEL LOGO]

                                OFFER TO EXCHANGE
        ALL OUTSTANDING 14.0% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2010
                                       FOR
          REGISTERED 14.0% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2010

                              THE REGISTERED NOTES

         The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

         - The exchange offer will expire at 5:00 p.m., New York City time, on August 10, 2000, unless extended.

         - The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

         - You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

         - We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires.

         - We will issue the registered notes promptly after the exchange offer expires.

         - We believe that the exchange of outstanding notes will not be a taxable event for federal income tax purposes, but you should read "Certain U.S. Federal Tax Considerations" on page 153 for more information.

         -        We will not receive any proceeds from the exchange offer.

         - All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of one year after consummating the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any such resale.

         - No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

         BEFORE PARTICIPATING IN THE EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGISTERED NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      THE DATE OF THIS PROSPECTUS IS , 2000

                                 TABLE OF CONTENTS

                                                                                                              PAGE
Forward-Looking Statements........................................................................................1

Prospectus Summary................................................................................................2

Risk Factors.....................................................................................................16

Use of Proceeds..................................................................................................31

Capitalization...................................................................................................32

Unaudited Pro Forma Condensed Consolidated Financial Data........................................................33

Selected Historical Consolidated Financial and Operating Data....................................................41

Management's Discussion and Analysis of Financial Condition and Results of Operations............................43

Business.........................................................................................................52

The Sprint PCS Agreements........................................................................................73

Description of the Senior Credit Facility........................................................................84

Management.......................................................................................................86

Principal Stockholders...........................................................................................94

Certain Transactions.............................................................................................96

Regulation of the Wireless Telecommunications Industry..........................................................100

Description of Capital Stock....................................................................................104

The Exchange Offer..............................................................................................110

Description of the Registered Notes.............................................................................120

Certain U.S. Federal Tax Considerations.........................................................................153

Plan of Distribution............................................................................................159

Where You Can Find More Information.............................................................................159

Legal Matters...................................................................................................160

Experts.........................................................................................................160

Index to Consolidated Financial Statements......................................................................F-1

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

         -        estimates of current and future population for our markets;

         - forecasts of growth in the number of consumers using PCS services;

         - statements regarding our plans for and costs of the build-out of our PCS network;

         - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projection of when we will launch commercial PCS service and achieve break-even operating cash flow; and

         - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of some of these factors, see "Risk Factors" beginning on page 16. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION THAT WE BELIEVE IS ESPECIALLY IMPORTANT CONCERNING OUR BUSINESS AND THE EXCHANGE OFFER. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE OFFER.

         UNLESS INDICATED OTHERWISE, "UBIQUITEL," "WE," "US" AND "OUR" REFERS TO UBIQUITEL OPERATING COMPANY, AND ITS PARENT AND SUBSIDIARIES. "UBIQUITEL PARENT" REFERS ONLY TO OUR CORPORATE PARENT, UBIQUITEL INC. UBIQUITEL PARENT HAS NO OPERATIONS SEPARATE FROM ITS INVESTMENT IN UBIQUITEL OPERATING COMPANY, AND UBIQUITEL PARENT HAS FULLY AND UNCONDITIONALLY GUARANTEED THE OBLIGATIONS UNDER THE REGISTERED NOTES. ACCORDINGLY, WE HAVE PROVIDED OUR FINANCIAL INFORMATION IN THIS PROSPECTUS ON A CONSOLIDATED BASIS.

                                   WHO WE ARE

OVERVIEW

         We are the exclusive provider of Sprint PCS digital wireless personal communications services, generally known as PCS, to four midsize and smaller markets in the western and midwestern United States. Through our management agreement with Sprint PCS, we have the exclusive right to provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in our markets which include a total population of approximately
7.7 million residents. We are among 18 companies, which we believe are unrelated to each other and to Sprint PCS, that have entered into management agreements with Sprint PCS to provide Sprint PCS products and services in markets throughout the United States. Sprint PCS, together with its affiliates including us, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already covering more than 190 million residents in more than 330 metropolitan markets. However, Sprint PCS does not currently offer PCS services in every state in the United States.

         The majority of our network will cover portions of California, Nevada, Washington, Idaho, Montana, Utah, Indiana and Kentucky. We have commenced limited operations in one of our markets, which together with our recent acquisition of the Spokane, Washington market from Sprint PCS, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon completion of our build-out.

         We are a development stage company with very limited operations and revenues, significant losses and substantial future capital requirements. From our inception on September 29, 1999 through December 31, 1999, we incurred losses of approximately $2.0 million. On a pro forma basis, after giving effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data," loss available to common stockholders from our inception through December 31, 1999 would have been approximately $45.5 million and loss available to common stockholders would have been approximately $20.4 million for the three months ended March 31, 2000. We expect to continue to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base.

BUSINESS STRATEGY

         Our business strategy includes the following elements:

         -        Capitalize on affiliation with Sprint PCS;

         -        Capitalize on experienced management team;

         -        Execute optimal network build-out plan;

         - Utilize strategic third party relationships in our network build-out;

         - Implement effective operating structure with a focus on customer service; and

         -        Focus on midsize and smaller markets.

BACKGROUND

         UbiquiTel Operating Company was organized on November 9, 1999 as a limited liability company under the laws of Delaware and converted into a corporation under the laws of Delaware on March 16, 2000. UbiquiTel Parent was organized on September 29, 1999 as a corporation under the laws of Delaware. Each of our address and telephone number are 1 Bala Plaza, Suite 402, Cynwyd, Pennsylvania 19004, (610) 660-9510.

                             SUMMARY FINANCIAL DATA

                                 (In thousands)

UBIQUITEL

         The selected summary financial data presented below for the period from September 29, 1999 (inception) through December 31, 1999, are derived from the audited consolidated financial statements of UbiquiTel Inc. and subsidiaries. The selected summary financial data presented below as of and for the three-month period ended March 31, 2000 have been derived from unaudited consolidated financial statements of UbiquiTel Inc. and its subsidiaries, which have been prepared on the same basis as UbiquiTel Inc. and subsidiaries audited financial statements and, in the opinion of UbiquiTel, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results for the full year. The data set forth below should be read in conjunction with UbiquiTel Inc.'s consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                 FROM
                                                                             SEPTEMBER 29,          THREE MONTHS
                                                                            1999 (INCEPTION)             ENDED
                                                                          TO DECEMBER 31, 1999      MARCH 31, 2000
                                                                          --------------------      --------------
                                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues......................................................          $         --          $          69
Expenses:
  General and administrative expenses excluding non-cash
    compensation charges............................................                   554                    907
  Non-cash compensation expense for general and administrative
    matters.........................................................                 1,395                     --
  Amortization of deferred stock compensation expense granted to
    employees for general and administrative matters................                    --                    119
  Interest expense (income).........................................                    29                    (35)
                                                                          --------------------      --------------

Loss before extraordinary item......................................         $      (1,978)          $       (922)
                                                                          ====================      ==============

                                                                                                   AS OF
                                                                                               MARCH 31, 2000
                                                                                              ----------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
   Cash and cash equivalents.....................................................                 $33,729
   Total assets..................................................................                  52,363
   Long-term debt................................................................                   5,812
   Total stockholders' equity....................................................                  37,487

SPOKANE DISTRICT

         The selected summary financial data presented below for each of the three years in the period ended December 31, 1999 are derived from the audited financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P. through April 15, 2000), the predecessor of UbiquiTel Inc. and subsidiaries. The selected summary financial data presented below as of March 31, 2000 and for the three-month periods ended March 31, 1999 and March 31, 2000 have been derived from unaudited financial statements of the Spokane District, which have been prepared on the same basis as the Spokane District's audited financial statements and, in the opinion of Sprint Spectrum L.P.'s management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year. The data set forth below should be read in conjunction with the Spokane District's financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                 THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                         ----------------------------------     ----------------------
                                                            1997         1998        1999          1999         2000
                                                         ----------    ---------  ---------     --------     ---------
                                                                                                      (UNAUDITED)
                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................     $   1,246     $  3,280   $  5,625      $  1,136     $  1,574
Expenses:
   Costs of services and equipment..................         2,903        3,970      5,046           747          779
   Selling, general and administrative expense......         8,168        4,470      5,419           997        1,214
   Depreciation.....................................         2,968        3,112      3,471           828          931
                                                         ----------    ---------  ---------     --------     ---------
Expenses in excess of net revenues..................      $ 12,793     $  8,272   $  8,311      $  1,436     $  1,350
                                                         ----------    ---------  ---------     --------     ---------
                                                         ----------    ---------  ---------     --------     ---------

                                                                                                AS OF MARCH 31, 2000
                                                                                                --------------------
                                                                                                     (UNAUDITED)
                                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
     Total assets purchased...............................................................             $19,025

UBIQUITEL ON A PRO FORMA BASIS

         The unaudited selected summary pro forma financial data presented below for the period ended December 31, 1999 and the three months ended March 31, 2000, and as of March 31, 2000, gives effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data." The data set forth below should he read in conjunction with UbiquiTel Inc.'s and the Spokane District's financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this prospectus.

                                                                             YEAR ENDED            THREE MONTHS
                                                                            DECEMBER 31,              ENDED
                                                                                1999              MARCH 31, 2000
                                                                            ------------          --------------
                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
   Net revenues....................................................          $   5,625             $    1,643
   Operating loss..................................................            (11,059)                (2,507)
   Loss available to common stockholders...........................            (45,451)               (20,401)

OTHER DATA:
   Deficiency of earnings to fixed charges.........................          $ (45,451)            $  (22,124)

                                                                                       AS OF
                                                                                  MARCH 31, 2000
                                                                                  --------------
                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
   Cash and cash equivalents.......................................                   $ 295,736
   Total assets....................................................                     363,340
   Total liabilities and stockholders' equity......................                     363,340

                               THE EXCHANGE OFFER

         The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The term "registered notes" refers to the Registered 14.0% Senior Subordinated Discount Notes due 2010 being offered in the exchange offer. The term "outstanding notes" refers to our currently outstanding 14.0% Senior Subordinated Discount Notes due 2010 that are exchangeable for the registered notes. The term "indenture" refers to the indenture that applies to both the outstanding notes and the registered notes.

The Exchange Offer................. We are offering to exchange $1,000 principal amount of registered notes and integral
                                    multiples of $1,000 in excess thereof which
                                    have been registered under the Securities
                                    Act for each $1,000 principal amount of
                                    outstanding notes and integral multiples of
                                    $1,000 in excess thereof. We issued the
                                    outstanding notes on April 11, 2000 in a
                                    private offering. In order to be exchanged,
                                    an outstanding note must be properly
                                    tendered and accepted before expiration of
                                    the exchange offer. All outstanding notes
                                    that are validly tendered and not validly
                                    withdrawn will be exchanged. We will issue
                                    the registered notes promptly after the
                                    expiration of the exchange offer.

                                    As of the date of this prospectus, there is outstanding $300 million principal amount of outstanding notes. Outstanding notes may be tendered for exchange in whole or in part for minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement...... Simultaneously with the sale of the outstanding notes on April 11, 2000, we
                                    entered into a registration rights agreement
                                    under which we committed to conduct the
                                    exchange offer. You are entitled under the
                                    registration rights agreement to exchange
                                    your outstanding notes for registered notes
                                    with substantially identical terms. The
                                    exchange offer is intended to satisfy these
                                    rights. After the exchange offer is
                                    complete, except as set forth in the next
                                    paragraph, you will no longer be entitled to
                                    any exchange or registration rights with
                                    respect to your outstanding notes.

                                    The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule
                                    415 under the Securities Act for your
                                    benefit if:

                                    -        we are not permitted to consummate
                                             the exchange offer because the
                                             exchange offer is not permitted by
                                             applicable law or SEC policy;

                                       7

                                    -        you are ineligible to participate
                                             in the exchange offer and indicate
                                             that you wish to have your
                                             outstanding notes registered under
                                             the Securities Act; or

                                    -        you may not resell registered notes
                                             you have acquired in the exchange
                                             offer to the public without
                                             delivering a prospectus and this
                                             prospectus (including any amendment
                                             or supplement thereto) is not
                                             appropriate or available for
                                             resales by you.

Resales of the Registered Notes.... We believe that registered notes to be issued in the exchange offer in exchange for
                                    the outstanding notes may be offered for
                                    resale, resold and otherwise transferred by
                                    you without compliance with the registration
                                    and prospectus delivery provisions of the
                                    Securities Act if you meet the following
                                    conditions:

                                    (1)      the registered notes are acquired
                                             by you in the ordinary course of
                                             your business;

                                    (2)      you are not engaging in and do not
                                             intend to engage in a distribution
                                             of the registered notes;

                                    (3)      you do not have an arrangement or
                                             understanding with any person to
                                             participate in the distribution of
                                             the registered notes; and

                                    (4)      you are not an affiliate of ours,
                                             as that term is defined in Rule 405
                                             under the Securities Act.

                                    However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

                                    Each broker-dealer that receives registered notes for its own account in the exchange offer in exchange for outstanding notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not participate in the

                                       8

                                    exchange offer and must comply with the
                                    prospectus delivery requirements of the
                                    Securities Act in order to resell the
                                    outstanding notes.

Expiration Date.................... The exchange offer will expire at 5:00 p.m.,
                                    New York City time, on August 10, 2000,
                                    unless we decide to extend the exchange
                                    offer.

Withdrawal......................... You may withdraw the tender of your outstanding notes at any time prior to 5:00
                                    p.m., New York City time, on the expiration
                                    date.

Conditions to the Exchange Offer... The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer.

                                    If any of these conditions exist prior to the expiration date, we may take the following actions:

                                    -        refuse to accept any outstanding
                                             notes and return all previously
                                             tendered outstanding notes;

                                    -        extend the duration of the exchange
                                             offer; or

                                    -        waive such conditions to the extent
                                             permissible under applicable law.

Procedures for Tendering
   Outstanding Notes............... We issued the outstanding notes as global securities in fully registered form without
                                    coupons. Beneficial interests in the
                                    outstanding notes which are held by direct
                                    or indirect participants in The Depository
                                    Trust Company through certificateless
                                    depositary interests are shown on, and
                                    transfers of the outstanding notes can be
                                    made only through, records maintained in
                                    book-entry form by DTC with respect to its
                                    participants.

                                    If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to American Stock
                                    Transfer & Trust Company, as exchange agent, on or prior to the expiration of the exchange offer either:

                                       -     a written or facsimile copy of a
                                             properly completed and executed
                                             letter of transmittal and all other
                                             required documents to the address
                                             set forth on the cover page of the
                                             letter of transmittal; or

                                       9

                                       -     a computer-generated message
                                             transmitted by means of DTC's
                                             Automated Tender Offer Program
                                             system and forming a part of a
                                             confirmation of book-entry transfer
                                             in which you acknowledge and agree
                                             to be bound by the terms of the
                                             letter of transmittal.

                                    The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                       -     a timely confirmation of book-entry
                                             transfer of your outstanding notes
                                             into the exchange agent's account
                                             at DTC, in accordance with the
                                             procedure for book-entry transfers
                                             described in this prospectus under
                                             the heading "The Exchange
                                             Offer--Book-Entry Transfer," or

                                       -     the documents necessary for
                                             compliance with the guaranteed
                                             delivery procedures described
                                             below.

                                    A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's
                                    Automated Tender Offer Program system, you will represent to us that, among other things:

                                       (1)   the registered notes to be acquired
                                             by you in the exchange offer are
                                             being acquired in the ordinary
                                             course of your business;

                                       (2)   you do not have an arrangement or
                                             understanding with any person to
                                             participate in the distribution of
                                             the registered notes;

                                       (3)   you do not have an arrangement or
                                             understanding with any person to
                                             participate in the distribution of
                                             the registered notes; and

                                       (4)   you are not an affiliate of ours.

Procedures for Tendering
   Certificated Outstanding Notes.. If you are a holder of book-entry interests in the outstanding notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "The Exchange
                                    Offer--Procedures for Tendering--Book-Entry
                                    Interests." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated outstanding notes prior to the expiration of the exchange offer, you must tender your certificated outstanding notes in accordance with the

                                       10

                                    procedures described in this prospectus under
                                    the heading "The Exchange Offer-- Procedures
                                    for Tendering--Certificated Outstanding Notes."

Special Procedures for Beneficial
   Owners.......................... If you are the beneficial owner of outstanding notes and they are registered in
                                    the name of a broker, dealer, commercial
                                    bank, trust company or other nominee, and
                                    you wish to tender your outstanding notes,
                                    you should promptly contact the person in
                                    whose name your initial notes are registered
                                    and instruct that person to tender on your
                                    behalf. If you wish to tender on your own
                                    behalf, you must, prior to completing and
                                    executing the letter of transmittal and
                                    delivering your outstanding notes, either
                                    make appropriate arrangements to register
                                    ownership of the outstanding notes in your
                                    name or obtain a properly completed bond
                                    power from the person in whose name your
                                    outstanding notes are registered. The
                                    transfer of registered ownership may take
                                    considerable time and it may not be possible
                                    to complete prior to the expiration date.

Guaranteed Delivery Procedures..... If you wish to tender your outstanding notes and your outstanding notes are not
                                    immediately available or you cannot deliver
                                    your outstanding notes, the letter of
                                    transmittal or any other documents required
                                    by the letter of transmittal to the exchange
                                    agent, or you cannot complete the procedure
                                    for book-entry transfer, then prior to the
                                    expiration date you must tender your
                                    outstanding notes according to the
                                    guaranteed delivery procedures set forth in
                                    "The Exchange Offer--Procedures for
                                    Tendering--Guaranteed Delivery Procedures."

Acceptance of Outstanding Notes and
   Delivery of Registered Notes.... Except under the circumstances described above under "Conditions to the Exchange
                                    Offer," we will accept for exchange any and
                                    all outstanding notes which are properly
                                    tendered in the exchange offer before 5:00
                                    p.m., New York City time, on the expiration
                                    date. We will deliver the registered notes
                                    promptly following the expiration date. If
                                    we do not accept any of your outstanding
                                    notes for exchange we will return them to
                                    you as promptly as practicable after the
                                    expiration or termination of the exchange
                                    offer without any expense to you.

Interest and Accretion on the
   Registered Notes and the
   Outstanding Notes............... Cash interest will not be paid on the registered notes prior to April 15, 2005.
                                    Prior to that date, in lieu of cash
                                    interest, the registered notes will accrete
                                    in value at a rate of approximately 14.0%,
                                    per annum, compounded semi-annually. At that
                                    time, interest will begin to accrue and will
                                    be payable in cash semi-annually on April 15
                                    and October 15 of each year commencing on
                                    October

                                       11

                                    15, 2005. Interest will not be paid on
                                    outstanding notes that are tendered and
                                    accepted for exchange.

Exchange Agent..................... American Stock Transfer & Trust Company is
                                    serving as the exchange agent in connection
                                    with the exchange offer.

Use of Proceeds.................... We will not receive any cash proceeds from the issuance of the registered notes in the
                                    exchange offer.

Consequences of Failure to
   Exchange........................ Outstanding notes that are not tendered or that are tendered but not accepted will
                                    continue to be subject to the existing
                                    restrictions on transfer provided in the
                                    outstanding notes and in the indenture.

U.S. Federal Tax Considerations.... The exchange of the outstanding notes generally will not be a taxable exchange for
                                    federal income tax purposes.










                                       12

                          TERMS OF THE REGISTERED NOTES

Issuer............................. UbiquiTel Operating Company.

Registered Notes Offered........... $300,000,000 aggregate principal amount of
                                    Registered 14.0% Senior Subordinated
                                    Discount Notes due 2010. The registered
                                    notes will evidence the same debt as the
                                    outstanding notes and will be issued under,
                                    and entitled to the benefits of, the same
                                    indenture. The terms of the registered notes
                                    are the same as the terms of the outstanding
                                    notes in all material respects except that
                                    the registered notes:

                                           -    have been registered under the
                                                Securities Act;

                                           -    do not include rights to
                                                registration under the
                                                Securities Act; and

                                           -    do not contain transfer
                                                restrictions applicable to the
                                                outstanding notes.

Maturity Date...................... April 15, 2010.

Interest and Accretion............. The registered notes will accrete in value at a rate of 14.0% per annum until April 15,
                                    2005, compounded semi-annually. At that
                                    time, interest will begin to accrue and will
                                    be payable in cash semi-annually on April 15
                                    and October 15 of each year, commencing on
                                    October 15, 2005. The yield to maturity of
                                    the registered notes is 14.0% (computed on a
                                    semi-annual bond-equivalent basis)
                                    calculated from April 11, 2000.

Guarantees......................... Our obligations under the registered notes will be fully and unconditionally guaranteed
                                    by UbiquiTel Parent and all of UbiquiTel
                                    Operating Company's existing and future
                                    restricted subsidiaries, other than
                                    UbiquiTel Leasing Company, which was
                                    incorporated on March 17, 2000. The
                                    guarantees will be subordinate in right of
                                    payment to all existing and future senior
                                    indebtedness of the guarantors. The
                                    guarantees will rank equal in right of
                                    payment to other existing and future senior
                                    subordinated indebtedness of the guarantors
                                    and senior in right of payment to all of the
                                    existing and future obligations of the
                                    guarantors that are expressly subordinated
                                    in right of payment to the guarantees.

                                       13

Ranking............................ The registered notes will be our general unsecured obligations and will rank equally
                                    in right of payment to all of our existing
                                    and future senior subordinated indebtedness
                                    and senior in right of payment to existing
                                    and future obligations that are expressly
                                    subordinated in right of payment to the
                                    registered notes. The registered notes will
                                    rank junior to all existing and future
                                    Senior Indebtedness, as defined in the
                                    indenture governing the registered notes.

Optional Redemption................ We may redeem the registered notes at our option, in whole or in part, at any time on
                                    or after April 15, 2005 at the redemption
                                    prices set forth under the heading
                                    "Description of the Registered
                                    Notes--Optional Redemption," plus accrued
                                    and unpaid interest, if any, and liquidated
                                    damages, if any, thereon to the date of
                                    redemption.

                                    In addition, at any time prior to April 15, 2003, we may redeem up to 35% of the principal amount of the registered notes originally issued with the net cash proceeds of specified sales of common equity. In that case, the redemption price will be equal to 114% of the accreted value as of the date of redemption, plus liquidated damages, if any, thereon, to the redemption date. At least
                                    65% of the aggregate principal amount of the registered notes originally issued must remain outstanding following each such redemption.

Change in Control.................. Upon certain change of control events, we may be required to repurchase all or any
                                    part of the registered notes. The repurchase
                                    will be in cash at a price equal to 101% of
                                    the accreted value thereof (if the date of
                                    repurchase is prior to April 15, 2005) and
                                    101% of the aggregate principal amount
                                    thereof (if the date of repurchase is on or
                                    after April 15, 2005), plus accrued and
                                    unpaid interest and liquidated damages, if
                                    any, on the registered notes, to the date of
                                    repurchase.

                                    A change of control may be deemed to be a default under our credit facilities. For this and other reasons, we cannot assure that in the event of a change of control we would have sufficient funds to purchase all registered notes tendered.





                                       14

Certain Covenants.................. The indenture contains covenants that limit, among other things, our ability to:

                                    -        pay dividends, redeem capital stock
                                             and make other restricted payments
                                             or investments;

                                    -        incur additional indebtedness or
                                             issue preferred equity interests;

                                    -        incur any indebtedness that is
                                             subordinate in right of payment to
                                             our Senior Indebtedness and senior
                                             in any respect to the registered
                                             notes;

                                    -        merge, consolidate or sell our
                                             assets;

                                    -        create liens on assets; and

                                    -        enter into transactions with
                                             affiliates or related persons.

                                    All of these limitations are subject to a number of important qualifications described under the headings "Description of the Registered Notes--Selected
                                    Covenants--Merger, Consolidation or Sale of
                                    Assets."


                                  RISK FACTORS

         We urge you to read carefully the risk factors beginning on page 16 for a discussion of factors you should consider before exchanging your outstanding notes for registered notes.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER. THE CAUTIONARY STATEMENTS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE HEREIN. UNLESS INDICATED OTHERWISE, THE OUTSTANDING NOTES AND THE REGISTERED NOTES ARE COLLECTIVELY REFERRED TO AS THE "NOTES" IN THE FOLLOWING RISK FACTORS.

RISKS PARTICULAR TO OUR RELATIONSHIP WITH SPRINT PCS

IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR PCS NETWORK BY THE DATES DESCRIBED
   IN OUR MANAGEMENT AGREEMENT, SPRINT MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

         Our agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames. We may amend our agreements with Sprint PCS in the future to expand our network coverage. A failure to meet our build-out requirements for any one of our individual markets would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel Parent's stockholders and for a price equal to 72% of our entire business value. Our entire business value includes the value of our right to use the spectrum licenses in our markets, our business operations and other assets. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--Management Agreement--Rights on Termination."

WE MAY ENCOUNTER DIFFICULTIES IN COMPLETING THE BUILD-OUT OF OUR NETWORK, WHICH
   COULD INCREASE COSTS AND DELAY COMPLETION OF OUR BUILD-OUT

         As part of our build-out, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. Some of the radio communications sites are likely to require us to obtain zoning variances or other local governmental or third party approvals or permits. Additionally, we must retain rights to a sufficient number of tower sites, which requires us to obtain local regulatory approvals. The local governmental authorities in various locations in our markets have, at times, placed moratoriums on the construction of additional towers and radio communications sites. We may also have to make changes to our radio base station network design as a result of difficulties in the site acquisition process. Additionally, the Federal Communications Commission requires that our PCS network must not interfere with the operations of microwave radio systems, and Sprint PCS may be required to relocate incumbent microwave operations to enable us to complete our build-out. Any failure to construct our portion of the Sprint PCS network on a timely basis may affect our ability to provide services in our markets on a schedule consistent with our current business plan, limit our network capacity or reduce the number of new Sprint PCS subscribers. Any significant delays could have a material adverse effect on our business.

IF WE FAIL TO MEET THE TECHNICAL STANDARDS DESCRIBED IN OUR MANAGEMENT
   AGREEMENT, SPRINT MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

         Our agreements with Sprint PCS require us to build our PCS network in accordance with Sprint PCS' technical requirements. Sprint PCS can, at any time with at least 30 days' prior notice to us, adjust the technical requirements for the network. A failure to meet these technical requirements would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel Parent's stockholders and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--The
Management Agreement--Rights on Termination."

THE TERMINATION OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS OR SPRINT PCS'
   FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS AND, IF OUR MANAGEMENT AGREEMENT IS TERMINATED, SPRINT PCS MAY PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL

         Since we do not own any licenses to operate a wireless network, our ability to offer Sprint PCS products and services and our PCS network's operation are dependent on our agreements with Sprint PCS not being terminated. Our agreements with Sprint PCS can be terminated for breach of any material terms. We are also dependent on Sprint PCS' ability to perform its obligations under our agreements. The termination of our management agreement with Sprint PCS, or the failure of Sprint PCS to perform its obligations under our management agreement, would severely restrict our ability to conduct our business. If our management agreement is terminated, we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel Parent's stockholders and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--The Management Agreement--Rights on Termination."

WE MAY NOT RECEIVE AS MUCH SPRINT PCS TRAVEL REVENUE AS WE ANTICIPATE BECAUSE
   SPRINT PCS CAN CHANGE THE RATE WE RECEIVE OR FEWER PEOPLE MAY TRAVEL ON OUR NETWORK

         We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our markets uses the Sprint PCS network in our markets, which we refer to as travel revenue. Similarly, we pay a fee to Sprint PCS for every minute that a Sprint PCS subscriber based in our markets uses the Sprint PCS network outside our markets, which we refer to as travel fees. We anticipate that travel revenue will represent approximately 10% of our projected revenue in 2000, and will continue to represent a substantial portion of our revenue in the future. Under our agreements with Sprint PCS, in October 2000, Sprint PCS can change the current fee we receive or pay for each Sprint PCS travel minute. The unilateral change by Sprint PCS in the travel revenue we are paid could substantially decrease our revenues and net income. In addition, Sprint PCS customers from our markets may spend more time in other Sprint PCS coverage areas than we anticipate and Sprint PCS customers from outside our markets may spend less time in our markets or may use our services less than we anticipate, which will reduce our travel revenue. As a result, we may receive less Sprint PCS travel revenue than we anticipate or we may have to pay more Sprint PCS travel fees than the travel revenue we collect. For more information, see "Business--Travel and Roaming."

THE INABILITY TO USE SPRINT PCS' SUPPORT SERVICES COULD DISRUPT OUR BUSINESS AND
   INCREASE OUR OPERATING COSTS

         We rely on Sprint PCS' internal support systems, including customer care, customer activation, billing and other administrative support. Our operations could be disrupted if Sprint PCS is unable to maintain and expand these office services, or to efficiently outsource those services and systems through third party vendors.

         The rapid expansion of Sprint PCS' business is expected to require that Sprint PCS continue to enhance its internal support systems. Sprint PCS' ability to provide adequate capacity for billing and other systems is dependent on a number of factors, including forecasts of customer growth, customer usage pattern and software releases from third-party vendors. We cannot assure that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS' internal support systems could cause:

         -        delays or problems in our own operations or service;

         - delays or difficulty in gaining access to customer and financial information;

         -        a loss of Sprint PCS customers; and

         -        an increase in the costs of those services.

         Our services agreement with Sprint PCS provides that, upon nine months' prior written notice, Sprint PCS may terminate any service that we purchase from Sprint PCS. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative or increases the amount it charges us for these services, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted.

IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK,
   WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS

         Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its affiliates. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into, and anticipates entering into, management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors which could adversely affect our ability to attract and retain customers.

OUR ROAMING ARRANGEMENTS MAY NOT BE COMPETITIVE WITH OTHER WIRELESS SERVICE
   PROVIDERS, WHICH MAY RESTRICT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS

         We rely on roaming arrangements with other wireless service providers for coverage in some areas. Some risks related to these arrangements are as follows:

         - the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

         - the price of a roaming call may not be competitive with prices of other wireless companies for roaming calls;

         - customers may have to use a more expensive dual-band/dual-mode handset with diminished standby and talk time capacities;

         - customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network; and

         - Sprint PCS customers may not be able to use Sprint PCS' advanced features, such as voicemail notification, while roaming.

         If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and our Sprint PCS services will be less attractive to new customers.

SPRINT PCS MAY MAKE BUSINESS DECISIONS THAT WOULD NOT BE IN OUR BEST INTEREST

         Under our management agreement, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us and Sprint PCS may arise, and because Sprint PCS owes us no duties except as set forth in the management agreement, these conflicts may not be resolved in our favor. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

         - Sprint PCS prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

         - Sprint PCS could change the per minute rate for Sprint PCS travel revenue it must pay to us, the per minute charge we must pay to Sprint PCS for travel fees, and the costs for Sprint PCS to perform support services;

         - we must obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment, which consent could be withheld;

         - Sprint PCS may alter its network and technical requirements, which could result in increased equipment and build-out costs;

         - Sprint PCS may request that we build-out additional areas within our markets, which if undertaken, could result in less return on investment or a reduction of our license population if we decline to build the requested area;

         - if Sprint PCS terminates our management agreement because we fail to meet the build-out of our network or the technical standards as required under our management agreement, Sprint PCS may force us to sell our operating assets at a discount to market value without further approval of UbiquiTel Parent's stockholders, which may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business; and

         - Sprint or Sprint PCS could make other business decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

PROVISIONS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS MAY DIMINISH OUR VALUE
   AND RESTRICT THE SALE OF OUR BUSINESS

         Under certain circumstances and without further approval of UbiquiTel Parent's stockholders, Sprint PCS may purchase our operating assets or capital stock for a percentage of our "entire business value," which includes the value of the spectrum licenses, business operations and other assets more fully described in "The Sprint PCS Agreements--The Management Agreement--Rights on Termination." In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreement with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreement with Sprint PCS may limit our ability to sell the business, may reduce the value a buyer would be willing to pay for our business and may operate to reduce our entire business value.

IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, OUR
   MANAGEMENT AGREEMENT WITH SPRINT PCS MAY BE TERMINATED

         Sprint PCS, not us, owns the licenses necessary to provide wireless services in our markets. The Federal Communications Commission requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers like us. If the Federal Communications Commission were to determine that our management agreement with Sprint PCS needs to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreement to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreement, it may be terminated. If the agreement is terminated, we would no longer be a part of the Sprint PCS network and it would be extremely difficult to conduct our business.

THE FEDERAL COMMUNICATIONS COMMISSION MAY NOT RENEW THE SPRINT PCS LICENSES,
   WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES

         We do not own any licenses to operate wireless networks. We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation. Sprint PCS' licenses in our markets will expire in 2004 through 2007, but may be renewed for additional 10-year terms. The Federal Communications Commission has adopted specific standards that apply to wireless personal communications services license renewals which, in the event of a comparative proceeding with competing applications, includes the award of a renewal expectancy to Sprint PCS upon its showing of "substantial service" during the past license term. Any failure by Sprint PCS or us to comply with these standards could cause nonrenewal of the Sprint PCS licenses for our markets. Additionally, if Sprint PCS does not demonstrate to the Federal Communications Commission that Sprint PCS has met the 5-year and 10-year construction requirements for each of its wireless personal communications services licenses, it can lose the affected licenses and be ineligible to regain them.

WE RELY ON THE USE OF THE SPRINT PCS BRAND NAME AND LOGO TO MARKET OUR SERVICES,
   AND A LOSS OF USE OF THIS BRAND AND LOGO OR A DECREASE IN THE MARKET VALUE OF THIS BRAND AND LOGO WOULD HINDER OUR ABILITY TO MARKET OUR PRODUCTS

         The Sprint PCS brand and logo is highly recognizable. If we lose our rights to use the Sprint PCS brand and logo under our trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint PCS. If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition. See "The Sprint PCS Agreements--The Trademark and Service Mark License Agreements."

OUR RELATIONSHIP WITH SPRINT PCS OR ITS SUCCESSOR MAY BE ADVERSELY AFFECTED BY
   THE PROPOSED MERGER OF SPRINT AND MCI WORLDCOM, WHICH COULD RESTRICT OUR ABILITY TO OPERATE SUCCESSFULLY

         Sprint and MCI WorldCom have announced that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. Although the companies have approved the merger, the completion of the merger is still subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state governmental bodies and foreign antitrust authorities. If the merger is completed, the results of the merger may alter the nature of our relationship with Sprint PCS, which could restrict our ability to operate successfully. Also, any negative impact on Sprint as a result of the merger could have a negative impact on us as a Sprint PCS affiliate.

IF SPRINT PCS DOES NOT RENEW OUR MANAGEMENT AGREEMENT, OUR ABILITY TO CONDUCT
   OUR BUSINESS WOULD BE SEVERELY RESTRICTED

         Our management agreement with Sprint PCS is not perpetual. Sprint PCS can choose not to renew the agreement at the expiration of the 20-year initial term or any ten-year renewal term. Our agreement with Sprint PCS terminates in all events in 50 years. If Sprint PCS decides not to renew the management agreement or terminates it in accordance with its terms, we would no longer be a part of the Sprint PCS network and it would severely restrict our ability to conduct our business.

OTHER RISKS PARTICULAR TO US

WE MAY HAVE A CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF
   SECTION 5 OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH UBIQUITEL PARENT'S INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

         On or about May 17, 2000, UbiquiTel established a website with three hyperlinks to an independent unaffiliated website that included specific articles regarding UbiquiTel and UbiquiTel Parent's initial public offering of its common stock. One of the hyperlinks accessed the prospectus summary contained in the prospectus forming a part of the registration statement relating to UbiquiTel Parent's initial public offering, while each of the other hyperlinks accessed a press release regarding UbiquiTel Parent's initial public offering. The hyperlinks were

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

operational for only nine days, and were disabled on May 26, 2000. The information contained on one or more of the hyperlinks may have constituted a prospectus that did not meet the requirements of the Securities Act, in which case the existence of any of the hyperlinks may have caused UbiquiTel Parent to violate Section 5 of the Securities Act. If the existence of any of the hyperlinks caused a violation of Section 5 of the Securities Act, we believe that only purchasers in UbiquiTel Parent's initial public offering, which was completed on June 12, 2000, who read the information contained in the hyperlinks would have the right, for a period of one year from the date of their purchase of UbiquiTel Parent's common stock, to bring an action for rescission or for damages resulting from their purchase of common stock. We cannot assure you, however, that if such violation occurred this right would be limited to those purchasers. We do not believe that the existence of any of the hyperlinks caused a violation of Section 5, and if any such claim were asserted, we would contest the matter vigorously. Accordingly, we do not believe that our exposure, if any, resulting from the existence of any of these hyperlinks would be material to our results of operations or financial condition.

WE HAVE A LIMITED OPERATING HISTORY AND IF WE DO NOT SUCCESSFULLY MANAGE OUR
   ANTICIPATED RAPID GROWTH, WE MAY NOT BE ABLE TO COMPLETE OUR ENTIRE PCS NETWORK BY OUR TARGET DATE, IF AT ALL

         As of the date of this prospectus, we have commenced limited operations. Our performance as a PCS provider will depend on our ability to manage successfully the network build-out process, implement operational and administrative systems, expand our base of employees, and train and manage our employees, including engineering, marketing and sales personnel. We will require expenditures of significant funds for the development, construction, testing and deployment of our PCS network before expanding commercial PCS operations. These activities are expected to place significant demands on our managerial, operational and financial resources.

         The management of our anticipated growth will require, among other things:

         - continued development of our operational and administrative systems;

         -        stringent control of costs of network build-out;

         - integration of our network infrastructure with the rest of the Sprint PCS network;

         -        increased marketing activities;

         - the ability to attract and retain qualified management, technical and sales personnel; and

         -        the training of new personnel.

         Failure to successfully manage our expected rapid growth and development could impair our ability to achieve profitability and expand the coverage in our markets.

WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO BUILD-OUT OUR PORTION OF
   THE SPRINT PCS NETWORK; AND IF WE FAIL TO OBTAIN REQUIRED ADDITIONAL CAPITAL, WE MAY NOT HAVE SUFFICIENT FUNDS TO COMPLETE OUR BUILD-OUT IN ACCORDANCE WITH THE TERMS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS AND SPRINT PCS MAY TERMINATE OUR MANAGEMENT AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL

         The build-out of our portion of the Sprint PCS network will require substantial capital. Additional funds could be required for a variety of reasons, including unanticipated expenses or operating losses. Additional funds may not be available. Even if those funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us or within limitations permitted by the covenants under our senior credit facility or the covenants under the indenture that governs the notes. Failure to obtain additional funds, should the need for them develop, could result in the delay or abandonment of our development and expansion plans. If we do not have sufficient funds to complete our build-out, we may be in breach of our management agreement with Sprint PCS and under our debt agreements. If Sprint PCS terminates our management agreement as result of this breach, we may be required to sell our operating assets to Sprint PCS at a discount to market value without further approval of UbiquiTel Parent's stockholders. The provisions in our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.

BECAUSE WE DEPEND HEAVILY ON OUTSOURCING, THE INABILITY OF THIRD PARTIES TO
   FULFILL THEIR CONTRACTUAL OBLIGATIONS TO US MAY DISRUPT OUR SERVICES OR THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK

         Because we outsource portions of our business, we depend heavily on third-party vendors, suppliers, consultants, contractors and local telephone companies. We have retained those persons to:

         -        design and engineer our systems;

         - construct radio communications sites, network control centers and towers;

         -        lease radio communications sites;

         -        install transmission lines; and

         - deploy our wireless personal communications services network systems.

         We lease a portion of the radio communications sites for our wireless systems through master lease agreements with communication site management companies such as SpectraSite. SpectraSite, in turn, has separate leasing arrangements with each of the owners of the sites. If SpectraSite or other similar firms were to become insolvent or were to breach those arrangements, we may lose access to those radio communications sites and experience extended service interruption in the areas serviced by those sites. We have retained LCC International and other consultants and contractors to assist in the design and engineering of our systems, construct radio communications sites, network control centers and towers, lease radio communications sites and deploy our PCS network systems and we will be significantly dependent upon them in order to fulfill our build-out obligations. The failure by any of our vendors, suppliers, consultants, contractors or local telephone companies to fulfill their contractual obligations to us could materially delay construction and adversely affect the operations of our portion of the Sprint PCS network.

WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY
   RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT

         In April 2000, we issued 300,000 units consisting of the outstanding notes and warrants to purchase 3,579,000 shares of UbiquiTel Parent's common stock, which yielded gross proceeds to us of $152.3 million. In March 2000, we signed a $250.0 million senior credit facility, and made borrowings of $75.0 million under the credit facility in April 2000. As a result, we have a substantial amount of long-term debt. See "Description of the Senior Credit Facility" and "Description of the Registered Notes."

         The substantial amount of our debt will have a number of important consequences for our operations, including the following:

         - we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

         - we may not have sufficient funds to pay interest on, and principal of, our debt;

         - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

         - some of our debt, including borrowings under our senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates;

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

         - due to the liens on substantially all of our assets and the assets of our subsidiaries that secure our debt, lenders may control our assets or subsidiaries upon a default; and

         - we may be more highly leveraged than some of our competitors, which may put us at a competitive disadvantage.

         Our ability to make payments on our debt depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The senior credit facility and the indenture that governs the notes limit our ability to take several of these actions. Under our current business plan, we expect to incur substantial debt before achieving break-even cash flow.

WE MAY NOT RECEIVE THE FUNDS UNDER OUR SENIOR CREDIT FACILITY, WHICH COULD
   PREVENT US FROM MEETING OUR NETWORK BUILD-OUT OBLIGATIONS UNDER OUR AGREEMENTS WITH SPRINT PCS

         We signed our $250.0 million senior credit facility in March 2000. Concurrently with our sale of the outstanding notes, we borrowed $75.0 million of term loans under the credit facility, which were funded into an escrow account. The escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, the escrow funds will not be released until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of the outstanding notes and from UbiquiTel Parent's initial public offering of its common stock to pay fees and expenses in connection with those offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75.0 million have been satisfied. Accordingly, there can be no assurance that we will receive the proceeds from the senior credit facility. If we fail to receive these funds, we may not be able to meet our network build-out obligations under our agreements with Sprint PCS.

IF WE DEFAULT UNDER OUR SENIOR CREDIT FACILITY, OUR LENDER MAY DECLARE OUR DEBT
   IMMEDIATELY DUE AND PAYABLE AND SPRINT PCS MAY FORCE US TO SELL OUR ASSETS WITHOUT STOCKHOLDER APPROVAL

         Our $250.0 million senior credit facility requires that we comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or we default on our obligations under our senior credit facility, our lender may accelerate the maturity of our debt. If our lender accelerates our debt, Sprint PCS has the option to purchase our operating assets at a discount to market value and assume our obligations under the senior credit facility, without further approval of UbiquiTel Parent's stockholders. If Sprint PCS does not exercise this option, our lender may sell our assets to third parties without approval of UbiquiTel Parent's stockholders. If Sprint PCS provides notice to our lender that we are in breach of our management agreement with Sprint PCS and, as a result, our obligations under the credit agreement are accelerated and Sprint PCS does not elect to operate our business, our lender may designate a third party to operate our business without the approval of UbiquiTel Parent's stockholders.

OUR INDEBTEDNESS PLACES RESTRICTIONS ON US WHICH MAY LIMIT OUR OPERATING
   FLEXIBILITY AND OUR ABILITY TO PAY DIVIDENDS

         The indenture that governs the notes and the credit agreement that governs our senior credit facility impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

         -        designated types of mergers or consolidations;

         - paying dividends or other distributions to UbiquiTel Parent's stockholders;

         -        making investments;

         -        selling assets;

         -        repurchasing UbiquiTel Parent's common stock;

         -        changing lines of business;

         -        borrowing additional money; and

         -        entering into transactions with affiliates.

         These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO THE SIGNIFICANT COMPETITION IN THE
   WIRELESS COMMUNICATIONS SERVICES INDUSTRY OR KEEP PACE WITH OUR COMPETITORS IN THE INTRODUCTION OF NEW PRODUCTS, SERVICES AND EQUIPMENT, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT NEW CUSTOMERS

         Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors in the introduction of new products, services and equipment. Additionally, we expect that existing cellular providers will upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we intend to offer. These wireless providers require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract customers away from us.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS
   WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS

         We will compete in some of our markets with more than three wireless providers, some of which have an infrastructure in place and have been operational for a number of years. Some of our competitors:

         (1) have substantially greater financial, technological, marketing and sales and distribution resources than us;

         (2) have more extensive coverage in specific areas of our markets and have broader regional coverage than us; and

         (3) may market other services, such as traditional telephone service, cable television access and access to the Internet, with their wireless communications services.

         We may be unable to compete successfully with these larger competitors who have substantially greater resources or who offer more services than we do to a larger subscriber base, which could result in a reduction in new subscribers.

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

WE MAY NOT BE ABLE TO RESPOND TO THE RECENT TREND IN THE CONSOLIDATION OF THE
   WIRELESS COMMUNICATIONS INDUSTRY, OR COMPETE WITH POTENTIAL ACQUIRORS FOR ACQUISITIONS, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS, DECLINE IN PRICES FOR OUR PRODUCTS AND SERVICES

         There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. Several large competitors already exist, such as AT&T Wireless with over 12 million subscribers and the recent partnership of Bell Atlantic-GTE and Vodafone AirTouch with over 19 million subscribers. We may not be able to respond to pricing pressures that may result from a consolidation in our industry, which could result in a reduction of new subscribers and cause market prices for our products and services to decline in the future. Also, if we expand our operations through acquisitions, we will compete with other potential acquirors, some of which may have greater financial or operational resources than us.

WE MAY HAVE DIFFICULTY IN OBTAINING HANDSETS AND EQUIPMENT, WHICH ARE IN SHORT
   SUPPLY, WHICH COULD CAUSE DELAYS AND INCREASED COSTS IN THE BUILD-OUT OF OUR NETWORK

         We currently purchase all handsets and equipment through Sprint PCS. The demand for the equipment we require to construct our portion of the Sprint PCS network is considerable, and manufacturers of this equipment have substantial order backlogs. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply or products among the manufacturers' numerous customers. If Sprint PCS modifies its handset logistics and delivery plan or if we are not able to continue to rely on Sprint PCS' relationships with suppliers and vendors, some of which provide us with vendor discounts on equipment, we could have difficulty obtaining specific types of handsets and equipment in a timely manner and our equipment costs could increase. As a result, we could suffer delays in the build-out of our portion of the Sprint PCS network, disruptions in service and a reduction in subscribers.

THE TECHNOLOGY WE USE HAS LIMITATIONS AND COULD BECOME OBSOLETE, WHICH WOULD
   REQUIRE US TO IMPLEMENT NEW TECHNOLOGY AT SUBSTANTIALLY INCREASED COSTS AND LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

         We intend to employ digital wireless communications technology selected by Sprint PCS for its nationwide network. Code division multiple access, known as CDMA, technology is a relatively new technology. CDMA may not provide the advantages expected by Sprint PCS. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn may require us to make changes at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost. We also expect to face competition from other existing communications technologies such as specialized mobile radio, known as SMR, and enhanced specialized mobile radio, known as ESMR, and domestic and global mobile satellite service. SMR and ESMR systems can provide services that may be competitive with those offered by PCS and are often less expensive to build than PCS systems. In addition, we expect that in the future providers of wireless communications services will compete more directly with providers of traditional telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller. See "Business--Technology."

OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS, WHICH COULD
   REDUCE THE AMOUNT OF OUR NEW SUBSCRIBER REVENUE

         PCS systems have a limited operating history in the United States. The extent of potential demand for PCS in our markets cannot be estimated with any degree of certainty. Our inability to establish and successfully market PCS services could have a material adverse effect on our financial condition and results of operations.

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

WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM
   OPERATING ACTIVITIES

         We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base. Our operating profitability will depend upon many factors, including, among others, our ability to market our services successfully, achieve our projected market penetration and manage customer turnover rates effectively. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements.

UNAUTHORIZED USE OF OUR PCS NETWORK COULD DISRUPT OUR BUSINESS

         We will likely incur costs associated with the unauthorized use of our PCS network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

SOME OF UBIQUITEL PARENT'S STOCKHOLDERS HAVE OTHER INVESTMENTS IN
   TELECOMMUNICATIONS BUSINESSES, WHICH MAY RESULT IN A CONFLICT OF INTEREST WITH US

         Some of UbiquiTel Parent's principal stockholders as well as some of our directors affiliated with these stockholders have investments in, or serve on boards of, other telecommunications businesses. As a result, conflicts of interest may arise from these investments and other directorships. Additionally, these stockholders may invest in other telecommunications businesses that compete with us. Our interests may conflict with the interests of these companies, and any conflicts may not be resolved in our favor

UBIQUITEL PARENT'S CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS
   THAT MAY DISCOURAGE A CHANGE OF CONTROL TRANSACTION

         Some provisions of UbiquiTel Parent's certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of us. For example, UbiquiTel Parent has a staggered board of directors, the members of which may only be removed for cause, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, UbiquiTel Parent's stockholders may not take actions by written consent and are limited in their ability to make proposals at stockholder meetings.

OUR PLAN OF COVERAGE FOR OUR MARKETS MAY BE INADEQUATE TO PROFITABLY OPERATE OUR
   BUSINESS

         Our projected build-out plan for our markets does not cover all areas of our markets. As a result, our plan may not adequately serve the needs of the potential customers in our markets or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our markets than we anticipate, which we may be unable to do profitably.

RISKS PARTICULAR TO OUR INDUSTRY

WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR
   COSTS OF OPERATIONS AND REDUCE OUR REVENUE

         Our strategy to reduce customer turnover may not be successful. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked calls, dropped calls, handset problems, non-use of phones, change of employment, the non-use of customer contracts, affordability, customer care concerns and other competitive factors. Price competition and other competitive factors could also cause increased customer turnover. A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by customers.

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

USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN A REDUCTION
   IN SUBSCRIBERS AND INCREASED EXPOSURE TO LITIGATION

         Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from portable telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber, reduced financing available to the mobile communications industry and increased exposure to potential litigation.

REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS
   OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES

         The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunication systems are regulated to varying degrees by the Federal Communications Commission, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact Sprint PCS' operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our relationship with Sprint PCS.

OUR BUSINESS IS SEASONAL AND WORSE THAN EXPECTED FOURTH QUARTER RESULTS MAY
   CAUSE OUR STOCK PRICE TO DROP AND SIGNIFICANTLY REDUCE OUR OVERALL RESULTS OF OPERATIONS

         The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The price of our common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth quarter for any reason, including the following:

         - our inability to match or beat pricing plans offered by competitors;

         - the failure to adequately promote Sprint PCS' products, services and pricing plans;

         - our inability to obtain an adequate supply or selection of handsets;

         -        a downturn in the economy of some or all of our markets; or

         -        a poor holiday shopping season.

         There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects and those of the industry, and the success of PCS and other competitive services, remain uncertain.

RISKS RELATING TO THE NOTES

BECAUSE THE NOTES ARE SUBORDINATED TO OTHER DEBT THAT ENCUMBERS OUR ASSETS, YOU
   MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

         If we become insolvent, we may not have sufficient assets to make payments on amounts due on any or all of the notes or the parental guarantee. The right to payment on the notes will be subordinated to all of our existing and future senior debt, including our $250.0 million senior credit facility. Similarly, each subsidiary guarantee of the notes will be subordinated to all existing and future senior debt of the applicable guarantor. If we become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, our or such guarantor's assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full. In addition, an event of a default under our senior debt may prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes.

BECAUSE THE NOTES AND GUARANTEE WILL BE UNSECURED, YOU MAY NOT BE FULLY REPAID
   UNDER THE NOTES OR GUARANTEE IF WE BECOME INSOLVENT

         Because the guarantee of the notes will be unsecured, if we become insolvent, you may be repaid only after our senior debt is satisfied. Our senior debt is secured by liens on substantially all of our assets and those of our current and any future subsidiaries. If we were to default on our senior debt, the lenders could foreclose on the collateral regardless of any default with respect to the notes. These assets would first be used to repay in full all amounts outstanding under our senior debt.

         Our agreements with Sprint PCS and the infrastructure equipment used in our network create the value of our assets. These asset are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in our agreement with Sprint PCS. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lender may not realize enough money to satisfy all senior debt.

THE GUARANTEE BY UBIQUITEL PARENT MAY HAVE LIMITED PRACTICAL VALUE

         UbiquiTel Parent will unconditionally guarantee, on a senior subordinated basis, all payments of principal, premium, if any, and liquidated damages, if any, on the notes. However, since at present UbiquiTel Parent's only significant asset is the capital stock of UbiquiTel Operating Company (and such asset has been pledged to the lenders under our $250.0 million senior credit facility), if we should he unable to meet our payment obligations with respect to the notes, it is unlikely that UbiquiTel Parent would be able to do so.

HOLDERS OF OUR SENIOR DEBT WILL CONTROL ENFORCEMENT OF THE PLEDGES OF ANY OF OUR
   SUBSIDIARIES' STOCK WHICH MAY AFFECT THE TRUSTEE'S ABILITY TO INDEPENDENTLY PURSUE REMEDIES ON BEHALF OF HOLDERS OF THE NOTES

         The holders of the senior debt are given the exclusive right to control all decisions relating to the enforcement of remedies under the senior debt pledge agreement with respect to the stock of our current and future subsidiaries. As a result, you will not be able to force a sale of the collateral securing the notes or otherwise independently pursue the remedies of a secured creditor under the pledge agreement securing the notes until the senior debt has been repaid in full. Our senior debtholders may have interests that are different from yours and our senior debtholders may elect not to pursue their remedies under the pledge agreement at a time when it would be advantageous for you to do so.

BECAUSE FEDERAL AND STATE STATUTES MAY ALLOW COURTS TO VOID THE GUARANTEE OF THE
   NOTES, YOU MAY NOT HAVE THE RIGHT TO RECEIVE ANY MONEY PURSUANT TO THE GUARANTEE

         Although the guarantee of the notes provides you with a direct claim against the assets of the guarantor, creditors of a bankrupt guarantor may challenge the guarantee. If a challenge to the guarantee were upheld, then the guarantee would be invalid and unenforceable, junior to all creditors, including trade creditors, of the guarantor.

         The creditors of a bankrupt guarantor could challenge the guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy law. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the notes. In addition, the guarantee could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our parent that provided the guarantee, the obligations of the guarantor were incurred for less than fair consideration.

OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR
   ABILITY TO PURSUE BORROWING OPPORTUNITIES

         The restrictions to be contained in the indenture governing the notes, and the restrictions contained in our senior debt, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions. Our senior debt also restricts our ability and the ability of our future subsidiaries to do the following:

         -        create liens;

         - make certain payments, including payments of dividends and distributions in respect of capital stock;

         -        consolidate, merge and sell assets;

         -        engage in certain transactions with affiliates; and

         -        fundamentally change our business.

In addition, our senior debt requires us to maintain certain ratios, including:

         -        leverage ratios;

         -        an interest coverage ratio; and

         -        a fixed charges ratio,

and to satisfy certain tests, including tests relating to:

         -        minimum covered population;

         - minimum number of subscribers to our services; and minimum annualized revenues.

         We may not satisfy the financial ratios and tests under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on the notes.

BECAUSE THE NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, YOU WILL HAVE
   TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH

         The notes have been issued at a substantial discount from their principal amount at maturity. Original issue discount, i.e., the difference between the stated redemption price at maturity of the notes, including all cash payments of principal and interest, and the issue price of the notes, will accrue from the issue date of the notes and will be included in your gross income for federal income tax purposes before you receive the cash payment of such interest. United States federal income tax law may postpone or limit our interest deduction for original issue discount. See "Certain U.S. Federal Tax Considerations."

IF THE ORIGINAL ISSUE DISCOUNT ON THE NOTES IS SUFFICIENTLY HIGH, WE MAY NOT BE
   ABLE TO DEDUCT A PORTION OF OUR BORROWING EXPENSE

         If the yield to maturity of the notes exceeds the sum of the relevant "applicable federal rate" published by the Internal Revenue Service for the month in which the notes are issued and 6%, and if the notes are "applicable high yield discount obligations" for federal income tax purposes, as described below under "Certain U.S. Federal Tax Considerations--U.S. Holders; Applicable High Yield Discount Obligations," the deduction otherwise available to us for original issue discount on the notes would be permanently disallowed to the extent the original issue discount is attributable to the yield to maturity of the notes in excess of the sum of the applicable federal rate and 6%.

THE BANKRUPTCY LAWS MAY REDUCE YOUR CLAIM IN THE EVENT OF OUR INSOLVENCY

         If a bankruptcy case were commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, your claim with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the United State Bankruptcy Code. Any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the United States Bankruptcy Code. To the extent that the United States Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

IF AN EVENT CONSTITUTING A CHANGE IN CONTROL OF US OCCURS, WE MAY BE UNABLE TO
   FULFILL OUR OBLIGATION TO PURCHASE YOUR NOTES

         Our senior debt prohibits us from purchasing any of the notes before their stated maturity. Under the indenture governing the notes, upon a change in control we will, subject to certain contractual limitations, be required to make an offer to repurchase all of the notes. In the event we become subject to a change in control at a time when we are prohibited from purchasing the notes, we may seek the consent of the holders of our senior debt to purchase the notes or attempt to refinance the debt that contains the prohibition. If we do not obtain a consent or repay the senior debt, our failure to purchase the tendered notes would constitute an event of default under the indenture, which would in turn result in a default under the senior debt. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the notes following the change in control.

THE REGISTERED NOTES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE
   VOLATILE, SO YOU MAY BE UNABLE TO SELL YOUR REGISTERED NOTES AT THE PRICE YOU DESIRE OR AT ALL

         We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time if at all or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been no public market for the outstanding notes. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the registered notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the registered notes at any time in their sole discretion. We do not intend to apply (and are not obligated to apply) for listing of the registered notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the registered notes. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

SOME PERSONS WHO PARTICIPATE IN THIS EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN
   CONNECTION WITH RESALES OF THE REGISTERED NOTES

         Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your registered notes under the Securities Act, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

         The following table shows the cash and cash equivalents position and our total capitalization as of March 31, 2000, and as adjusted to reflect:

         - our acquisition of the Spokane, Washington PCS network and related assets from Sprint PCS;

         - receipt of gross proceeds of $152.3 million from issuance of the outstanding notes and the issuance of related warrants;

         - receipt of gross proceeds of $100.0 million from UbiquiTel Parent's initial public offering;

         - initial borrowings of $75.0 million in term loans under our $250.0 million senior credit facility;

         - exercise of a warrant to purchase 4,978,150 shares of UbiquiTel Parent's common stock, which was issued in connection with our senior subordinated note;

         -        repayment of our senior subordinated note;

         - conversion of UbiquiTel Parent's preferred stock into common stock;

         -        cancellation of UbiquiTel Parent's non-voting common stock;

         - payments to preferred stockholders upon closing of UbiquiTel Parent's initial public offering; and

         - issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of UbiquiTel Parent's common stock and 136,758 shares of UbiquiTel Parent's common stock to UbiquiTel Parent's founding stockholders to maintain a specific percentage stock ownership in connection with the outstanding notes.

                                                                                     AS OF MARCH 31, 2000
                                                                                --------------------------------
                                                                                    ACTUAL        AS ADJUSTED
                                                                                -------------     --------------
                                                                                        (IN THOUSANDS)
                                                                                          (UNAUDITED)

Cash and cash equivalents.....................................................     $   33,729     $  220,736
Cash, restricted..............................................................            -           75,000(1)
                                                                                -------------     --------------
   Total cash and cash equivalents............................................     $   33,729     $  295,736
                                                                                =============     ==============
Long-term debt:
   Senior credit facility.....................................................     $        0     $   75,000(1)
   Senior subordinated debt...................................................          5,812(2)           0
   Senior subordinated discount notes.........................................              0        136,297(3)
                                                                                -------------     --------------
      Total long-term debt....................................................     $    5,812     $  211,297
Redeemable warrants...........................................................          2,758            570
Stockholders' equity:
   Convertible preferred stock................................................             19              -
   Non-voting common stock....................................................             16              -
   Voting common stock and additional paid-in capital.........................         51,314        162,604(4)
   Accumulated deficit........................................................        (13,862)       (17,437)
                                                                                -------------     --------------
      Total stockholders' equity..............................................         37,487        145,167
                                                                                -------------     --------------
      Total capitalization....................................................     $   46,057     $  357,034
                                                                                =============     ==============


---------------------

(1) This amount was funded into an escrow account and will not be released to us until specified conditions have been satisfied. See "Risk Factors-Other Risks Particular to Us."

(2) Actual reflects the $5.8 million of the senior subordinated note allocated to long-term debt.

(3) As adjusted reflects the $136.3 million of the $152.3 million of gross proceeds from the outstanding notes allocated to long-term debt.

(4) Of such amount, $16.3 million represents the value assigned to the warrants and $0.6 million represents the value assigned to the shares of preferred stock issued in connection with the outstanding notes.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         We derived unaudited pro forma condensed consolidated financial and operating data as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999 from our historical consolidated financial statements and from other financial data included elsewhere in this prospectus. Our financial results have been adjusted based on currently available information and assumptions that we believe are reasonable to give effect to the following transactions as if each transaction had occurred as of January 1, 1999 for the purpose of the pro forma statements of operations and as of March 31, 2000 for the purpose of the pro forma balance sheet:

         - our acquisition of the Spokane, Washington PCS network and related assets from Sprint PCS;

         - receipt of gross proceeds of $152.3 million from issuance of the outstanding notes and the issuance of related warrants;

         - receipt of gross proceeds of $100.0 million from UbiquiTel Parent's initial public offering;

         - initial borrowings of $75.0 million in term loans under our $250.0 million senior credit facility;

         - exercise of a warrant to purchase 4,978,150 shares of UbiquiTel Parent's common stock, which was issued in connection with our senior subordinated note;

         -        repayment of our senior subordinated note;

         - conversion of preferred stock into UbiquiTel Parent's common stock;

         -        cancellation of UbiquiTel Parent's non-voting common stock;

         - payments to preferred stockholders upon closing of UbiquiTel Parent's initial public offering; and

         - issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of UbiquiTel Parent's common stock and 136,758 shares of UbiquiTel Parent's common stock to founding stockholders to maintain a specified percentage stock ownership in connection with the outstanding notes.

         We provide the following unaudited pro forma condensed consolidated financial statements and related notes for informational purposes only. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations.

         The data shown below should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                        THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                              HISTORICAL    HISTORICAL       PRO FORMA          AS
                                              UBIQUITEL       SPOKANE      ADJUSTMENTS      ADJUSTED
                                              ----------    ----------     -----------     ---------
Net revenues............................      $      69      $   1,574       $   -         $   1,643
Costs of services and equipment.........              -            779           -               779
                                              ----------    ----------     -----------     ---------
Gross profit............................             69            795           -               864
Operating expenses:
   Selling, general and administrative
      excluding non-cash compensation
      charges...........................            907          1,214           -             2,121
   Amortization of deferred stock
      compensation expense granted to
      employees for general and
      administrative matters............            119              -           -               119
   Depreciation and amortization........              -            931         200(1)          1,131
                                              ----------    ----------     -----------     ---------
Operating loss..........................           (957)        (1,350)       (200)           (2,507)
   Interest income (expense), net.......             35              -      (8,698)(2)        (8,663)
                                              ----------    ----------     -----------     ---------
Loss before extraordinary item..........           (922)        (1,350)     (8,898)          (11,170)
Less:  preferred stock dividend.........         (9,231)             -           -            (9,231)
                                              ----------    ----------     -----------     ---------
Loss available to common stockholders...        (10,153)        (1,350)     (8,898)          (20,401)
Extraordinary item-write-off of deferred
   financing costs on early extinguishment
   of debt..............................         (1,723)             -           -            (1,723)
                                              ----------    ----------     -----------     ---------
Net loss available to common stockholders      $(11,876)       $(1,350)    $(8,898)         $(22,124)
                                              ==========    ==========     ===========     =========
Pro forma basic and diluted net loss per
   common share.........................         $(0.24)                                      $(0.35)
                                              ==========                                   =========
Pro forma weighted average common shares
   outstanding..........................         50,264                                       62,764
                                              ==========                                   =========
Other Data:
   Deficiency of earnings to fixed charges                                                   (22,124)(3)
                                                                                           =========


   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

         For the purpose of determining the pro forma effect of transactions described above on our consolidated statement of operations for the three months ended March 31, 2000, the following adjustments have been made:

(1) Represents the amortization of intangible asset recorded from the Spokane acquisition consisting of goodwill and customer lists in the amount of $15,975 over a period of 20 years which is the initial term of the Sprint PCS management agreement.

(2)      Represents additional interest expense based on the following:

         Accrued interest and prepayment premium on senior subordinated debt..................       $      80
         Interest expense on $75,000 drawdown from senior credit facility assuming an
            interest rate of 10%..............................................................           1,875
         Unused commitment fee of 1.375% on senior credit facility assuming only minimum
            drawdowns.........................................................................             601
         Amortization of deferred financing fees from senior credit facility over a period of
            8.5 years.........................................................................             209
         Amortization of deferred financing costs relating to the outstanding notes over
            10 years..........................................................................             203
         Interest expense on the outstanding notes............................................           5,330
         Amortization of the discount on the outstanding notes over 10 years..................             400
                                                                                                     ---------
                                                                                                     $   8,698
                                                                                                     =========


(3) Earnings were insufficient to cover fixed charges on a pro forma basis by $22,124. For purposes of computing a ratio of earnings to fixed charges, fixed charges consist of interest expense, amortization of expenses related to indebtedness and preferred dividends. Earnings consist of loss from continuing operations plus fixed charges.

         Excluded from the pro forma results of operations is a non-recurring charge of $2,188 for the remaining discount on the senior subordinated note upon the early extinguishment of the debt. This charge will be reflected as an extraordinary item in the 2000 financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                    PRO FORMA
                                           HISTORICAL   HISTORICAL     PRO FORMA        AS
                                           UBIQUITEL      SPOKANE     ADJUSTMENTS    ADJUSTED
                                           ----------    ---------     ---------    ---------
Net revenues............................     $   -        $  5,625     $   -          $ 5,625
Costs of services and equipment.........         -           5,046         -            5,046
                                           ----------    ---------     ---------    ---------
Gross profit............................         -             579         -              579
Operating expenses:
   Selling, general and administrative
      excluding non-cash compensation
      charges...........................          554        5,419         -            5,973
   Non-cash compensation for general
      and administrative matters........        1,395         -            -            1,395
   Depreciation and amortization........         -           3,471           799(1)     4,270
                                           ----------    ---------     ---------    ---------
Operating loss..........................       (1,949)      (8,311)         (799)     (11,059)
   Interest expense.....................           29         -           34,354(2)    34,383
                                           ----------    ---------     ---------    ---------
Net loss................................       (1,978)      (8,311)      (35,153)     (45,442)
Less: preferred stock dividends.........           (9)        -            -               (9)
                                           ----------    ---------     ---------    ---------
Loss available to common stockholders...      $(1,987)     $(8,311)     $(35,153)    $(45,451)
                                           ==========    =========     =========    =========
Pro forma basic and diluted loss per
   common share.........................       $(0.04)                                 $(0.72)
                                           ==========                               =========
Pro forma weighted average common
   shares outstanding...................       50,264                                  62,764
                                           ==========                               =========
Other Data:
   Deficiency of earnings to fixed
      charges                                                                         (45,451)(3)
                                                                                    =========


   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)


         For the purpose of determining the pro forma effect of transactions described above on our consolidated statement of operations for the year ended December 31, 1999, the following adjustments have been made:

(1) Represents the amortization of intangible asset recorded from the Spokane acquisition consisting of goodwill and customer lists in the amount of $15,975 over a period of 20 years for goodwill which is the initial term of the Sprint PCS management agreement and five years for customer lists which is based on management's expectation to build-out the Spokane market.

(2)      Represents additional interest expense based on the following:

        Accrued interest and prepayment premium on senior subordinated debt................        $       91
        Interest expense on $75,000 drawdown from senior credit facility assuming an
           interest rate of 10%............................................................             7,500
        Unused commitment fee of 1.375% on senior credit facility assuming only minimum
           drawdowns.......................................................................             2,200
        Amortization of deferred financing fees from senior credit facility over a period
           of 8.5 years....................................................................               835
        Amortization of deferred financing costs relating to the outstanding notes over
           10 years........................................................................               811
        Interest expense on the outstanding notes..........................................            21,319
        Amortization of the discount on the outstanding notes over 10 years................             1,598
                                                                                                   ----------
                                                                                                   $   34,354
                                                                                                   ==========


(3) Earnings were insufficient to cover fixed charges on a pro forma basis by $45,451. For purposes of computing a ratio of earnings to fixed charges, fixed charges consist of interest expense, amortization of expenses related to indebtedness and preferred dividends. Earnings consist of loss from continuing operations plus fixed charges.

         Excluded from the pro forma results of operations is a non-recurring charge of $2,188 for the remaining discount on the senior subordinated note upon the early extinguishment of the debt. This charge will be reflected as an extraordinary item in the 2000 financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         UBIQUITEL INC. AND SUBSIDIARIES
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                                                              PRO FORMA
                                                    HISTORICAL    HISTORICAL    PRO FORMA         AS
                                                     UBIQUITEL    SPOKANE(1)   ADJUSTMENTS     ADJUSTED
                                                    ----------    ----------   -----------    ----------
     ASSETS:
     Cash and cash equivalents...................    $   33,729   $        -   $  187,007(2)    $ 220,736
     Cash, restricted............................             -            -       75,000(3)       75,000
     Prepaid expenses and other assets...........         2,067           93         (937)          1,223
     Property and equipment......................         9,022       18,932            -          27,954
     Deferred financing costs, net...............         7,363            -       14,907(4)       22,270
     Intangible assets...........................             -            -       15,975(5)       15,975
     Other assets................................           182            -            -             182
                                                    -----------   ----------   ----------       ---------
           TOTAL ASSETS..........................    $   52,363   $   19,025   $  291,952       $ 363,340
                                                    ===========   ==========   ==========       =========
     LIABILITIES AND STOCKHOLDERS' EQUITY:
     Accounts payable and accrued expenses.......    $    6,306   $        -   $        -       $   6,306
     Senior credit facility......................             -            -       75,000(6)       75,000
     Senior subordinated debt....................         5,812            -       (5,812)(7)           -
     Senior subordinated discount notes..........             -            -      136,297(8)      136,297
     Redeemable warrants.........................         2,758            -       (2,188)(9)         570
     STOCKHOLDERS' EQUITY:
     Convertible preferred stock.................            19            -          (19)(10)          -
     Common stock and additional paid-in-capital.        51,330            -      111,274(11)     162,604
     Accumulated deficit.........................       (13,862)           -       (3,575)(12)    (17,437)
     Sprint Spectrum L.P.'s equity in assets to
        be sold..................................             -       19,025      (19,025)(13)          -
                                                    -----------   ----------   ----------       ---------
       TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY..................................    $   52,363   $   19,025   $  291,952       $ 363,340
                                                    ===========   ==========   ==========       =========


        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2000

                             (DOLLARS IN THOUSANDS)

         For the purpose of determining the pro forma effect of transactions described above on our consolidated balance sheet as of March 31, 2000 the following adjustments have been made:

(1) The historical balance sheet of the Spokane, Washington District does not reflect an amount for liabilities and stockholders' equity. The financial statements provided by the Spokane predecessor were abbreviated financial statements and identify only the assets to be sold. Sprint Spectrum L.P.'s equity in assets to be sold is an assumed amount. As indicated in Note 4 of the notes to the unaudited pro forma condensed consolidated balance sheet, the purchase price for the Spokane acquisition was approximately $35,000 and is reflected in the pro forma adjustments excluding this offering.

(2)      Represents the following adjustments to cash and cash equivalents:

   Proceeds from outstanding notes.......................................................         $   152,277
   Cash used to pay Spokane purchase price...............................................             (35,000)
   Cash used to pay origination fees and expenses for senior credit facility.............              (7,100)
   Cash used to pay fees and expenses for the outstanding notes..........................              (7,177)
   Cash used to pay prepayment premium on senior subordinated debt.......................                 (80)
   Cash used to retire outstanding senior subordinated debt..............................              (8,000)
   Proceeds of UbiquiTel Parent's initial public offering................................             100,000
   Cash used to pay estimated fees and expenses net of amounts prepaid...................              (6,913)
   Cash used for payments to preferred stockholders upon closing UbiquiTel Parent's
      initial public offering............................................................              (1,000)
                                                                                                 ------------
                                                                                                 $    187,007
                                                                                                 ============

(3) Represents the proceeds from the initial drawdown of $75,000 of the senior credit facility to be held in escrow until specific conditions have been satisfied as defined in the agreement.

(4)      Represents the adjustments to deferred financing fees as follows:

   Write-off of unamortized deferred financing fees related to senior subordinated debt....         $    (307)
   Estimated origination fees and expenses related to senior credit facility...............             7,100
   Expenses related to the outstanding notes...............................................             7,177
   Additional warrants issued in connection with the outstanding notes.....................               321
   Issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of UbiquiTel Parent's common stock to maintain a specific percentage stock
      ownership upon the issuance of the warrants related to the outstanding notes.........               616
                                                                                                 ------------
                                                                                                    $  14,907
                                                                                                 ============

(5) The preliminary allocation of the purchase price for the acquisition of the Spokane, Washington PCS network assets, which is based on our initial determination of relative values, is reflected as follows and is expected to be finalized in 2000:

                                                                                                  ALLOCATION
                                                                                                 ------------
  Prepaid expenses.....................................................................          $      93
  Property and equipment, net..........................................................             18,932
  Intangible assets including goodwill (20 year amortization) and customer lists
     (5 year amortization).............................................................             15,975
                                                                                                 ---------
                                                                                                   $35,000
                                                                                                 =========

         The amortization period of 20 years for goodwill is based on the initial term of the Sprint PCS management agreement. The amortization period of 5 years for customer lists is based on management's expectation to build out the Spokane market.

(6)      Represents initial drawdown of the senior credit facility of $75,000.

(7)      Represents retirement of senior subordinated debt.

(8) Represents value ascribed to the outstanding notes from the gross proceeds of $152,277. The remaining $15,980 was ascribed to the warrants and is reflected in stockholders' equity.

(9) Represents exercise of a warrant to purchase 4,978,150 shares of UbiquiTel Parent's common stock issued in connection with the senior subordinated debt.

(10) Represents conversion of convertible preferred stock to common stock in connection with UbiquiTel Parent's initial public offering.

(11)     Represents adjustments to stockholders' equity as follows:

   Proceeds of UbiquiTel Parent's initial public offering.................................        $   100,000
   Estimated fees and expenses of UbiquiTel Parent's initial public offering..............             (7,850)
   Conversion of preferred stock to common stock..........................................                 19
   Exercise of warrants issued in connection with senior subordinated debt...............               2,188
   Warrants issued with the outstanding notes............................................              15,980
   Additional warrants issued in connection with the outstanding notes...................                 321
   Issuance of shares of preferred stock to preferred stockholders convertible into
      77,002 shares of UbiquiTel Parent's common stock to maintain a specific percentage
      stock ownership in connection with the outstanding notes...........................                 616
                                                                                                 ------------
                                                                                                  $   111,274
                                                                                                 ============

(12)     Represents fees and expenses incurred as follows:

   Write-off of unamortized deferred financing fees related to the senior subordinated             $     (307)
     debt................................................................................
   Write-off of unamortized discount relating to senior subordinated debt.................             (2,188)
   Expenses relating to prepayment of senior subordinated debt............................                (80)
   Payments to preferred stockholders upon closing of UbiquiTel Parent's initial public
      offering............................................................................             (1,000)
                                                                                                 ------------
                                                                                                   $   (3,575)
                                                                                                 ============

(13) Represents the elimination of Sprint Spectrum L.P.'s assumed equity in assets to be sold.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

UBIQUITEL

         - In the table below, we provide you with selected historical consolidated financial and operating data for, the period from commencement of operations on September 29, 1999 to December 31, 1999, and balance sheet data as of December 31, 1999, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Inc. and subsidiaries included elsewhere in this prospectus; and

         - selected historical consolidated financial and operating data for the three months ended March 31, 2000 and balance sheet data as of March 31, 2000, which are derived from and should be read in conjunction with the unaudited consolidated financial statements of UbiquiTel Inc. and subsidiaries included elsewhere in this prospectus.

         In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                  PERIOD FROM        THREE MONTHS
                                                                              SEPTEMBER 29, 1999         ENDED
                                                                                (INCEPTION) TO      MARCH 31, 2000
                                                                              DECEMBER 31, 1999,      (UNAUDITED)
                                                                            -----------------------------------------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
         STATEMENT OF OPERATIONS DATA:
         Net revenues.....................................................        $         -         $        69
         Operating expenses:
            General and administrative expenses excluding non-cash                        554                 907
               compensation charges.......................................
            Non-cash compensation expense for general and administrative                1,395                   -
               matters....................................................
            Amortization of deferred stock compensation expense granted to
               employees for general and administrative matters...........                  -                 119
                                                                                 ------------         -----------
         Operating loss...................................................             (1,949)               (957)
            Interest expense (income).....................................                 29                 (35)
                                                                                 ------------         -----------
         Loss before extraordinary item...................................             (1,978)               (922)
            Extraordinary item-write-off of deferred financing costs on
               early extinguishment of debt...............................                  -              (1,723)
            Preferred stock dividends plus accretion......................                 (9)             (9,231)
                                                                                 ------------         -----------
         Net loss available to common stockholders........................        $    (1,987)        $   (11,876)
                                                                                 ============         ===========
            Pro forma basic and diluted net loss per share of common stock(1)     $     (0.04)        $     (0.24)
                                                                                 ============         ===========

         BALANCE SHEET DATA:

            Cash and cash equivalents.....................................        $    23,959         $    33,729
            Total assets..................................................             30,191              52,363
            Long-term debt................................................              5,812               5,812
            Total stockholders' equity....................................             15,478              37,487

(1) Basic and diluted net loss per share of UbiquiTel Parent's common stock is computed by dividing net loss by the weighted average number of common shares outstanding after giving effect to the conversion of preferred stock into common stock upon UbiquiTel Parent's initial public offering and the exercise of warrants to purchase 4,978,150 shares of its common stock which were issued in connection with the outstanding notes.

SPOKANE DISTRICT

         The selected financial data presented below under the caption "Statement of Operations Data" for each of the three years in the period ended December 31, 1999, and under the caption "Balance Sheet Data" as of December 31, 1999 and 1998, are derived from the condensed financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P. through April 15, 2000), the predecessor of UbiquiTel Inc. and subsidiaries. The selected financial data presented below as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 have been derived from unaudited condensed financial statements of the Spokane District which have been prepared on the same basis as the Spokane District's audited financial statements and, in the opinion of Sprint Spectrum L.P.'s management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year. The Spokane District did not launch operations until December 16, 1996. As a result, we have not presented financial data for 1996 because revenues were less than $10,000. The data set forth below should be read in conjunction with the Spokane District's financial statements and accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,              MARCH 31,
                                                     ----------------------------------   ------------------
                                                       1997        1998         1999        1999       2000
                                                     --------   ---------     ---------   --------   -------
                                                                                                 (UNAUDITED)
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Net revenues.....................................    $  1,246   $   3,280     $   5,625   $  1,136   $ 1,574
Expenses:
   Costs of services and equipment...............       2,903       3,970         5,046        747       779
   Selling, general and administrative expense...       8,168       4,470         5,419        997     1,214
   Depreciation..................................       2,968       3,112         3,471        828       931
                                                     --------   ---------     ---------   --------   -------
Expenses in excess of net revenues...............    $ 12,793   $   8,272     $   8,311   $  1,436   $ 1,350
                                                     ========   =========     =========   ========   =======

                                                             AS OF DECEMBER 31,
                                                              1998        1999          AS OF MARCH 31, 2000
                                                            --------    ---------       --------------------
                                                                                             (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
   Total assets purchased........................           $19,551      $19,784               $19,025

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus. We are a development stage company and intend to significantly expand our operations. Accordingly, we do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance.

OVERVIEW

         In October 1998, a limited liability company whose sole member was The Walter Group, entered into a management agreement with Sprint PCS whereby it became the Sprint PCS affiliate with the exclusive right to provide 100% digital, 100% PCS services under the Sprint and Sprint PCS brand names in the Reno/Tahoe market. The Walter Group is an international wireless telecommunications consulting and service company based in Seattle, Washington. The limited liability company subsequently changed its name to UbiquiTel L.L.C. During the period from October 1998 to October 1999, UbiquiTel L.L.C. attempted unsuccessfully to obtain financing for the build-out of the Reno/Tahoe market. In November 1999, UbiquiTel L.L.C. assigned the management and related agreements to us. UbiquiTel L.L.C. had no operations or financial transactions prior to the assignment of these agreements to us.

         In December 1999, we amended our management agreement with Sprint PCS to expand or markets to include a total of 7.7 million residents in the western and midwestern United States.

         In March 2000, we entered into a new $250.0 million senior credit facility.

         In April 2000, we completed a private sale of 300,000 units consisting of the outstanding notes and warrants to purchase, in the aggregate, 3,579,000 shares of UbiquiTel Parent's common stock after giving effect to a two-for-one stock split. We received gross proceeds of approximately $152.3 million from the sale of the units.

         In April 2000, we acquired Sprint PCS' Spokane, Washington PCS network and related assets for $35.0 million cash. We acquired switching equipment, transmitting and receiving equipment at 41 radio communications sites, ancillary equipment, prepaid expenses, goodwill and customer lists. We did not acquire any customer related assets or liabilities such as accounts receivable or accrued liabilities. The Spokane market did not launch operations until December 16, 1996, and had no significant revenues until 1997.

         In June 2000, we completed UbiquiTel Parent's initial public offering of 12,500,000 shares of its common stock. We received gross proceeds of $100.0 million from the initial public offering.

         We have currently commenced limited operations in one of our markets, which together with the Spokane, Washington market, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% by June 30, 2004 upon completion of our build-out. We anticipate that the net proceeds of UbiquiTel Parent's initial public offering of common stock, when combined with the proceeds from its sale of preferred stock and our sale of the outstanding notes and the availability of borrowings under our senior credit facility, will be adequate to fund our anticipated network build-out plan, anticipated capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003.

         We are a development stage company with very limited operations and revenues, significant losses and substantial capital requirements. From our inception on September 29, 1999 through December 31, 1999, we incurred losses of approximately $2.0 million. On a pro forma basis, after giving effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data," loss available to common stockholders from our inception through December 31, 1999 would have been approximately $45.5 million and loss available to common stockholders would have been approximately $20.4 million for the three months ended March 31, 2000. We expect to continue to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base.

         As a Sprint PCS affiliate, we do not own the licenses to operate our network and instead, we pay Sprint PCS for the use of its licenses. Under our management agreement with Sprint PCS, Sprint PCS is entitled to receive 8.0% of all collected revenue from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our network. We are responsible for building, owning and managing the portion of the Sprint PCS Network located in our markets under the Sprint and Sprint PCS brand names. We believe that our markets are important to Sprint PCS' strategy of providing PCS service nationwide. Sprint PCS paid approximately $90.0 million for the PCS licenses in our markets and will incur additional expenses for microwave clearing. However, Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into, and anticipates entering into, management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' network and, to a lesser extent, on the networks of its affiliates.

         Under our long-term management agreement with Sprint PCS, we expect to purchase our network and subscriber equipment under Sprint PCS' vendor contracts that reflect its volume discounts. In addition, we will have access to Sprint PCS' national marketing support and will be able to take advantage of Sprint PCS' retail distribution agreements with national retailers such as Circuit City, Kmart and OfficeMax and an exclusive PCS distribution agreement with RadioShack. We intend to offer national plans designed by Sprint PCS as well as specialized local plans tailored to our markets' demographics. As part of our marketing process, we may offer our handsets at a price less than our cost. We expect to continue to employ these discounts in an effort to grow our subscriber base. For the foreseeable future, we expect that the cost of handsets will exceed our handset revenues.

         As a Sprint PCS affiliate, we will purchase a full suite of support services from Sprint PCS. Initially, the charges for these services will be lower than if we provided these services ourselves. In addition, we expect that, by using these established services, our capital expenditures and demands on our management's time in connection with support services will be lower than if we developed and provided the services ourselves. We will have access to these services during the term of our Sprint PCS management agreement unless Sprint PCS provides us at least nine months advance notice of its intention to terminate any particular service. Because of the economic benefits to us, we will initially purchase: customer billing and collections; customer care; subscriber activation including credit verification; handset logistics; network operations control center monitoring; national platform interconnectivity; voice mail; directory assistance and operator services; long distance; and roaming clearinghouse services. If Sprint PCS terminates any of these services or increases the amount it charges us for any of these services, our operating costs may increase and our operations may be interrupted or restricted.

         In addition to the benefits and services provided through our agreement with Sprint PCS, we will also utilize the services of third parties such as Lucent Technologies, LCC International and SpectraSite Communications to successfully complete the build-out and support the operations of our network. As a result of this outsourcing, we are substantially dependent on Sprint PCS and the other third parties for the build-out and operation of our network. If we fail to complete the build-out on schedule or meet Sprint PCS' program requirements, we would be in breach of our management agreement with Sprint PCS that could result in its termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS at a discount to market value and without further stockholder approval.

         Sprint and MCI WorldCom announced on October 5, 1999 that they have agreed to merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department and various state government bodies and foreign antitrust authorities. Until the merger actually occurs, we will not know what effect it will have on Sprint's business. Any negative impact on Sprint could have a negative impact on us as a Sprint PCS affiliate.

RESULTS OF OPERATIONS

PROSPECTIVE INCOME STATEMENT

         REVENUES. We will derive our revenues from four general sources that are described in order of their significance:

         - Subscriber Revenue. Subscriber revenue consists of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan. Our customers' charges are dependent on their rate plans, based on the number of minutes included in their plan. We intend to use the Sprint PCS billing platform and rate plans which are designed to offer simple and understandable options. We have limited flexibility to change the pricing on these rate plans, and must obtain Sprint PCS' final approval. We expect subscriber revenue to constitute the majority of our revenues in the future. We do not earn revenue for the activation of new customers.

         - Sprint PCS Travel Revenue. Sprint PCS travel revenue is generated when a Sprint PCS subscriber based outside our markets uses our portion of the Sprint PCS network. We anticipate that travel revenue will represent a substantial portion of our future revenue. Under our agreements with Sprint PCS, in October 2000, Sprint PCS can change the current fee we receive for each Sprint PCS travel minute. The change by Sprint PCS in the travel revenue we are paid could substantially decrease our revenues.

         - Non-Sprint PCS Roaming Revenue. Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network. We must have roaming arrangements with other wireless providers in order to permit roaming for our subscribers and for the non-Sprint PCS subscribers.

         - Product Sales Revenue. Product sales revenue is generated from the sale of handsets and accessories. We record and retain 100% of the revenue from the sale of handsets and accessories, net of an allowance for returns, as product sales revenue.

         We recognize 100% of revenues from Sprint PCS' subscribers based in our markets, proceeds from the sale of handsets and accessories and fees from Sprint PCS when their customers travel into our portion of the Sprint PCS network. Under our management agreement with Sprint PCS, Sprint PCS receives 8% of all collected revenue from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our portion of the Sprint PCS network. We report the amount retained by Sprint PCS as an operating expense.

         OPERATING EXPENSES. We expect that our operating expenses will principally include network operations, sales and marketing and general and administrative expenses, some of which will be incurred through our management and services agreements with Sprint PCS and others of which we will incur directly.

         - Network Operations Expenses. Network operations expenses include radio communications site lease costs, utilities, network control maintenance, network control site leases, engineering personnel, transport facilities, interconnect charges and handset and equipment costs. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days prior notice which may increase our network operations expense. We will also be charged travel fees by Sprint PCS and roaming fees by other wireless carriers when our customers make a wireless call on networks outside our markets. We also include as an expense the 8% of all collected revenue to which Sprint PCS is entitled.

         - Selling, General and Administrative Expenses. Selling expenses relate to our distribution channels, sales representatives, sales support personnel, our retail stores, advertising programs and residual commissions. General and administrative expenses include our corporate executive payroll, compensation and benefits, insurance and facilities, receivable related bad debt, and local market finance and administration expenses. The fees we pay to Sprint PCS for the use of their support services, including billing and collections services, customer care and subscriber activation are also included in this expense category. If Sprint PCS terminates a service or increases the amount it charges us for a support service, our operating costs may increase.

         DEPRECIATION AND AMORTIZATION EXPENSE. We expect to depreciate our property and equipment using the straight-line method over five to ten years. Amortization of intangible asset from our Spokane acquisition in the amount of $16.0 million will be amortized over a period of 20 years.

         INTEREST EXPENSE. We will accrue interest at a rate of 14.0% per annum on the notes through April 15, 2005 and will pay interest semiannually in cash thereafter. Interest on our senior credit facility will accrue at our option at the prime rate or the federal funds rate plus specified margins or the reserve adjusted London interbank offered rate. Interest expense will also include the amortized amount of deferred financing fees relating to our senior credit facility and notes. We expect our interest expense to increase in the future as we borrow under our senior credit facility to fund our network build-out and operating losses. See "Description of the Senior Credit Facility."

HISTORICAL INCOME STATEMENTS

UBIQUITEL

THREE MONTHS ENDED MARCH 31, 2000

         During the three months ended March 31, 2000 we earned nominal revenues attributable to travel airtime. We continued developing our PCS business in portions of Nevada and California.

         We incurred a net loss of $11.9 million, of which $8.8 million is attributable to UbiquiTel Parent's issuance of Series B preferred stock at a price less than its initial public offering price of $8.00 per share of common stock.

         We incurred general and administrative expenses of $906,679, including nominal amounts payable to Sprint PCS, during the period in addition to a non-cash expense related to amortization of deferred stock compensation expense of $118,643. We are a development stage company and we believe general and administrative expenses incurred during this period are not indicative of future general and administrative expenses.

         During the period we replaced a $25.0 million credit facility with Paribas with a $250.0 million facility with Paribas. We wrote off $1.7 million in deferred financing costs in connection with the original facility and recognized this as an extraordinary item.

         During the period we incurred interest expense of approximately $348,000 consisting of the commitment fee on our $25.0 million facility and interest on the long-term debt. We received approximately $383,000 in interest income, resulting in net interest income of approximately $35,000.

         We are a development stage company and have incurred an aggregate loss since inception of $13.9 million. The operating results during this three month period are not indicative of the anticipated results of operations that we expect to achieve following commencement of our commercial operations.

         Amortization of deferred stock compensation related to options granted to employees for general and administrative matters totaled approximately $118,643 for the period, based on the fair market value of the common stock underlying options granted during the period.

FROM SEPTEMBER 29, 1999 (INCEPTION) TO DECEMBER 31, 1999

         From September 29, 1999 (inception) through December 31, 1999, our operating activities were focused primarily on developing a PCS business in portions of Nevada, including Reno, Carson City, Lake Tahoe and the transportation corridor west along I-80 to Auburn, California. During this period we did not generate any revenues and, as a result, have incurred operating losses since inception. During this period, total cumulative expenses of approximately $2.0 million were incurred. These expenses related to non-cash compensation for general and administrative matters, salaries and benefits, professional fees and interest expense. The operating results during this period are not indicative of the anticipated results of operations which we expect to achieve, following commencement of commercial operations, as a Sprint PCS affiliate.

         Non-cash compensation for general and administrative matters totaled approximately $1.4 million for the period. This expense was determined using the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and was based on the fair market value of the common stock issued on November 1, 1999.

SPOKANE DISTRICT

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
1999

         Net service revenues increased by $0.5 million or 48.2% to $1.4 million in first quarter 2000 compared to first quarter 1999. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

         Net equipment revenues decreased by approximately $20,000 or 11.8% to $161,000 in first quarter 2000 compared to first quarter 1999. Net equipment revenues primarily consisted of sales of handset and accessory equipment. The decrease is primarily due to lower retail sales prices for handsets partially offset by increased subscriber additions.

         Costs of services increased by $0.1 million or 57.4% in first quarter 2000 compared to first quarter 1999. As a percentage of net service revenues, these costs represented approximately 29% of revenues in first quarter 2000 compared to approximately 27% of revenues in 1999. Costs of services as a percentage of net service revenues have remained relatively steady.

         Cost of equipment decreased by $0.1 million or 23.8% to $0.4 million in first quarter 2000 compared to first quarter 1999. As a percentage of net equipment revenues, these costs represented approximately 232% of revenues in first quarter 2000 compared to approximately 268% of revenues in 1999. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The decrease in cost of equipment as a percentage of net equipment revenues is primarily attributable to decreases in handset costs somewhat offset by lower handset sales prices.

         Selling, general and administrative expenses increased by $0.2 million or 21.7% to $1.2 million in first quarter 2000 compared to first quarter 1999. As a percentage of revenues, these expenses represented approximately 77% of revenues in first quarter 2000 compared to approximately 88% in 1999. The increase is primarily attributable to increased activity offset somewhat by increased efficiencies.

         Depreciation expense increased by $0.1 million or 12.5% to $0.9 million in first quarter 2000 compared to first quarter 1999. This increase is primarily attributable to an increase in the asset base.

         Expenses in excess of net revenues decreased by approximately $86,000 or 6.0% to $1.4 million in first quarter 2000 compared to first quarter 1999. This decrease is a result of increased costs and expenses more than offset by increased revenue.

         Management notes the 2000 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 1998

         Net service revenues increased by $2.2 million or 83.8% to $4.8 million in 1999 compared to 1998. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

         Net equipment revenues increased by approximately $0.2 million or 25.0% to $0.9 million in 1999 compared to 1998. Net equipment revenues primarily consisted of sales of handsets and accessory equipment. The increase is primarily attributable to increased subscriber additions partially offset by lower retail sales prices for handsets.

         Costs of services increased by $0.6 million or 36.2% to $2.3 million in 1999 compared to 1998. As a percentage of net service revenues, these costs represented approximately 49% of revenues in 1999 compared to approximately 67% of revenues in 1998. The increase in costs is primarily attributable to the increase in revenues somewhat offset by increased efficiencies.

         Cost of equipment increased by $0.5 million or 20.1% to $2.7 million in 1999 compared to 1998. As a percentage of net equipment revenues, these costs represented approximately 312% of revenues in 1999 compared to approximately 325% of revenues in 1998. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The decrease in cost of equipment as a percentage of net equipment revenues is primarily attributable to decreases in handset costs somewhat offset by lower retail sales prices.

         Selling, general and administrative expenses increased by $0.9 million or 21.2% to $5.4 million in 1999 compared to 1998. As a percentage of revenues, these expenses represented approximately 96% of revenues in 1999 compared to approximately 136% in 1998. The increase is primarily attributable to increased activity offset somewhat by increased efficiencies.

         Depreciation expense increased by $0.4 million or 11.5% to $3.5 million in 1999 compared to 1998. This increase is primarily attributable to an increase in the asset base.

         Expenses in excess of net revenues increased by approximately $40 thousand or 0.5% to $8.3 million in 1999 compared to 1998. This increase is a result of increased costs and expenses offset by increased revenues.

         Management notes the 1999 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 1997

         Net service revenues increased by $1.9 million or 281.1% to $2.6 million in 1998 compared to 1997. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

         Net equipment revenues increased by approximately $0.1 million or 21.9% to $0.7 million in 1998 compared to 1997. Net equipment revenues primarily consisted of sales of handsets and accessory equipment. The increase is primarily attributable to increased subscriber additions partially offset by lower retail sales prices for handsets.

         Costs of services increased by $0.4 million or 25.7% to $1.7 million in 1998 compared to 1997. As a percentage of net service revenues, these costs represented approximately 67% of revenues in 1998 compared to approximately 202% of revenues in 1997. The increase in costs is primarily attributable to the increase in revenues somewhat offset by increased efficiencies.

         Cost of equipment increased by $0.7 million or 46.7% to $1.5 million in 1998 compared to 1997. As a percentage of net equipment revenues, these costs represented approximately 325% of revenues in 1998 compared to approximately 270% of revenues in 1997. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The increase in cost of equipment as a percentage of net equipment revenues is primarily attributable to lower retail sales prices of handsets in 1998.

         Selling, general and administrative expenses decreased by $3.7 million or 45.3% to $4.5 million in 1998 compared to 1997. As a percentage of revenues, these expenses represented approximately 136% of revenues in 1998 compared to approximately 655% in 1997. The decrease is primarily attributable to the end of start-up activities offset somewhat by increased revenue generating activity.

         Depreciation expense increased by $0.1 million or 4.8% to $3.1 million in 1998 compared to 1997. This increase is primarily attributable to an increase in the asset base.

         Expenses in excess of net revenues decreased by $4.5 million or 35.3% to $8.3 million in 1998 compared to 1997. This decrease is a result of increased revenues and decreased selling, general and administrative expenses somewhat offset by increased costs of services and equipment.

         Management notes the 1998 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, our activities have consisted principally of raising capital, consummating and supporting our agreements with Sprint PCS, developing the initial design of our PCS network and adding to our management team. We have relied on the proceeds from equity and debt financing, rather than revenues, as our primary sources of capital. Specifically, operations during this development phase have been funded through equity infusions of $42.0 million in the form of preferred stock, the incurrence of subordinated indebtedness of $8.0 million as well as availability under our prior $25.0 million credit facility, which has been replaced by our $250.0 million senior credit facility. See "Description of the Senior Credit Facility."

         Completion of our PCS network will require substantial capital. Our build-out plan includes the installation of three switches and over 500 radio communications sites by the end of 2001. In addition, we will develop approximately 20 company-owned Sprint PCS stores and associated administrative systems within the same time period. We have commenced limited operations in one of our markets, which together with the Spokane, Washington market, cover approximately 500,000 residents. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon the completion of our build-out. We anticipate that the net proceeds of UbiquiTel Parent's initial public offering of common stock, when combined with the proceeds from its sale of preferred stock and our sale of the outstanding notes and the availability of borrowings under our $250.0 million senior credit facility, will be adequate to fund our anticipated network build-out plan, anticipated capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003. The actual funds required to build-out our PCS network and fund operating losses and working capital needs may vary materially from these estimates, and additional funds could be required in the event of unforeseen delays, cost overruns, unanticipated expenses, engineering design changes and other technological risks. If we expand more rapidly than currently anticipated, or if our working capital needs exceed our current expectations, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

         Net cash used by operating activities was approximately $2.2 million for the three months ended March 31, 2000 and an aggregate of $2.4 million from inception to March 31, 2000. Cash used in operating activities for the period was attributable to operating losses and working capital needs. Net cash used in investing activities was approximately $5.4 million during the three months ended March 31, 2000. The expenditures were related primarily to the purchase of equipment needed to begin construction on our portion of the Sprint PCS Network. Net cash provided by financing activities was approximately $17.4 million, consisting primarily of the preferred stock issued during the period.

         On March 31, 2000, we signed a new senior secured credit agreement with Paribas. The new senior credit facility consists of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million. Until the earlier to occur of the syndication of the senior credit facility, or August 2000, Paribas may re-allocate the amounts among the revolving loan, term loan A and term loan B at their discretion. Concurrently with the closing of the outstanding notes, we borrowed $75.0 million of term loans, which were funded into an escrow account. The escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, the escrow account will not be released to us until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of the outstanding notes and from UbiquiTel Parent's initial public offering of common stock to pay fees and expenses in connection with those offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75.0 million have been satisfied. Our senior credit facility contains financial and other covenants customary for the wireless industry, and is secured by a first priority lien on UbiquiTel Parent's assets and a pledge by it of the capital stock in UbiquiTel Operating Company. Scheduled amortization payments of principal for the term loans under the senior credit facility begin on June 30, 2004.

         On April 11, 2000, we issued 300,000 units consisting of the outstanding notes and warrants to purchase 3,579,000 shares of UbiquiTel Parent's common stock. The outstanding notes mature on April 15, 2010 and are limited to an aggregate principal amount at maturity of $300.0 million. The outstanding notes generated gross proceeds to us of $152.3 million. The outstanding notes are general, unsecured obligations subordinated in right of payment to all senior debt, including obligations under our senior secured credit facility. The outstanding notes accrue interest at a rate of 14.0% per annum, computed on a semi-annual basis, calculated from April 11, 2000. The outstanding notes will not bear interest payable in cash prior to April 15, 2005, and will bear interest payable semi-annually in cash on each of April and October 15, beginning October 15, 2005.

         The indenture that governs the outstanding notes and the credit agreement that governs our senior credit facility impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, such as making investments, selling assets and borrowing additional money. These restrictions could limit our ability to obtain debt financing, refinance or pay principal or interest on outstanding debt or make acquisitions for cash or debt. Also, we will have to dedicate a substantial portion of our cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes.

         On June 12, 2000, we completed UbiquiTel Parent's initial public offering of 12,500,000 shares of its common stock. We received gross proceeds of $100.00 million from the initial public offering.

         As part of our management agreement, Sprint PCS requires us to build-out portions of our network by various dates including December 31, 2000, March 31, 2001, September 30, 2001 and June 1, 2005. See "The Sprint PCS Agreements--The Management Agreement--Network build-out." We expect our PCS network build-out will require approximately $239.0 million of capital expenditures by the end of 2003. The table below identifies our planned capital expenditures through 2003.

                                                                                     ESTIMATED CAPITAL
                                                                                       EXPENDITURES
YEAR                                                                                   (IN MILLIONS)
----                                                                                   -------------
2000.........................................................................               $120.0
2001.........................................................................                 61.0
2002.........................................................................                 25.0
2003.........................................................................                 33.0

         On March 31, 2000, we had working capital of $29.5 million, calculated by subtracting current liabilities of $6.3 million from current assets of $35.8 million.

         Currently, we have limited sources of revenue to meet our anticipated capital requirements. We expect the primary sources of funding to be the proceeds provided by this offering, our sale of the outstanding notes and borrowings available under our $250.0 million senior credit facility.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         We are exposed to certain market risks which are inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business. We are currently subject to interest rate risk on our existing credit facility. Our fixed rate debt will consist primarily of the accreted balance of our notes. Our variable rate debt will consist of borrowings made under our $250.0 million senior credit facility.

         Our primary market risk exposure will relate to:

         -        the interest rate risk on long-term and short-term borrowings;

         - our ability to refinance the notes at maturity at market rates; and

         - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

We may decide, from time to time, to manage the interest rate risk on our outstanding long-term and short-term debt through the use of fixed and variable rate debt and interest rate swaps, but are not obligated to do so.

         At December 31, 1999, as adjusted to give effect to UbiquiTel Parent's initial public offering of common stock, its sale of preferred stock, our sale of the outstanding notes, our $250.0 million senior credit facility and expected borrowings thereunder, and in each case the use of proceeds therefrom, only the borrowings under our senior credit facility bear interest at variable rates. Assuming $75.0 million of borrowings at variable rates and assuming a two percentage point increase in the average interest rate under these borrowings, it is estimated that our interest expense for the year ended December 31, 1999, would have increased by approximately $1.5 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk, through interest rate swaps or otherwise; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

INFLATION

         Management believes that inflation has not had, and will not have, a material adverse effect on our results of operations.

SEASONALITY

         Our business is seasonal because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The factors contributing to this trend include the increasing use of retail distribution, which is dependent on year-end holiday shopping, the timing of new product and service offerings, competitive pricing pressures and aggressive marketing and promotions during the holiday season.

                                    BUSINESS

OVERVIEW

         We are the exclusive provider of Sprint PCS digital wireless personal communications services to four midsize and smaller markets in the western and midwestern United States. Through our management agreement with Sprint PCS, we have the exclusive right to provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in our markets which include a total population of approximately 7.7 million residents. We are among 18 companies, which we believe are unrelated to each other and to Sprint PCS, that have entered into affiliation agreements with Sprint PCS to provide Sprint PCS products and services throughout the United States. Sprint PCS, together with its affiliates including us, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, already covering more than 190 million residents in more than 330 metropolitan markets. Sprint PCS has PCS licenses to cover more than 270 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States.

         We believe that our strategic relationship with Sprint PCS provides us with a significant competitive advantage because of its strong brand name recognition, quality products and services, established distribution channels, long-standing equipment vendor relationships and all digital nationwide coverage. We further believe that our relationship with Sprint PCS will allow us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible.

         We have commenced limited operations in one of our markets, which together with our recent acquisition of the Spokane, Washington market from Sprint PCS, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon completion of our build-out. We anticipate that the net proceeds of UbiquiTel Parent's initial public offering, when combined with the proceeds from the sale of its preferred stock and the outstanding notes and the availability of borrowings under our senior credit facility, will be adequate to fund our anticipated network build-out plan, capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003.

         We have assembled an experienced management team to execute our network build-out and business strategy. Our senior management team has an average of over ten years of experience in the wireless communications industry with companies such as Comcast Cellular Communications, PacTel Cellular and Frontier Cellular Communications. Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer, previously was president of Comcast Cellular Communications and managed much of its network build-out in Pennsylvania, New Jersey and Delaware with a covered population of over 8 million residents.

         In October 1998, UbiquiTel L.L.C., whose sole member was The Walter Group, entered into an agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe Nevada market. The Walter Group is an international wireless telecommunications consulting and service company based in Seattle, Washington. UbiquiTel L.L.C. had no financial transactions from its inception on August 24, 1998 to September 29, 1999. On September 29, 1999, UbiquiTel Inc. was incorporated. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc., which were then subsequently assigned to UbiquiTel Operating Company, which was formed in November 1999. On December 28, 1999, UbiquiTel Inc. amended its agreement with Sprint PCS to expand our markets to include Northern California, Spokane/Montana, Southern Idaho/Utah/Nevada and Southern Indiana/Kentucky which together with Reno/Tahoe contain approximately 7.7 million residents.

         The description of our business and other descriptions in this prospectus contain product names, trade names and trademarks of other companies.

WIRELESS INDUSTRY GROWTH

         Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, wireless personal communications services and enhanced specialized mobile radio service has increased from an estimated 340,213 at the end of 1985 to an estimated 86.0 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. The following chart sets forth statistics for the domestic wireless telephone industry as a whole, as published by the Cellular Telecommunications Industry Association.

                                                                         YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------
                                                    1994        1995       1996        1997        1998      1999
                                                    -----       -----      -----       -----       -----     -----
WIRELESS INDUSTRY STATISTICS(1)
Total service revenues (in billions)........        $14.2       $19.1      $23.6       $27.5       $33.1     $40.0
Wireless subscribers at end of period                24.1        33.8       44.0        55.3        69.2      86.0
(in millions)...............................
Subscriber growth...........................         50.8%       40.0%      30.4%       25.6%       25.1%     24.3%
Average local monthly bill(2)...............        $56.21      $51.00     $47.70      $42.78      $39.43    $41.24

-----------

(1) Reflects domestic commercial cellular, enhanced specialized mobile radio service and wireless personal communications services providers.

(2)      Does not include revenue from roaming and long distance.

         Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, Kagan's Wireless Industry Projections-January 14, 2000, that the number of domestic wireless users will increase to approximately 107 million by the end of 2000 and 202 million by the end of 2005. This growth is expected to be driven largely by a substantial projected increase in wireless personal communications services users, who are forecast to account for approximately 21% of total wireless users in 2000 and 41% in 2005, representing a significant increase from approximately 10% as of the end of 1998. Paul Kagan Associates projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 38% in 2000 to 69% in 2005. The foregoing market statistics may not reflect the future growth rates of the wireless communications industry generally nor our growth rate specifically.

         We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

         -        anticipated declines in costs of service;

         -        increased service and pricing versatility; and

         - increased awareness of the productivity, convenience and privacy benefits associated with the services offered by wireless personal communications services providers.

         We also believe that the rapid growth in the use of laptop computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless services.

SPRINT PCS

         Sprint is a diversified telecommunications service provider whose principal activities include long distance service, local service, wireless telecommunications products and services, product distribution and directory publishing activities, and other telecommunications activities, investments and alliances. Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States with licenses to provide service nationwide using a single frequency and a single technology. The Sprint PCS network uses code division multiple access or CDMA technology nationwide.

         Sprint launched the first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid subscriber growth, providing service to more than 5.7 million customers as of December 31, 1999. In the fourth quarter of 1999, Sprint PCS added more than one million new subscribers, representing the largest single quarter of customer growth ever recorded by a wireless provider in the United States. During 1999, Sprint PCS added more than 3.1 million new subscribers. Sprint PCS, together with its affiliates, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already serving more than 330 metropolitan markets including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of more than 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States. The graph below illustrates Sprint PCS' subscriber growth from the beginning of 1997 through the end of 1999. These statistics may not reflect Sprint PCS' future subscriber growth nor our subscriber growth.

                        SPRINT PCS HISTORICAL SUBSCRIBERS
                                 (in thousands)

                                    [GRAPH]

         Sprint PCS currently provides nationwide service through:

         -        operation of its own digital network;

         - strategic affiliations with other companies, such as us, primarily in and around smaller metropolitan areas;

         - roaming on analog cellular networks of other providers using dual-band/dual-mode handsets; and

         -        roaming on digital PCS networks of other CDMA-based providers.

         Sprint PCS has adopted a strategy to rapidly extend its 100% digital, 100% PCS network by entering into agreements with independent wireless companies, such as UbiquiTel, to construct and manage Sprint PCS markets and market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities contiguous to current and future Sprint PCS markets. Sprint PCS' affiliates are an integral part of its plan to provide nationwide seamless coverage.

OUR MARKETS

         Our network will cover portions of California, Nevada, Washington, Idaho, Montana, Wyoming, Utah, Oregon, Arizona, Indiana, Kentucky, Illinois and Tennessee for a combined population of approximately 7.7 million residents. These markets are attractive for the following reasons:

         - FEWER COMPETITORS/UNTAPPED MARKET PENETRATION. Because the national wireless providers have focused on the largest metropolitan markets, we believe that our markets have lower wireless penetration rates as compared to the national average of 32% as of year end 1999. As of December 31, 1999, three or fewer wireless service providers, other than us, operated in areas that comprise over 75% of the residents in our markets. By comparison, less than 10% of the resident population in the 50 most populated markets in the United States are served by four or fewer wireless service providers. We further believe that offering a high quality, all digital nationwide product in our markets will allow us to achieve greater market penetration with less pricing competition than in larger markets. However, we can provide no assurance that other national wireless providers will not choose to focus on our markets in the future.

         - CONTIGUOUS TO MAJOR EXISTING SPRINT PCS MARKETS. Our markets are contiguous to major Sprint PCS markets with a combined license population of over 22 million. Some of the major contiguous markets include San Francisco and Sacramento, California; Seattle and Tacoma, Washington; Salt Lake City and Provo, Utah; Las Vegas, Nevada; Indianapolis, Indiana; St. Louis, Missouri; Nashville, Tennessee; Louisville, Kentucky; and Cincinnati and Dayton, Ohio. We believe that having a large established base of Sprint PCS customers in close proximity to our markets will facilitate brand awareness, create an extended seamless coverage area and generate Sprint PCS travel revenue as existing Sprint PCS customers travel into our markets.

         - IMPORTANT TRANSPORTATION CORRIDORS. Our markets include the most important and, in some cases, the only transportation corridors that link the population centers within a particular market. Our network will cover over 2,200 highway miles, including major interstates such as I-80 and I-90. Over 45 million vehicle miles are traveled daily on the major highway miles we expect to cover in our markets. We anticipate that our coverage of important transportation corridors will further increase our travel and roaming revenue. However, the lower population densities along these corridors results in a higher build-out cost per resident than other areas of our markets.

         - POPULAR VACATION AND TOURIST DESTINATIONS. Our markets contain popular vacation and tourist destinations, including various national parks and ski resorts such as Yellowstone National Park and Glacier National Park, and Lake Tahoe and Sun Valley resorts with over 20 million visitors per year. As a result, we anticipate that we will receive significant Sprint PCS travel and roaming revenue from tourists.

         - FAVORABLE DEMOGRAPHICS. Our markets have attractive demographic characteristics for wireless services, including an overall average population growth rate that is over 60% higher than the national average. In addition, there are at least 20 colleges and universities located within our markets, including 12 schools with student populations greater than 10,000 each such as Utah State University (Logan), Indiana University (Bloomington) and the University of Nevada.

         RENO/TAHOE/NORTHERN CALIFORNIA

         This market has a resident population of approximately 1.7 million. Limited commercial service was launched in areas directly adjacent to Sacramento in February 2000, and we expect to launch Reno/Lake Tahoe by the third quarter of 2000. We expect to complete the majority of the network build-out of this market by the end of 2001 at which time we will cover approximately 72% of the resident population in our license area. Distinguishing characteristics with respect to this market include:

         -        Contiguous to major Sprint PCS markets including:

                  - Sacramento, San Francisco, the San Francisco Bay Area, California;

                  -        Stockton, Fresno, and Central, California;

                  -        Portland, Eugene and Salem, Oregon; and

                  -        Planned coverage in Medford and Klamath Falls,
                           Oregon.

         - Licensed area includes over 750 (300 under expected coverage) highway miles along important corridors such as I-5 and I-80.

         - Over 13.3 million vehicle miles are traveled daily on the major highways within our expected coverage area.

         - Over 6.0 million tourists visit the Reno/Lake Tahoe area annually.

         - Largest concentration of ski areas in North America (15 alpine and 13 cross-country ski areas), including Heavenly Valley and Squaw Valley.

         -        Several Lake Tahoe casino, recreation and resort destinations.

         - Two major universities in the coverage area with a combined student population of over 25,000 including:

                  -        University of Nevada, Reno (12,000 students); and

                  -        California State University, Chico (13,470 students).

         SPOKANE/MONTANA

         This market includes a total resident population of approximately 1.8 million residents. In April 2000, we completed our acquisition of the Spokane market from Sprint PCS for $35.0 million. This market is operational in the greater Spokane, Washington and Coeur d'Alene, Idaho metropolitan areas. We are implementing plans to rapidly expand the Spokane coverage area to include the important communities of Pullman, Washington, Moscow and Lewiston, Idaho and the I-90 corridor west towards Seattle by the first quarter of 2001. We will complete our network build-out requirements by selectively expanding our coverage to include markets in Montana and Wyoming. At the completion of our build-out in this market, we expect to cover approximately 65% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

         -        Contiguous to major Sprint PCS markets including:

                  -        Seattle, Tacoma and Olympia, Washington;

                  -        Portland, Oregon; and

                  - Planned coverage in the eastern Washington cities of Yakima, Tri-Cities (Kennewick, Pasco and Richland) and Walla Walla.

         - Licensed area includes over 1,400 (350 under expected coverage) highway miles along important corridors such as I-90 and I-15.

         - Over 6.1 million vehicle miles are traveled daily on the major highways within our expected coverage area.

         - Approximately 5.9 million tourists visit the national parks and resorts in this market.

         - Popular ski and summer resort areas include Big Sky, Big Mountain and Schweitzer.

         -        Home to the National Parks of Yellowstone and Glacier.

         - Four major universities in the coverage area with a combined student population of over 52,000 including:

                  -        University of Montana, Missoula (12,200 students);

                  -        Montana State, Bozeman (11,750 students);

                  - Washington State University, Pullman (16,700 students); and

                  -        University of Idaho, Moscow (12,000 students).

         SOUTHERN IDAHO/UTAH/NEVADA

         This market includes a total resident population of approximately 1.5 million residents. We expect to launch commercial services in the Logan and Brigham City, Utah market by the first quarter of 2001 and in the Boise, Idaho and St. George, Utah market by the second quarter of 2001. We expect to complete the majority of the build-out of this market by the end of 2001. Upon completion of our build-out in this market, we expect to cover approximately 72% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

         -        Contiguous to major Sprint PCS markets including:

                  -        Salt Lake City, Ogden and Provo, Utah; and

                  -        Las Vegas, Nevada.

         - Licensed area includes over 1,070 (790 under expected coverage) highway miles along important corridors such as I-15 and I-84.

         - Approximately 14.0 million vehicle miles are traveled daily on the major highways within our expected coverage area.

         - Approximately 8.5 million tourists visit the national parks and resorts in this market.

         -        Home to national parks such as Zion, Bryce and Grand Teton.

         - Popular ski areas include Sun Valley, Jackson Hole and Snowbasin (2002 Winter Olympics site).

         - Rapidly growing metropolitan area of Boise, home to many high tech employers such as Micron and Hewlett Packard.

         - Three major universities in the coverage area with a combined student population of over 42,000 including:

                  -        Utah State University, Logan (14,400 students);

                  -        Idaho State University, Pocatello (12,700 students);
                           and

                  -        Boise State University, Boise (15,400 students).

         SOUTHERN INDIANA/KENTUCKY

         This market includes a total resident population of approximately 2.7 million residents. We expect to launch commercial services in the Evansville, Terre Haute and Bloomington, Indiana markets by the second quarter of 2001. Over the next two quarters, we expect to continue the expansion of our coverage area along major highways and thoroughfares throughout our license areas in southern Indiana and Kentucky. We expect to complete the majority of the build-out of this market by the end of 2001. Upon completion of our build-out in this market, we expect to cover approximately 50% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

         -        Contiguous to major Sprint PCS markets including:

                  -        Indianapolis, Indiana;

                  -        Dayton, Columbus and Cincinnati, Ohio;

                  -        Louisville and Lexington, Kentucky;

                  -        Nashville, Tennessee; and

                  -        St. Louis, Missouri.

         - Licensed area includes over 850 (840 under expected coverage) highway miles along important corridors such as I-70, I-64, I-24, I-65 and I-74 as well as state routes 150, 41, 50 and 60.

         - Over 12.3 million vehicle miles are traveled daily on the major highways within our expected coverage area.

         - Strong industrial economy with major employers including General Electric, General Motors, International Paper, Toyota Motor, ALCOA, Whirlpool and AK Steel.

         - Three major universities in the coverage area with a combined student population of over 61,000 including:

                  -        Indiana University, Bloomington (35,600 students);

                  - Indiana State University, Terre Haute (11,000 students); and

                  -        Western Kentucky University (14,700 students).

BUSINESS STRATEGY

         CAPITALIZE ON OUR AFFILIATION WITH SPRINT PCS

         In all of our markets, we plan to capitalize upon the extensive benefits of our Sprint PCS affiliation. This affiliation includes the following benefits:

         EXCLUSIVE PROVIDER OF SPRINT PCS PRODUCTS AND SERVICES. We are the exclusive provider of Sprint PCS' 100% digital, 100% PCS products and services in our markets and we will provide these products and services exclusively under the Sprint and Sprint PCS brand names.

         STRONG BRAND RECOGNITION AND NATIONAL ADVERTISING SUPPORT. We will benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs will be provided to us at no additional cost under our agreements with Sprint PCS. We will offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions that we believe have made Sprint PCS the fastest growing wireless service provider in the United States.

         ESTABLISHED DISTRIBUTION CHANNELS. We will have use of all the national distribution channels used by Sprint, including over 350 retail outlets in our markets. These channels include:

         -        exclusive PCS offering in RadioShack (over 150 outlets);

         - other major national third-party retailers such as Circuit City, OfficeMax and Kmart (over 200 outlets);

         -        Sprint PCS' national inbound telemarketing sales force;

         -        Sprint PCS' national accounts sales team; and

         -        Sprint PCS' electronic commerce sales platform.

         NATIONWIDE COVERAGE. We plan to operate our PCS network seamlessly with the Sprint PCS national network. This will provide customers in our markets with immediate nationwide traveling coverage using the Sprint PCS network and other wireless networks with which Sprint PCS has roaming agreements. Sprint PCS, together with its affiliates, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already serving more than 190 million residents in more than 330 metropolitan markets. Sprint PCS has PCS licenses to serve more than 270 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. However,
Sprint PCS does not currently offer PCS services in every state in the United States.

         COST-EFFECTIVE SUPPORT SERVICES FROM SPRINT PCS. Our affiliation with Sprint PCS provides us with the option to use Sprint PCS' established support services, including customer activation, billing and customer care. Using this option, we can accelerate the launch of our commercial PCS operations and reduce our capital expenditures and operating costs compared to establishing and operating our own systems. Sprint PCS has indicated it intends to provide these services to us at its internal costs which reflect Sprint PCS' economies of scale. We may elect to develop our own internal capabilities to handle these functions or outsource them to a third party if doing so proves to be more cost effective.

         APPROVED SPRINT PCS NETWORK DESIGN. We will leverage Sprint PCS' extensive experience with designing and implementing a digital PCS network build-out. Sprint PCS sets our network standards, reviews our network build-out plans, and certifies our systems before we commence operations. As a result, the risk of a poor network design is dramatically reduced.

         PURCHASING ECONOMIES OF SCALE OF A NATIONWIDE NETWORK. We will purchase our network and subscriber equipment under Sprint PCS' vendor contracts that provide for volume discounts. Sprint PCS' purchasing power also influences new technology development by its vendors and provides Sprint PCS and its affiliates, like us, with preferential access to handsets and other equipment.

         SPRINT PCS LICENSES AND LONG-TERM COMMITMENT. Sprint PCS has funded the purchase of the licenses covering our markets at a cost of approximately $90 million and will incur additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of the licenses thereby reducing our start-up costs. Moreover, our affiliation with Sprint PCS is for a 50-year term, including an initial 20-year term with three 10-year automatic renewal periods unless either party provides two years' prior notice to the other party of its intent to terminate the agreement.

         EXECUTE OPTIMAL NETWORK BUILD-OUT PLAN

         We utilize a rigorous financial model to analyze every aspect of our 100% digital, 100% PCS network build-out. Accordingly, we have targeted the more densely populated areas within our markets for network build-out as well as areas expected to generate significant Sprint PCS travel and other roaming revenue such as the major transportation corridors and tourist destinations.

         Through our strategic relationships, we are constructing a state-of-the-art, high quality, all digital PCS network which includes a high density of radio communications sites. We believe that our high quality network will allow our system to handle more customers with fewer dropped calls and better clarity than our competitors. By leasing radio communications sites on facilities shared with one or more other wireless providers, we expect to rapidly deploy a cost effective PCS network. We estimate that over 75% of our sites will be located on shared facilities.

         UTILIZE OTHER STRATEGIC THIRD PARTY RELATIONSHIPS IN NETWORK
BUILD-OUT

         We have entered into other strategic relationships with various third parties to benefit from their specialized expertise and economies of scale in order to build-out our portion of the Sprint PCS Network more quickly and with lower initial capital and staffing requirements than would otherwise be possible. Specifically, we have relationships with:

         - LUCENT TECHNOLOGIES. Lucent Technologies is an international equipment supplier in the development and deployment of code division multiple access networks. We have selected Lucent Technologies as our equipment vendor in the Reno/Tahoe/Northern California market. We have also engaged Lucent to perform overall program management for network development in all of our markets. As program manager, Lucent is responsible for the coordination, scheduling, tracking and controlling of the network build-out, including oversight of radio communications site network design, site acquisition, construction, radio communications site equipment installation, integration and optimization. The term of the agreement with Lucent is approximately 24 months. During these 24 months, or such shorter or longer period needed to complete the build-out, we will pay Lucent a monthly fee for each of the two program managers assigned to us.

         - LCC INTERNATIONAL. LCC International is an engineering and site development firm specializing in the use of radio frequency design techniques and software tools in the deployment of cellular and PCS networks worldwide. We have engaged LCC International to provide radio base station network design and optimization, site acquisition including leasing, zoning, permitting and regulatory compliance, fixed network design service and switch design and operation services in each of our markets. The term of our agreement with LCC International is initially five years through September 2004 and is automatically renewable for one additional five year term, followed by additional and successive terms of one year, unless terminated by either us or LCC International upon providing the other party written notice at least 90 days in advance of the conclusion of the initial or any renewal term. Either party may terminate the agreement in the event of a material breach of the agreement by the other party if the breaching party has not cured the breach within 30 days of receiving written notice. We pay LCC International fixed fees.

         - SPECTRASITE COMMUNICATIONS. SpectraSite Communications is a telecommunications site development and management firm. The company designs, builds, owns, operates and maintains towers for sending and receiving microwave, cellular, PCS, paging and specialized mobile radio technologies for broadcast, telephone, communications and utility companies in the United States and Canada. We recently entered into a new master site agreement with SpectraSite Communications for its existing towers as well as towers that it may construct for us on build-to-suit sites that we identify from time to time under a master design and build agreement between us. Under the master design and build agreement, SpectraSite Communications has the right of first refusal to construct and acquire build-to-suit sites and we are entitled to engage SpectraSite Communications to handle any construction necessary to install our network equipment on shared facilities that we license or sublicense from SpectraSite Communications or any third party. The master design and build agreement has a term of five years unless services have been performed in markets totaling a covered population of ten million. Under the master site agreement, we intend to license space on build-to-suit sites or sublicense space on SpectraSite Communications' existing towers to house our network equipment. Each time we license or sublicense tower space from SpectraSite Communications, we will enter into a separate site agreement, which will have an initial term of ten years for build-to-suit sites and five years for non-build-to-suit sites. The initial term for each site agreement will be automatically renewable for three additional five year terms unless SpectraSite Communications no longer has rights to the tower space or we provide written notice to SpectraSite Communications of our intention not to renew within 90 days of the expiration of the then current term of the site agreement. We will be able to terminate a site agreement during its initial term if we pay SpectraSite Communications liquidated damages equal to the rent due for the remainder of the initial term for non-build-to-suit sites or the lesser of rent due for the balance of the initial term or the total construction costs for build-to-suit sites. We will pay SpectraSite fixed monthly rent during the initial five year term of each master site agreement in annual installments beginning at the inception of each agreement. During any renewal term, our base rent shall increase each year on the anniversary date of the renewal term by an amount equal to 3% of the base rent payable for the immediately preceding year. SpectraSite Communications has preferential access to more than 2,400 existing towers throughout the United States. We will evaluate the available inventory for possible shared facilities sites for our network equipment.

         IMPLEMENT EFFECTIVE OPERATING STRUCTURE WITH A FOCUS ON CUSTOMER
SERVICE

         Our organization and management structure is based on a decentralized, local market-focused model. We will rely on Sprint PCS to provide the majority of our support services, including customer activation, billing and customer care, while focusing our resources on the management of each market rather than the development of these ancillary services. We will place experienced management teams at the local level with the authority to tailor operations and sales and marketing programs to each market.

         We place particular emphasis on customer service to ensure high customer satisfaction. Our local sales force will actively seek feedback from existing customers from the day of activation through the life of that customer in order to respond effectively and expeditiously to that customer's needs. The Sprint PCS customer care platform located in each of our retail stores will enable our sales and customer care representatives to provide an additional level of customer service by rapidly diagnosing and resolving any problems a customer may experience with their equipment or service. By providing extensive and frequent interaction with our customers we expect to reduce customer turnover and overall customer acquisition costs. Our local sales and customer service associates will be measured and compensated by their ability to provide superior customer service.

         FOCUS ON MIDSIZE AND SMALLER MARKETS

         We believe that midsize and smaller markets receive a lower level of attention from the major wireless providers as they focus on the larger markets. As of December 31, 1999, three or fewer wireless service providers, other than us, operated in areas that comprise over 75% of the residents in our markets. By comparison, less than 10% of the resident population in the 50 most populated markets in the United States are served by four or fewer wireless service providers. We believe that an opportunity exists for us to provide a high quality, digital product to these markets with less competition than frequently seen in the larger markets. We will capitalize on this opportunity through our own internal build-out as well as through the pursuit of future acquisitions or affiliations.

NETWORK BUILD-OUT

         Pursuant to our management agreement with Sprint PCS, we have agreed upon a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within our markets. We plan to meet or exceed the minimum build-out requirements by focusing on achievable objectives.

         Our strategy is to provide service to the population centers in our markets and the interstates and primary roads connecting these areas. We plan to initiate service only in areas that provide financial returns that meet stringent internal requirements and where we are capable of providing coverage which meets the needs of our target markets.

         As described earlier, to achieve our build-out as rapidly and efficiently as possible, we have entered into outsourcing or other relationships with Lucent Technologies, LCC International and SpectraSite Communications.

         The following table lists the location, the basic trading areas, commonly referred to as "BTAs", megahertz of spectrum, estimated total residents and percent coverage for each of our markets under our Sprint PCS management agreement. The estimated total residents does not represent expected customers but rather our total potential customers within each market. However, our network build-out plan focuses on providing service to the residents in the most densely populated and strategic areas of our markets which is represented by the estimated percent coverage.

         We have commenced limited operations in the Reno/Tahoe/Northern California market. Together with the Spokane market, we currently provide service to over 9,000 subscribers.

                                                                                      ESTIMATED
                                                                                        TOTAL           ESTIMATED
                                                                   MEGAHERTZ          RESIDENTS          PERCENT
                   LOCATION                    BTA NO.(1)       OF SPECTRUM(2)        (000'S)(3)       COVERAGE(4)
-------------------------------------------    ----------       --------------       -----------      -------------
  RENO/TAHOE/NORTHERN CALIFORNIA
    Chico-Oroville, CA....................         79                 30                225
    Eureka, CA............................        134                 30                148
    Redding, CA...........................        371                 30                284

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

                                                                                      ESTIMATED
                                                                                        TOTAL           ESTIMATED
                                                                   MEGAHERTZ          RESIDENTS          PERCENT
                   LOCATION                    BTA NO.(1)       OF SPECTRUM(2)        (000'S)(3)       COVERAGE(4)
-------------------------------------------    ----------       --------------       -----------      -------------
    Reno, NV..............................        372                 30                584
    Sacramento, CA........................        389*                30                313
    Yuba City-Marysville, CA..............        485*                30                142
                                               ----------       --------------       -----------      -------------
    Subtotal..............................                                            1,696                 72%

  SPOKANE/MONTANA
    Billings, MT..........................         41                 30                315
    Bozeman, MT...........................         53                 30                 81
    Butte, MT.............................         64                 30                 68
    Great Falls, MT.......................        171                 30                167
    Helena, MT............................        188                 30                 70
    Kalispell, MT.........................        224                 30                 76
    Lewiston-Moscow, ID...................        250                 30                127
    Missoula, MT..........................        300                 30                172
    Spokane, WA...........................        425                 30                754
                                               ----------       --------------       -----------      -------------
    Subtotal..............................                                            1,830                 65%
  SOUTHERN IDAHO/UTAH/NEVADA
    Boise-Nampa, ID.......................         50                 30                562
    Idaho Falls, ID.......................        202                 30                218
    Las Vegas, NV.........................        245*                30                 22
    Logan, UT.............................        258                 30                104
    Pocatello, ID.........................        353                 30                106
    Provo-Orem, UT........................        365*                30                 12
    St. George, UT........................        392                 30                137
    Salt Lake City-Ogden, UT..............        399*                30                105
    Twin Falls, ID........................        451                 30                164
                                               ----------       --------------       -----------      -------------
    Subtotal..............................                                            1,430                 72%
  SOUTHERN INDIANA/KENTUCKY
    Anderson, IN..........................         15*                30                 44
    Bloomington-Bedford, IN...............         47                 30                241
    Bowling Green-Glasgow, KY.............         52                 30                249
    Cincinnati, OH........................         81*                10                 17
    Clarksville, Hopkinsville, TN/KY......         83                 30                254
    Columbus, IN..........................         93                 30                157
    Evansville, IN........................        135                 30                518
    Indianapolis, IN......................        204*                30                 86
    Louisville, KY........................        263*                30                252
    Madisonville, KY......................        273                 30                 47
    Owensboro, KY.........................        338                 30                165
    Paducah-Murray-Mayfield, KY...........        339                 30                234
    Richmond, IN..........................        373                 30                105
    Terre Haute, IN.......................        442*                30                246
    Vincennes-Washington, IN..............        457                 30                 96
                                               ----------       --------------       -----------      -------------
    Subtotal..............................                                            2,711                 50%
                                                                                     -----------      -------------
   TOTAL..................................                                            7,667                 63%
                                                                                     -----------      -------------

-----------

*        Denotes partial portion of BTA.

(1) A basic trading area, or BTA, is a collection of counties surrounding a metropolitan area in which there is a commercial community of interest. The BTA number indicated in the table is assigned to that market by the Federal Communications Commission for the purpose of issuing licenses for wireless services.

(2) Spectrum licensed to Sprint PCS or related parties of which we have exclusive access.

(3) Estimated total residents is based on 1990 Census data for each BTA within a given market extrapolated through the first quarter of 2000 based on estimated population growth rates. Estimated BTA residents may not add-up due to rounding.

(4) Estimated percent coverage is the ratio of estimated covered residents (based on our actual or projected network coverage in markets upon completion of our network build-out) to estimated total residents for each of our four markets.

         More than 75% of our radio communications sites will be shared facilities on existing structures, which will result in higher radio communications site lease expenses. These higher lease expenses will be offset in part by certain operating expense savings resulting from shared facilities. Shared facilities will also substantially reduce our capital expenditures and time to market.

         Wireless providers that have offered poor or spotty coverage, inferior voice quality, unresponsive customer care or confusing billing formats suffer higher than average customer turnover rates. Accordingly, we will only launch service after comprehensive and reliable coverage and service can be maintained in a particular market. In addition, we will use the Sprint PCS billing platform and rate plans which are designed to offer simple and understandable options. Specifically, the Sprint PCS "Free and Clear" calling plans offer bundled minute options that include local, long distance and traveling on the entire Sprint PCS network.

PRODUCTS AND SERVICES

         We will offer established products and services throughout our markets under the Sprint and Sprint PCS brand names. Our products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The Sprint PCS product offering includes the following features:

         100% DIGITAL WIRELESS NETWORK WITH NATIONWIDE SERVICE

         We are part of the largest 100% digital wireless personal communications services network in the country. Sprint PCS and its affiliates, cover more than 190 million people in more than 330 metropolitan areas across the country. Although Sprint PCS does not currently offer PCS services in every state in the United States, this provides an extended coverage area for our customers, allowing access to Sprint PCS services throughout the Sprint PCS network. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS has roaming agreements.

         SPRINT PCS WIRELESS WEB

         We will support the recently announced Sprint PCS Wireless Web offer in our portion of the Sprint PCS network. The Sprint PCS Wireless Web allows customers with data capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS customers with data capable handsets have the ability to receive periodic information updates such as stock prices, sports scores and weather reports. Sprint PCS customers with web-browser enabled handsets also have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including Yahoo!, Bloomberg.com, CNN.com, Amazon.com, FOXSports.com, GetThere.com, AmeriTrade.com, MapQuest.com and weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS "Free and Clear" calling plans or a bundle of minutes for a set price that can be used for either data or voice.

         ADVANCED HANDSETS

         We will offer two types of handsets, a single band/single mode and a dual-band/dual mode, with various advanced features and technology. Our code division multiple access single-band/single-mode handsets, weighing approximately five to seven ounces, offer up to five days of standby time and approximately four hours of talk time. Our dual-band/dual-mode handsets allow customers to make and receive calls on both PCS and cellular frequency bands with the applicable digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are co-branded with the vendor and the Sprint and Sprint PCS brand names and are equipped with preprogrammed features such as caller ID, call waiting, phone books, speed dial and last number redial.

         PRIVACY AND SECURITY

         Sprint PCS provides voice transmissions encoded into a digital format with a significantly lower risk of cloning and eavesdropping than on other analog or digital based systems. Sprint PCS customers using dual-band/dual-mode handsets in analog mode do not have the benefit of digital security.

         IMPROVED VOICE QUALITY

         We believe the Sprint PCS code division multiple access technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which results in fewer dropped calls.

         CUSTOMER SERVICE

         Sprint PCS provides toll free customer care services to customers based in our markets under our Sprint PCS services agreement. Sprint PCS offers customer care 24 hours a day, seven days a week. All Sprint PCS handsets are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time. In addition to these services provided through our agreement with Sprint PCS, we will also provide local customer service at each of our retail stores.

         SIMPLE ACTIVATION

         Customers can purchase a Sprint PCS handset at a retail location and activate their service and program the handset by calling Sprint PCS customer care.

         OTHER SERVICES

         Sprint PCS' research and development lab is continuously working with technology and equipment providers to develop new products and services. We will work with Sprint PCS to develop and adopt complimentary service offerings to introduce in our markets.

TRAVELING AND ROAMING

         SPRINT PCS TRAVELING

         Sprint PCS traveling includes both inbound Sprint PCS traveling, when a Sprint PCS subscriber based outside of our markets uses our portion of the Sprint PCS network, and outbound Sprint PCS traveling, when a Sprint PCS subscriber based in our markets uses the Sprint PCS network outside of our markets. Sprint PCS pays us a per minute fee for inbound Sprint PCS traveling. Similarly, we pay a per minute fee to Sprint PCS for outbound Sprint PCS traveling. Pursuant to our management agreement with Sprint PCS, Sprint PCS has the discretion to change the per minute rate for Sprint PCS traveling fees. Because we serve smaller markets adjacent to larger metropolitan areas, we believe inbound Sprint PCS traveling will exceed outbound Sprint PCS traveling. See "Risk Factors-Risks Particular to Our Relationship with Sprint PCS-We may not receive as much Sprint PCS travel revenue as we anticipate because Sprint PCS can change the rate we receive or fewer people may travel on our network."

         NON-SPRINT PCS ROAMING

         Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in our markets uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our portion of the Sprint PCS network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our portion of the Sprint PCS Network, and as part of our management agreement with Sprint PCS, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in our markets, we pay outbound non-Sprint PCS roaming fees directly to that provider. Sprint PCS, pursuant to our current services agreement with Sprint PCS, then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. As a result, we retain the collection risk for outbound non-Sprint PCS roaming fees incurred by the subscribers based in our markets.

MARKETING STRATEGY

         Our marketing and sales strategy will use Sprint PCS' proven strategies and developed national distribution channels that have helped generate the highest incremental wireless penetration of any cellular or PCS provider in the United States. In the fourth quarter of 1999, Sprint added approximately one million net new subscribers, the largest single quarter of customer growth ever reported by a wireless provider in the United States. In 1999, Sprint PCS added more than 3.1 million new wireless subscribers. These statistics may not reflect Sprint PCS' future growth rate nor our growth rate. We plan to enhance Sprint PCS' proven strategies with strategies tailored to our specific markets.

         BRAND EQUITY

         We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network.

         PRICING

         We will use the Sprint PCS pricing strategy to offer customers in our markets simple, easy to understand service plans. Sprint PCS' consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the code division multiple access system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, enabling us to market high usage customer plans at lower prices. All of Sprint PCS' current pricing plans:

         - include minutes in any Sprint PCS market (with no traveling charges);

         - are feature-rich and generally require no annual contracts or hidden charges;

         - offer a wide selection of phones to meet the needs of consumers and businesses; and

         - provide a limited-time money back guarantee on Sprint PCS phones.

         In addition, Sprint PCS' national "Free and Clear" calling plans, which offer simple, affordable plans for every consumer and business customer, include free long distance calling from anywhere on its nationwide network.

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

         LOCAL FOCUS

         Our local focus will enable us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. This will include attracting local businesses to enhance our distribution and drawing on our management team's experience in our markets. We will use local radio, television and newspaper advertising to sell our products and services in each of our markets. We intend to build a local sales force to execute our marketing strategy and to employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with access to over 350 retail locations in our markets.

         ADVERTISING AND PROMOTIONS

         Sprint PCS promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. We benefit from the national advertising at minimal costs to us. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, advertisement production and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our markets, such as RadioShack, Circuit City, OfficeMax and Best Buy. We must pay the cost of specialized Sprint PCS print advertising by third party retailers. Sprint PCS also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We will offer these promotional campaigns to potential customers in our markets.

         SPONSORSHIPS

         Sprint PCS is a sponsor of numerous selective, broad-based national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our markets.

         BUNDLING OF SERVICES

         We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

         Our sales and distribution plan mirrors Sprint PCS' proven multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

         SPRINT PCS RETAIL STORES

         We plan to operate company-owned Sprint PCS branded retail stores throughout our markets. These stores will be located in major traffic centers within our markets, providing us with a strong local presence and a high degree of visibility. We will train our sales representatives to be informed and persuasive advocates for Sprint PCS' services. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, activation, bill collection and customer service. We plan to open approximately 20 new stores by the end of 2001 when we are commercially active in all our markets and continue adding stores as market conditions require.

         SPRINT STORE WITHIN A RADIOSHACK STORE

         Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. RadioShack currently has over 150 stores in our markets.

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

         OTHER NATIONAL THIRD PARTY RETAIL STORES

         In addition to RadioShack, we will benefit from the distribution agreements established by Sprint PCS with other national retailers which currently include Kmart, Staples, Circuit City, OfficeMax, Montgomery Ward, Office Depot, Ritz Camera, Target and Heileg-Meyers. These retailers currently have over 200 retail stores in our markets.

         NATIONAL ACCOUNTS AND DIRECT SELLING

         We will participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 1000 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our markets. Our direct sales force will target the employees of these corporations in our markets and cultivate other local business clients.

         We will be required to submit monthly reports to Sprint PCS that track sales to these accounts. Sprint PCS determines how revenue unit credit is attributed to national accounts in our markets.

         We must follow an activation and fulfillment process for our national accounts that are established by Sprint PCS, which includes procedures for transmitting, activating and filling orders. These procedures also address:

         -        administrative requirements,

         -        transfer of services among Sprint PCS markets,

         -        equipment return policies,

         -        customer proposal support, and

         -        credit policies.

         Sprint PCS has established specific roles and responsibilities for the national accounts program. These roles and responsibilities set forth how compensation is determined for national sales and area sales, specific strategies for closing sales and account management. Sprint PCS also establishes criteria for determining national sales and area sales based on dollar revenues and metropolitan areas in the defined area.

         INBOUND TELEMARKETING

         Sprint PCS will provide inbound telemarketing sales when customers call from our markets. As the exclusive provider of Sprint PCS products and services in our market, we will use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

         ELECTRONIC COMMERCE

         Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our markets who purchase products and services over the Sprint PCS Internet site will be customers of our PCS network.

TECHNOLOGY

         GENERAL

         In the commercial mobile wireless communication industry there are two principal services licensed by the Federal Communications Commission for transmitting two-way, real time voice and data signals: "cellular" and wireless "personal communications services." In addition, enhanced specialized mobile radio service, a relatively new but not yet widely used technology, also allows for interconnected two-way real time voice and data services.

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

The Federal Communications Commission licenses these services on a geographic basis, using distinct radio spectrum bands. Cellular service, which uses a portion of the 800 MHz spectrum, was the original form of widely-used commercial mobile wireless voice communications. Cellular systems were originally analog-based, but over the last several years cellular operators have been providing digital service, usually as a complement to analog service in most of the major metropolitan markets. In 1994, the Federal Communications Commission allocated the 1850 -1990 MHz band for wireless high capacity, commonly referred to as broadband, personal communications services to be provided utilizing digital technology.

         Both analog and digital mobile wireless communications systems, whether wireless broadband personal communications services or cellular service, are divided into multiple geographic coverage areas, known as "cells." In both wireless personal communications services and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, known as the radio communications site. The radio communications site is connected by microwave or traditional telephone lines to a switch that uses computers to control the operation of the cellular or digital wireless personal communications services system. The switch:

         - controls the transfer of calls from radio communications site to radio communications site as a subscriber's handset travels;

         -        coordinates calls to and from handsets;

         - allocates calls among the radio communications sites within the system; and

         - connects calls to the local wireline telephone system or to a long distance carrier.

         Wireless communications providers establish interconnection agreements with local telephone companies and long distance telephone companies, thereby integrating their system with the existing communications system. Because the signal strength of a transmission between a handset and a radio communications site declines as the handset moves away from the radio communications site, the switching office and the radio communications site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another radio communications site where the signal strength is stronger.

         Digital wireless broadband personal communications services differ from traditional analog cellular service principally in that digital wireless broadband personal communications services systems use frequencies in a higher spectrum band and employ advanced digital technology. Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency re-use than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless broadband personal communications services or cellular service frequencies, to provide greater call privacy and stronger data transmission, such as facsimile, electronic mail and connecting laptop computers with computer/data networks. Moreover, digital technology also permits the provision of enhanced services such as caller ID.

         Digital wireless signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The Federal Communications Commission has not mandated a universal air interface protocol for wireless personal communications services systems. Digital wireless personal communications systems operate under one of three principal air interface protocols, code division multiple access, commonly referred to as CDMA, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, a form of time division multiple access commonly referred to as GSM. Each of these three digital technologies is incompatible with the other two. Thus, for example, a subscriber of a system that utilizes code division multiple access technology is unable to use his or her code division multiple access handset when traveling in an area not served by code division multiple access-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to default to an analog cellular system in that area. The same issue exists in the case of users of time division multiple access or global system for mobile communications systems. Many of the digital wireless personal communications

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

services operators now have dual-mode or tri-mode handsets available to their customers. Because not all areas of the country are served by each of the three digital modes, these handsets will remain necessary for segments of the subscriber base.

CODE DIVISION MULTIPLE ACCESS TECHNOLOGY

         Sprint PCS' national network and its affiliates' networks all use digital code division multiple access technology. We believe that code division multiple access provides important system performance benefits such as:

         GREATER CAPACITY

         We believe, based on studies by code division multiple access manufacturers, that code division multiple access systems can provide system capacity that is approximately seven to ten times greater than that of current analog technology and approximately three times greater than time division multiple access and global system for mobile communications systems.

         PRIVACY AND SECURITY

         One of the benefits of code division multiple access technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

         SOFT HAND-OFF

         Code division multiple access systems transfer calls throughout the code division multiple access network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new radio communications site while maintaining a connection with the radio communications site currently in use. Code division multiple access networks monitor the quality of the transmission received by multiple radio communications sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another radio communications site. Analog, time division multiple access and global system for mobile communications networks use a "hard hand-off" and disconnect the call from the current radio communications site as it connects with a new one without any simultaneous connection to both radio communications sites.

         SIMPLIFIED FREQUENCY PLANNING

         Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike time division multiple access and global system for mobile communications based systems, code division multiple access based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

         LONGER BATTERY LIFE

         Due to their greater efficiency in power consumption, code division multiple access handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

         While code division multiple access has the inherent benefits discussed above, time division multiple access networks are generally less expensive when overlaying existing analog systems since the time division multiple access spectrum usage is more compatible with analog spectrum planning. In addition, global system for mobile communications technology allows multi-vendor equipment to be used in the same network to a larger extent than code division multiple access platforms. This, along with the fact that the global system for mobile communications technology is currently more widely used throughout the world than code division multiple access, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, time division multiple access and global system for mobile communications technologies in a single unit. Currently, there are no plans to have code division multiple access

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

handsets that support either the time division multiple access or global system for mobile communications technologies.

COMPETITION

         We will compete throughout our markets with both incumbent cellular and new PCS providers. The cellular providers in our markets serve different geographic segments, with AirTouch (recently acquired by Vodafone) and AT&T Wireless Services covering our three western regional markets, and GTE and BellSouth servicing the midwestern market of Southern Indiana/Kentucky.

         Competition from PCS providers is significantly more fragmented, with a number of different operators competing with incompatible air-interface technologies. In the Reno/Tahoe/Northern California market, Pacific Bell Wireless is the principle PCS competitor operating with GSM air-interface technology. In the metropolitan area of Spokane, our network competes with the GSM operator VoiceStream and the CDMA operator GTE. In Montana, regional operators Three River Wireless and Black Foot compete with small CDMA networks. PCS competitors in the Southern Idaho/Utah market consist primarily of the GSM operator VoiceStream with a small start-up CDMA carrier South Central Communications operating in St. George and southern Utah. In the Southern Indiana/Kentucky market, CDMA operator Ameritech and GSM operators OmniPoint (recently acquired by VoiceStream) and PowerTel compete for different markets.

         We also face competition from resellers in each of our markets, which provide wireless services to customers but do not hold Federal Communications Commission licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public. The Federal Communications Commission currently requires all cellular and wireless personal communications services licensees to permit resale of carrier services to a reseller.

         In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

         In the future, we expect to face increased competition from entities providing similar services using the same, similar or other communications technologies, including satellite-based telecommunications and wireless cable systems and other traditional telephone networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

         Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. Some of our competitors also have well established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we will offer. Wireless personal communications services operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

         Over the past several years the Federal Communications Commission has auctioned, and will continue to auction, large amounts of wireless spectrum that could be used to compete with Sprint PCS services. Indeed, the Federal Communications Commission has recently reclaimed certain 700 MHz band spectrum previously allocated for UHF television broadcast use and has scheduled an auction of licenses for traditional telephone network systems in large geographic areas for later this year. Based upon increased competition, we anticipate that market prices for

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

two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

         - the strength of the Sprint and Sprint PCS brand names, services and features;

         -        the national presence of Sprint PCS;

         -        the location of our markets;

         -        our network coverage and reliability;

         -        customer care; and

         -        pricing.

         Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

         -        new services and technologies that may be introduced;

         -        changes in consumer preferences;

         -        demographic trends;

         -        economic conditions; and

         -        discount pricing strategies by competitors.

INTELLECTUAL PROPERTY

         The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We will use the Sprint and Sprint PCS brand names, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our markets. Under the terms of the trademark and service mark license agreements with Sprint and Sprint PCS, we do not pay a royalty fee for the use of the Sprint and Sprint PCS brand names and Sprint service marks.

         Except in instances that are noncompetitive and other than in connection with the national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in our markets. In all other instances, Sprint PCS reserves the right to use the licensed marks in providing its services within or without our markets.

         The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements-The Trademark and Service Mark License Agreements" for more information on this topic.

EMPLOYEES

         As of May 15, 2000, we employed 48 full-time employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

PROPERTIES

         Our headquarters are located in Bala Cynwyd, Pennsylvania and we lease space in a number of locations, primarily for our base stations and switching centers. As of May 15, 2000, our material leased properties were as listed below:

      PURPOSE                        LOCATION                   SQUARE FEET          LEASE TERM
------------------          -------------------------           -----------          -----------
Office Space lease           1 Bala Plaza, Suite 402              6,000              10 years
                            Bala Cynwyd, Pennsylvania

Switch lease                   5355 Capital Court                 5,760              10 years
                                 Unit Number 102
                                  Reno, Nevada

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE

         We anticipate that our environmental compliance expenditures will primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures are expected to arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures are not expected to be material to our operations in the future.

                            THE SPRINT PCS AGREEMENTS

         The following is a summary of the material terms and provisions of the Sprint PCS agreements and the consent and agreement modifying the Sprint PCS management agreement. We have filed the Sprint PCS agreements and the consent and agreement as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

         Under long-term agreements with Sprint PCS, we will exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. Sprint PCS owns the spectrum licenses and we are granted use of these licenses through our agreements with Sprint PCS. The agreements with Sprint PCS require us to interface with the Sprint PCS national wireless network by building our PCS network to operate on the PCS frequencies licensed to Sprint PCS. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, travel revenue from Sprint PCS customers traveling into our markets, and various other support services. Our relationship and agreements with Sprint PCS provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The management agreement has an initial term of 20 years and will automatically renew for three additional successive 10-year terms for a total term of 50 years, unless we or Sprint PCS provide the other with two years' prior written notice to terminate the agreements or unless we are in material default of our obligations under the agreements.

         We have four major agreements with Sprint PCS:

         -        the management agreement;

         -        the services agreement;

         -        the trademark and service mark license agreement with Sprint;
                  and

         -        the trademark and service mark license agreement with Sprint
                  PCS.

         In addition, Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, the lender under our $250.0 million senior credit facility. This consent replaced an existing consent and agreement between the parties that had modified our management agreement in substantially the same manner for the benefit of Paribas under our previous $25.0 million credit facility.

THE MANAGEMENT AGREEMENT

         Under our management agreement with Sprint PCS, we have agreed to:

         - construct and manage a network in our markets in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

         - share with Sprint the costs associated with its relocation of interfering microwave sources in our markets;

         - distribute during the term of the management agreement Sprint PCS products and services;

         - use Sprint PCS' and our own distribution channels in our markets;

         -        conduct advertising and promotion activities in our markets;
                  and

         - manage that portion of Sprint PCS' customer base assigned to our markets.

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

         Sprint PCS will supervise our PCS network operations and has the right to unconditional access to our PCS network.

         EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our markets while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our markets and, as required by the Federal Communications Commission, to permit resale of the Sprint PCS products and services in our markets. If Sprint PCS decides to expand the geographic size of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint PCS can build out the markets or permit another third party to do so.

         NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within our service area as depicted in the table below. The aggregate coverage will result in network coverage of approximately 55% of the population in our markets of 7.7 million by the end of 2001. We have agreed to operate our PCS network to provide for a seamless handoff of a call initiated in our markets to a neighboring Sprint PCS network.

                                        PHASE 0                PHASE 1             PHASE 2             PHASE 3
            MARKET                SEPTEMBER 21, 2000      DECEMBER 31, 2000     MARCH 31, 2001   SEPTEMBER 30, 2001
------------------------------  --------------------    --------------------    --------------   ------------------
Reno/Tahoe/Northern California  Reno, NV                Yuba City/Marysville,   Eureka, CA
                                Sparks, NV              CA
                                Carson City, NV         Oroville, CA
                                Lake Tahoe, NV          Chico, CA
                                                        Red Bluff, CA
                                                        Redding,CA

Spokane/Montana                                         Pullman, WA           Newport, WA
                                                        Lewiston, ID          Sandpoint, ID
                                                        Moscow, ID

Southern Idaho/Utah/Nevada                              Logan, UT             Boise, ID          Twin Falls, ID
                                                        Brigham, UT           Nampa, ID          Pocatello, ID
                                                                              Caldwell, ID       Idaho Falls, ID
                                                                              Mountain Home, ID  Rexburg, ID
                                                                              Jackson, WY        St. Anthony, ID
                                                                              Ketchum, ID
                                                                              Cedar City, UT
                                                                              St. George, UT
                                                                              Mesquite, NV

Southern Indiana/Kentucky                                                     Terre Haute, IN    Vincennes, IN
                                                                              Bloomington, IN    Washington, IN
                                                                              Bedford, IN        Petersburg, IN
                                                                              Evansville, IN     Jasper, IN
                                                                              Owensboro, KY      Cannelton, IN
                                                                                                 Rockport, IN
                                                                                                 Bedford, IN
                                                                                                 Mitchell, IN
                                                                                                 New Castle, IN
                                                                                                 Rushville, IN
                                                                                                 Connersville, IN
                                                                                                 Liberty, IN
                                                                                                 Clarkesville, TN

         The management agreement also includes minimum build-out plan requirements for select cities in the Spokane/Montana market, with a launch date of June 1, 2005.

         PRODUCTS AND SERVICES. The management agreement identifies the products and services that we can offer in our markets. These services include, but are not limited to, Sprint PCS consumer and business products and

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

services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS' products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS' sole determination, consumer confusion with Sprint PCS products and services. We may cross-sell services such as long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to sell the same services of third parties, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local telephone market in areas where Sprint owns the local telephone company unless we name the Sprint-owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

         We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our markets. As a participant in these sales programs, our responsibilities include assisting Sprint PCS' national sales team in our markets in connection with implementing national sales programs, negotiating customer contracts and managing customer accounts. We must use Sprint's long distance service for calls made from within designated portions of our markets to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide some of its services under our services agreement. We must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee.

         SERVICE PRICING, ROAMING, TRAVEL AND FEES. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' "Free and Clear" plans. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint PCS' approval. We are entitled to receive a weekly fee from Sprint PCS equal to 92% of "collected revenues" for all obligations under the management agreement, adjusted by the cost of customer services provided by Sprint PCS. "Collected revenues" include revenue from Sprint PCS subscribers based in our markets and inbound non-Sprint PCS roaming. Sprint PCS will receive 8% of the collected revenues. Outbound non-Sprint PCS roaming revenue, inbound and outbound Sprint PCS travel fees, proceeds from the sales of handsets and accessories, proceeds from sales not in the ordinary course of business, and amounts collected with respect to taxes are not considered collected revenues. Except in the case of taxes, we will retain 100% of these revenues. Many Sprint PCS subscribers purchase bundled pricing plans that allow Sprint PCS traveling anywhere on the Sprint PCS network without incremental Sprint PCS travel charges. However, we will earn Sprint PCS travel revenue for every minute that a Sprint PCS subscriber from outside our markets enters our markets and uses our services. We will earn revenue from Sprint PCS based on a per minute rate established by Sprint PCS when Sprint PCS' or its affiliates' subscribers travel on our portion of the Sprint PCS network. Similarly, we will pay the same rate for every minute Sprint PCS subscribers who are based in our markets use the Sprint PCS network outside our markets. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements.

         ADVERTISING AND PROMOTIONS. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our markets. Sprint PCS' service area includes the urban markets around our markets. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

         PROGRAM REQUIREMENTS. We will comply with Sprint PCS' program requirements for technical standards, travel, roaming and interservice area calls, customer service standards, national and regional distribution and national accounts programs. Some of these technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. We are required to build a network that meets minimum transport requirements established by Sprint PCS for links between our cell sites and switches. These requirements are measured in milliseconds. We are also required to have minimal loss and echo return loss on our telephone lines. We must meet substantially high network up-time percentage in excess of 95%. Also, we must meet a less than 5% dropped call rate and ratio of blocked call attempts to total call attempts as well as a less than 12% ratio of call origination to termination failures. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days prior notice. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment:

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

         - causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long term debt, or

         - causes our long-term operating expenses to increase by more than 10% on a net present value basis.

If Sprint PCS denies our appeal, then we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the ten-day period or comply with the program adjustment, Sprint PCS has the termination rights described below.

         We are not currently required to meet the customer service standards because we have elected to use Sprint PCS' established support services which include customer service. Under our services agreement with Sprint PCS, Sprint PCS may terminate, upon nine months' advance written notice, customer service. We would then be required to establish and operate our own customer service center to, among other things, handle customer inquiries 24 hours a day, 365 days a year, and activate handsets and accounts and handle billing and collections within stringent time guidelines established by Sprint PCS, which may range from 24 to 72 hours.

         NON-COMPETITION. We may not offer Sprint PCS products and services outside our markets without the prior written approval of Sprint PCS. Within our markets we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our markets, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if customers from our markets travel to other geographic areas, we must route those customers' incoming and outgoing calls according to Sprint PCS' roaming and inter-service area requirements, without regard to any wireless networks that we or our affiliates operate.

         INABILITY TO USE NON-SPRINT PCS BRAND. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

         CHANGE OF CONTROL. Sprint PCS must consent to a change of control of us, but this consent cannot be unreasonably withheld.

         ASSIGNMENT. We cannot assign the Sprint PCS agreements to any person without the prior consent of Sprint PCS, except that we can assign the agreements to any affiliate of ours that is not a significant competitor of Sprint PCS in the telecommunications business.

         RIGHTS OF FIRST REFUSAL. Sprint PCS has rights of first refusal to buy our assets, without further approval of UbiquiTel Parent's stockholders, upon a proposed sale of all or substantially all of our assets that are used in connection with the operation or management of the Sprint PCS network in our markets.

         TERMINATION OF MANAGEMENT AGREEMENT. The management agreement can be terminated as a result of:

         -        termination of Sprint PCS' PCS licenses;

         -        an uncured breach under the management agreement;

         -        bankruptcy of a party to the management agreement;

         - the management agreement not complying with any applicable law in any material respect;

         - the termination of either of the trademark and service mark license agreements; or

         - our failure to obtain the financing necessary for the build-out of our PCS network and for our working capital needs.

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         However, Sprint PCS' rights of termination have been modified by the consent and agreement and are discussed more particularly under "Consent and Agreement." The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint PCS. The right of either party to require the other to purchase or sell the operating assets, as discussed below, may not be exercised, except in limited circumstances in the case of Sprint PCS, until October 15, 2000.

         TRANSFER OF SPRINT PCS NETWORK. Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of the Sprint PCS agreements.

         RIGHTS ON TERMINATION. If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

         - require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value (as defined in the management agreement);

         - if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

                  - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

                  -        9% of our Entire Business Value; or

                  - sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

         If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

         - require us, without further approval of UbiquiTel Parent's stockholders, to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

         - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

                  - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint; or

                  -        10% of our Entire Business Value;

         - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our PCS network; or

         - sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

         RIGHTS ON NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

         - require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value; or

         - if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

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                  -        the original cost to Sprint PCS of the license plus
                           any microwave relocation costs paid by Sprint PCS; or

                  -        10% of our Entire Business Value.

         If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

         - purchase all of our operating assets, without further approval of UbiquiTel Parent's stockholders, for an amount equal to 80% of our Entire Business Value; or

         - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

                  - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

                  -        10% of our Entire Business Value.

         If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser, each of whom must be an expert in valuing wireless telecommunications companies. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

         - the Entire Business Value will be based on the price a willing buyer would pay a willing seller for the entire on-going business;

         - the appraisers will use then-current customary means of valuing a wireless telecommunications business;

         - the appraisers will value the business as it is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

         - where Sprint PCS may, or is required to, purchase our operating assets the appraisers will value the business as if we own the spectrum and frequencies that we actually use. Where we may, or are required to, purchase a portion of Sprint PCS' licensed spectrum, the business will be valued as if we already own that portion of the spectrum and frequencies that we are going to purchase; and

         - the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

         INSURANCE. We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

         INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, managers, officers, employees, agents and representatives against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

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THE SERVICES AGREEMENT

         The services agreement outlines various support services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each 12 month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Sprint may require us to purchase certain services where necessary to comply with legal or regulatory requirements (for example, where provision of 911 emergency service is mandatory). We have chosen to initially buy services such as billing, customer care and activation from Sprint PCS. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services provided under the services agreement in connection with any other business or outside our markets. We may discontinue use of any service upon three months' prior written notice. We will have access to these services during the term of our Sprint PCS management agreement unless Sprint PCS provides us at least nine months' advance notice of its intention to terminate any particular service.

         We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

         We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our markets of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

         Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

THE CONSENT AND AGREEMENT

         OVERVIEW

         Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, the lender under our $250.0 million credit facility. The consent replaced an existing consent and

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agreement between the parties that had modified our management agreement in substantially the same manner for the benefit of Paribas under our previous $25.0 million credit facility. The consent generally provides, among other things, the following.

         CONSENT TO SECURITY INTEREST AND PLEDGE OF STOCK. Sprint PCS has consented to the grant of the following:

         - a first priority security interest in all our assets including the Sprint PCS agreements;

         - a lien upon all of our assets and property including our rights under the Sprint PCS agreements; and

         -        a first priority security interest in our capital stock.

         Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right or the right of any of its affiliates to challenge or contest the validity of the interests.

         AGREEMENT NOT TO TERMINATE SPRINT PCS AGREEMENTS UNTIL DEBT OBLIGATIONS ARE REPAID. Sprint PCS has agreed not to exercise its rights or remedies under the Sprint PCS agreements, except its right to cure some defaults, and including its right to terminate the agreements and withhold payments (other than rights of setoff) until our obligations under the credit agreement with Paribas are satisfied in full.

         NO COMPETITION UNTIL DEBT OBLIGATIONS ARE REPAID. Sprint PCS has agreed that it will not permit any person other than us or a successor manager to be a manager or operator for Sprint PCS in our markets until our obligations under the credit facility are satisfied in full. Similarly, Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in our markets unless it is permitted under the management agreement or the management agreement is terminated in accordance with the consent, and, in each case, until our obligations under the credit facility are satisfied in full. While the credit facility is outstanding, Sprint PCS may, however, sell PCS services through its national accounts, permit resellers and build new geographical areas within our markets for which we have chosen not to exercise our rights of first refusal, all as provided in the management agreement.

         ASSIGNMENTS AND CHANGE OF CONTROL TO PARIBAS. Sprint PCS has agreed not to apply the restrictions on assignment of the Sprint PCS agreements and changes in control of our ownership to Paribas. The assignment and change of control provisions in the Sprint PCS agreements will apply if the assignment or change of control is to someone other than Paribas, or is not otherwise permitted under the consent.

         REDIRECTION OF PAYMENTS FROM SPRINT PCS TO PARIBAS. Sprint PCS has agreed to make all payments due from Sprint PCS to us under the Sprint PCS agreements directly to Paribas if Paribas so requests and provides Sprint PCS with notice that an event of default has occurred and is continuing under the credit facility. Payments to Paribas would cease upon the cure of the event of default or certain time limitations.

         NOTICE OF DEFAULTS. Sprint PCS has agreed to provide to Paribas a copy of any written notice it sends us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the Sprint PCS agreements constitutes an event of default under our credit agreement with Paribas. Paribas has agreed to provide Sprint PCS with a copy of any written notice sent to us or UbiquiTel Parent regarding an event of default or default under the credit agreement with Paribas.

         RIGHT TO CURE. Under the terms of the consent, Paribas has the right, but not the obligation, to cure a breach by us of our management agreement with Sprint PCS. Additionally, Sprint PCS has the right, but not the obligation, to cure certain defaults by us of our obligations under the credit agreement with Paribas.

         RIGHTS UPON DEFAULT

         Besides modifying the rights and remedies available to Sprint PCS upon an event of termination under your management agreement, the consent grants Paribas certain rights in the event that we default on our obligations under the credit facility. Paribas' rights and remedies vary based on whether:

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         -        we have defaulted on our obligations under the credit facility but no event of termination has occurred under the management agreement; or

         -        we have breached the management agreement with Sprint PCS.

         The consent generally permits, without approval of UbiquiTel Parent's stockholders the appointment of a person to run our business under the Sprint PCS agreements on an interim basis and establishes a process for the sale of the business. The person designated to operate our business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee shall not exceed the amount of direct expenses of its employees to operate the business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to us under the Sprint PCS agreements.

         CREDIT AGREEMENT DEFAULT WITHOUT A MANAGEMENT AGREEMENT BREACH. If we default on our obligations to Paribas under the credit facility, and there is no default under our management agreement with Sprint PCS, then Paribas may take any of the following actions:

         - allow us to continue to operate the business under the Sprint PCS agreements;

         - appoint Sprint PCS to operate the business on an interim basis; or

         - appoint a person other than Sprint PCS to operate the business on an interim basis.

         APPOINTMENT BY PARIBAS OF SPRINT PCS OR A THIRD PARTY DESIGNEE TO OPERATE BUSINESS. If Paribas appoints Sprint PCS to operate the business, Sprint PCS must accept the appointment within 14 days or designate another person to operate the business. Sprint PCS' designee may be an affiliate of Sprint PCS (other than us) or another person acceptable to Paribas. Sprint PCS or its designee must agree to operate the business for up to six months. At the end of the six months, the period may be extended by Paribas for an additional six months (or an additional 12 months if the aggregate population served by all of Sprint PCS' affiliates is less than 40 million). During the initial six-month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until our obligations to Paribas under the credit facility have been satisfied in full. If the term is extended beyond the initial six-month period, we will be required to reimburse Sprint PCS or its designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholders' equity value plus the outstanding amount of our long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Paribas has the right to appoint a successor to the interim manager subject to the requirements set forth below.

         APPOINTMENT OF THIRD PARTY BY PARIBAS TO OPERATE BUSINESS. If Paribas appoints a person other than Sprint PCS to operate the business on an interim basis the third party must:

         - agree to serve for six months unless terminated by Sprint PCS or Paribas;

         - meet the requirements for a successor manager specified in the consent, and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

         -        agree to comply with the terms of the Sprint PCS agreements.

         The third party is required to operate the Sprint PCS network in our markets, but is not required to assume our existing liabilities. If the third party materially breaches the Sprint PCS agreements, this breach will be treated as an event of default under the management agreement with Sprint PCS.

         MANAGEMENT AGREEMENT BREACH. If we breach the Sprint PCS agreements and this breach causes a default under the credit agreement with Paribas, Sprint PCS has the right to designate who will operate our business on an interim basis. Sprint PCS has the right to:

         - allow us to continue to operate the business under the Sprint PCS agreements (if Paribas consents);

         - operate our PCS business as an interim manager for up to six months; or

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         -        appoint a Sprint PCS affiliate or another person that is
                  acceptable to Paribas to operate our PCS business on an interim basis.

         If Sprint PCS elects not to operate the business or designate a third party to operate the business on an interim basis, Paribas may do so.

         ELECTION OF SPRINT PCS TO SERVE OR DESIGNATE A THIRD PARTY TO OPERATE BUSINESS. If Sprint PCS elects to operate the business on an interim basis or designate a third party to operate the business on an interim basis, Sprint PCS or the third party may operate the business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months (or an additional 12 months if the aggregate population served by us and all other affiliates of Sprint PCS is less than 40 million). During the initial six month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until our obligations to Paribas under the credit facility have been satisfied in full. If the term is extended beyond the initial six month period, we will be required to reimburse Sprint PCS or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our shareholder's equity value plus the outstanding amount of our long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six month period, Sprint PCS, subject to the approval of Paribas, has the right to appoint a successor to the interim manager.

         APPOINTMENT OF THIRD PARTY BY PARIBAS TO OPERATE BUSINESS. If Sprint PCS gives Paribas notice of a breach of the management agreement, our obligations under the credit agreement are accelerated and Sprint PCS does not agree to operate the business or is unable to find a designee, then Paribas may designate a third party to operate the business. Paribas has this same right if Sprint PCS or its designee is not replaced within 30 days of the end of its term as interim manager. The third party selected by Paribas must:

         - agree to serve for six months unless terminated by Sprint PCS or Paribas;

         - meet the requirements for a successor manager specified in the consent and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

         -        agree to comply with the terms of the Sprint PCS agreements.

         The third party may continue to operate the business after the six month period at Paribas' discretion, so long as the third party continues to satisfy the requirements to be a successor manager and does not breach the terms of the Sprint PCS agreements.

         PURCHASE AND SALE OF OPERATING ASSETS

         The consent establishes a process for the sale of our operating assets, without approval of UbiquiTel Parent's stockholders, in the event that we default on our obligations to Paribas under the credit facility and Paribas accelerates the maturity of those obligations.

         SPRINT PCS' RIGHT TO PURCHASE ON ACCELERATION OF DEBT. Upon notice of an acceleration, Sprint PCS has the right, without approval of UbiquiTel Parent's stockholders, to purchase our operating assets or capital stock under the following terms:

         -        The purchase price will be the greater of:

                  -        72% of our Entire Business Value; or

                  - the aggregate amount of our obligations under the credit agreement;

         - Sprint PCS must notify Paribas of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

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         -        Once Sprint PCS has given notice of its intention to exercise the purchase right, Paribas is prohibited from enforcing its security interests until the earlier of 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase;

         - If, after the 120-day period after the acceleration date, we receive a written offer to purchase our operating assets or capital stock that we confirm in writing to be acceptable to us, Sprint PCS has the right to purchase our operating assets or our stock on terms and conditions at least as favorable to us as the offer we receive. Sprint PCS must agree to purchase the operating assets or capital stock within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us and Paribas;

         - Upon completion of the sale to Sprint PCS and satisfaction in full of our obligations under the credit agreement, Paribas must release its security interests.

    SALE OF OPERATING ASSETS OR CAPITAL STOCK TO THIRD PARTIES. If Sprint PCS does not purchase the operating assets or capital stock, following an acceleration by Paribas of our obligations under the credit agreement, Paribas may sell our operating assets or stock. In that event, Paribas has two options:

         - to sell the assets or stock to an entity that meets the requirements of a qualified successor under the Sprint PCS agreements; or

         - to sell the assets or stock to any third party, subject to specified conditions.

    SALE OF ASSETS OR CAPITAL STOCK TO QUALIFIED SUCCESSOR. Paribas may sell the operating assets or capital stock and assign the agreements to entities that meet the following requirements to succeed us:

         - the person has not materially breached a material agreement with Sprint PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

         - the person is not named by Sprint PCS as a prohibited successor and listed on Schedule 13 to the consent;

         - the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the build-out plan; and

         -        the person agrees to be bound by the Sprint PCS agreements.

    Paribas is required to provide Sprint PCS with information necessary to determine if a buyer meets the requirements to succeed us as manager. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the proposed successor manager. If Sprint PCS does not object to the buyer's qualifications, the buyer can purchase the assets and assume our rights and responsibilities under the Sprint PCS agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under our Sprint PCS agreements.

    SALE OF ASSETS OR CAPITAL STOCK TO NON-SUCCESSOR. Paribas may sell, without stockholder approval, our assets or stock to a party that does not meet the requirements to succeed us. If such a sale is made:

         -        Sprint PCS may terminate the Sprint PCS agreements;

         - the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in our territories under specified terms;

         - if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5 MHz of spectrum;

         - the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave relocation costs attributable to clearing in the spectrum ultimately acquired by the buyer of our assets and the amount of carrying costs attributable to the license and microwave relocation costs from the date of the consent until the closing of the sale, based on a rate of 12% per annum;

         - the buyer will receive from Sprint PCS the customers with the mobile identification number assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

         - with limited exceptions, Sprint PCS will not solicit for six months the customers transferred to the buyer with the mobile identification number assigned to the market area;

         - the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

         - Sprint PCS will have the right to resell the buyer's wireless services at most favored nation pricing.

    DEFERRAL OF COLLECTED REVENUES. For a period of up to two years after an acceleration by Paribas of UbiquiTel Operating Company's obligations under the credit facility, Sprint PCS may only retain one-half of the amount of collected revenues from our operation of the Sprint PCS Network in our territories that it would otherwise be entitled to under the management agreement. The balance must be forwarded to us, or to Paribas if Paribas has elected to redirect payments as provided in the consent. If Sprint PCS is not serving as the interim manager at the end of the first year following the acceleration, then Sprint PCS will retain all of the collected revenues to which it is entitled under the management agreement (the remainder to be paid to Sprint PCS under an unsecured deferred note).

    RIGHT TO PURCHASE DEBT OBLIGATIONS. Following the acceleration of UbiquiTel Operating Company's obligations under the credit facility, and until the 60-day anniversary of the filing of a bankruptcy petition, Sprint PCS has the right to purchase the obligations to Paribas under the credit facility.

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                    DESCRIPTION OF THE SENIOR CREDIT FACILITY

         On March 31, 2000, we entered into a $250.0 million senior secured credit facility with Paribas.

         The credit facility provides for:

         - an aggregate of $120,000,000 of senior secured A term loans, which may be drawn at any time until April 2002, and which mature in October 2007;

         - an aggregate of $75,000,000 of senior secured B term loans, which were drawn down in full on April 11, 2000 and funded into an escrow account, and which mature in October 2008; and

         - a $55,000,000 senior secured revolving credit facility which matures in October 2007 and includes a $5,000,000 subfacility for the issuance of letters of credit.

         The $75,000,000 million of senior secured B term loans that were funded into an escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, these funds will not be released to us until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of the outstanding notes and from UbiquiTel Parent's initial public offering of its common stock to pay fees and expenses in connection with those offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75,000,000 have been satisfied.

         We must repay the A term loans, if borrowed, in 14 consecutive quarterly installments, beginning in June 2004. The amount of each of the first four installments is $2,500,000, the amount of each of the next four installments is $3,750,000, the amount of each of the next four installments is $16,250,000, and the amount of each of the last two installments is $15,000,000.

         We must repay the B term loans in eighteen consecutive quarterly installments, beginning in June 2004. The amount of each of the first 12 installments is $187,500, the amount of each of the next four installments is $2,812,500, and the amount of each of the last two installments is $30,750,000.

         The amount that we can borrow and that can be outstanding under the revolving credit facility reduces in eight quarterly reductions, beginning in December 2005. The amount of each of the reductions is $6,875,000.

         Until the earlier to occur of the syndication of the senior credit facility, or August 2000, Paribas may re-allocate the amounts among the A term loans, B term loans and revolving credit facility at their discretion. If these amounts are re-allocated by Paribas, the installment payments set forth above will also be subject to re-allocation.

         Interest on the A term loans accrues, at our option, either at:

         - the reserve adjusted London interbank offered rate, plus a margin of between 3.75% and 2.25%; or

         - the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus a margin of between 2.0% and 1.0%.

         Interest on the B term loans and the revolving credit loans accrues, at our option, either at:

         - the reserve adjusted London interbank offered rate, plus an applicable margin of between 4.25% and 2.75%, depending on the level of our ratio of debt to earnings before interest, taxes, depreciation and amortization; or

         - the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus an applicable margin of between 2.5% and 1.5%, depending on the level of our ratio of debt to earnings before interest, taxes, depreciation and amortization.

         Interest on any overdue amounts will accrue at a rate per annum equal to 2.0% plus the rate otherwise applicable to that amount.

         The credit facility requires that we pay commitment fees to the lender. Initially, the commitment fee is based on a percentage of the undrawn amounts of the revolving credit facility and the A term loan facility. The commitment fees are payable quarterly in arrears and a separate agent's fee is payable to the administrative agent.

         The commitment fee is:

         - if 67% or more of the total amount of the facilities is drawn, the commitment fee is 0.75% of the undrawn amount;

         - if less than or equal to 67% and greater than 33% of the total amount of the facilities is drawn, the commitment fee is 1.125% of the undrawn amount; or

         - if less than or equal to 33% of the total amount of the facilities is drawn, the commitment fee is 1.375% of the undrawn amount.

         We paid origination fees of $7.0 million in connection with the credit facility.

         We must repay the term loans, and the commitments under the revolving credit facility will be reduced, in an aggregate amount equal to:

         -        50% of excess cash flow in each fiscal year;

         - 100% of the net proceeds of specified asset sales outside the ordinary course of business, in excess of a $1.0 million yearly threshold;

         - 100% of the net cash proceeds of specified incurrences of indebtedness; and

         - 100% of the net cash proceeds of specified issuances of equity securities, other than proceeds from UbiquiTel Parent's initial public offering.

         UbiquiTel Parent has guaranteed all of our obligations under the credit facility. Our obligations under the credit facility are secured by security interests in substantially all of our assets, and by UbiquiTel Parent's pledge of all of our capital stock.

         The credit facility contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, and the acquisition and disposition of assets. The credit facility also requires that we comply with specified financial covenants, including interest coverage ratios and indebtedness to total capital ratios and other covenants, including a requirement to cover a specified percentage of the population in our market areas. We are currently in compliance with all covenants under the credit facility.

         The credit facility provides for customary events of default, including cross-defaults, judgment defaults and events of bankruptcy. In case of an event of default, our lender may declare our debt due and payable.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

         The following table presents information with respect to our executive officers, directors and other key employees.

EXECUTIVE OFFICERS AND DIRECTORS:

                       NAME                           AGE                         POSITION
---------------------------------------------------   ---     ---------------------------------------------------
Donald A. Harris..............................         47     Chairman of the Board, President and Chief
                                                              Executive Officer
Dean E. Russell...............................         48     Chief Operating Officer
Paul F. Judge.................................         34     Senior Vice President-Corporate Development and
                                                              Finance
Andrew W. Buffmire............................         53     Senior Vice President-Business Development
Robert A. Berlacher...........................         45     Director
Peter Lucas...................................         45     Director
Eve M. Trkla..................................         37     Director
Joseph N. Walter..............................         47     Director

OTHER KEY EMPLOYEES:
Debra A. Gerstenberg..........................         36     Vice President of Human Resources
David L. Zylka................................         39     Vice President of Engineering

         DONALD A. HARRIS has served as President and Chief Executive Officer and as a director since our inception and was appointed Chairman of the Board in May 2000. Mr. Harris has more than 17 years of experience in the telecommunications industry, and is the former president of Comcast Cellular Communications, Inc., and a former senior vice president of Comcast Corporation. He also participated in Comcast's efforts on the board of Nextel. Mr. Harris managed the build-out of and had operating responsibility for Comcast's cellular operations in Pennsylvania, New Jersey and Delaware with over 8 million residents. Mr. Harris was also responsible for Comcast's PCS experimental trials. Prior to joining Comcast in February, 1992, Mr. Harris was Vice President/General Manager of PacTel Cellular's Los Angeles office, the then largest traditional cellular operation in the United States. He also held several senior management positions with PacTel including Vice President of Corporate Development, and President and Chief Executive Officer of the San Francisco Cellular Partnership. Mr. Harris began his career in the cellular communications industry as a consultant with McKinsey & Company. Mr. Harris is a graduate of the United States Military Academy at West Point, and holds a Masters Degree in Business Administration from Columbia University.

         DEAN E. RUSSELL has been our Chief Operating Officer since November 1999. He is responsible for overseeing all of the functional areas of our operations including sales and marketing, network and field operations, and human resources. Prior to joining us, Mr. Russell was part of the executive management team of Education Management Corporation from October 1997 to November 1999. He held various positions with Education Management Corporation including Director of Operations for the Art Institute of Fort Lauderdale and President of the Art Institute International at San Francisco. Previously, Mr. Russell was the General Sales Manager for Comcast Cellular Communications, Inc. in Atlantic City and Cape May County in New Jersey from October 1995 to October 1997. Prior to joining Comcast Cellular Communications, Inc., Mr. Russell served in the United States Army for 20 years before retiring as a Lieutenant Colonel. Mr. Russell has 26 years of leadership experience including hands on experience managing diverse operations. Mr. Russell holds a Bachelor of Science Degree in engineering from the United States Military Academy at West Point and a Masters of Education Degree from the University of Georgia and a Masters of Business Administration in International Business from Long Island University.

         PAUL F. JUDGE has been our Senior Vice President of Corporate Development and Finance since our inception. He is responsible for acquisition of new markets, business and financial planning, and management of strategic relationships. Mr. Judge is one of our founders and has more than 13 years of experience in the wireless telecommunications industry. From August 1992 until joining us, Mr. Judge served as Director of The Walter Group, Inc., where he served as a senior member of the consulting firm which specializes in management services for telecommunications and information management companies. Before joining The Walter Group, Mr. Judge contributed to the formation and analysis of telecommunications trade policy within the Department of Commerce, as well as participated in the development of the OmniTracs satellite communications system today operated by Qualcomm. Mr. Judge holds a Bachelor of Science in Business Administration from Pepperdine University and a Masters of Business Administration in International Business Finance from George Washington University.

         ANDREW W. BUFFMIRE joined the Company in May 2000 as Senior Vice President Business Development. He is responsible for the development and negotiation of strategic business transactions. Prior to joining us, Mr. Buffmire was a Director in the Sprint PCS Affiliates Program. He joined Sprint PCS in January of 1996 during its initial development stage. At Sprint PCS he led the state related regulatory compliance, network infra-structure and interconnection negotiations for the market entry of Sprint PCS and provided legal counsel for various aspects of the network build-out. Before joining Sprint PCS, Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah for 16 years, with the exception of two years (1985-1987), when he was the founder, general counsel and registered principal of an NASD registered investment banking firm. Mr. Buffmire interned with the Commission of the European Economic Community (EU) in Brussels, Belgium. He has a Bachelor of Arts Degree in International Relations from the University of Southern California, a Juris Doctor Degree from the University of Utah and a Master of Laws degree from the London School of Economics and Political Science.

         ROBERT A. BERLACHER has been a director since our inception. Mr. Berlacher is President of LIP Advisors, Inc., the General Partner of Lancaster Investment Partners, LP, a technology, telecommunications and healthcare investment partnership based in King of Prussia, Pennsylvania. Mr. Berlacher is also a co-founder and director of EGE Holdings, Ltd., a holding company with ownership interests in investment banking, money management and venture capital. While co-founding EGE Holdings, Ltd., Mr. Berlacher was also a Managing Director of Boenning & Scattergood, Inc. from January 1997 to September 1999, and was a Managing Director and shareholder of Pacific Growth Equities, Inc. from March 1995 to January 1997. Mr. Berlacher graduated from Cornell University in 1976 with a Bachelor of Science degree in Business Administration-Finance.

         PETER LUCAS has been a director since our inception. Mr. Lucas served as Chief Financial Officer of WesTower Corporation, a public provider of telecommunications sites and wireless network services, from April 1997 to September 1999. Mr. Lucas also served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas-based public oil and gas company, from August 1995 to April 1997. Mr. Lucas received a Bachelor of Commerce degree from the University of Alberta.

         EVE M. TRKLA has been a director since our inception. Ms. Trkla is the Co-Founder, Senior Managing Director and Chief Financial Officer of Brookwood Financial Partners, L.P. and its affiliated companies, Brookwood Securities Partners, L.P., Brookwood Management Partners, L.P. and Brookwood Capital Partners, L.P. Ms. Trkla oversees the financial administration of Brookwood and its affiliates and the origination, evaluation, structuring and acquisition of real estate and private company investments. Brookwood is a Boston-based private investment and merchant-banking firm which specializes in acquiring and managing real estate and in providing equity and bridge financing to private companies. Since its founding in 1993, Brookwood and its affiliated entities have acquired real estate and corporate assets with a realized and current value in excess of $400 million. Prior to co-founding Brookwood, Ms. Trkla was the Senior Credit Officer at The First National Bank of Ipswich, where she created and managed the credit administration function for this $130 million community bank. Ms. Trkla spent the first eight years of her career at the First National Bank of Boston as a lender specializing in large corporate acquisition finance. Ms. Trkla is a 1984 CUM LAUDE graduate of Princeton University.

         JOSEPH N. WALTER has been a director since our inception. Mr. Walter founded The Walter Group, Inc., an international consulting and project management firm specializing in telecommunications companies, in 1988 and currently serves as its Chairman and Chief Executive Officer. In January 2000, The Walter Group sold its consulting and project management group to Wireless Facilities, Inc. The Walter Group continues to maintain investments in a variety of telecommunications-based companies. Prior to establishing The Walter Group, Mr. Walter served as Senior Vice President for McCaw Cellular Communications, Inc. and was responsible for the corporate headquarters group of the company. During his tenure at McCaw Cellular, Mr. Walter was also responsible for establishing McCaw Space Technologies, Inc. and McCaw Government Services, Inc. He served with McCaw Cellular from 1983 to 1988. Mr. Walter holds undergraduate degrees in biological science and social ecology from the University of California, Irvine and a Masters in Business Administration from the University of Washington.

         DEBRA A. GERSTENBERG has been our Vice President of Human Resources since January 2000. She reports to our Chief Operating Officer and is responsible for implementing and directing the functions of employee relations, compensation, benefits, training, equal employment opportunity, staffing and payroll. Prior to joining us, Ms. Gerstenberg worked for the wireless division of Southwestern Bell Corporation from July 1999 to January 2000 as the Director of Human Resources for their Philadelphia Region. She provided human resources support to the President with full responsibility for the strategic and operational management of the human resources function. Prior to the acquisition of Comcast Cellular Communications by Southwestern Bell, she held various senior human resource management positions at Comcast Cellular from February 1995 to July 1999, including Director of Human Resources. Her previous experience included various human resource management positions as well as customer service and training management positions in the banking industry. Ms. Gerstenberg attended the University of Delaware's School of Human Resources in Newark, Delaware.

         DAVID L. ZYLKA has been our Vice President of Engineering since January 2000. He reports to our Chief Operating Officer and is responsible for the quality and technical performance of all network operations. Mr. Zylka has 10 years experience in the telecommunications industry. From January 1999 to December 1999, he served as the Vice President of Engineering for Frontier Cellular Communications in Rochester, NY where he developed and executed a $59 million CDMA network expansion plan. Before he joined Frontier Cellular Communications, Mr. Zylka held various positions at Comcast Cellular Communications in Philadelphia, Pennsylvania from May 1991 to November 1998, including Vice President of Systems Performance. He was responsible for the operational and performance engineering for the Comcast Cellular network. Mr. Zylka holds a Bachelor of Science in Electrical Engineering from the United States Military Academy at West Point and a Masters of Science in Information Systems Management from Golden Gate University.

BOARD OF DIRECTORS

         The board of directors is currently fixed at nine members. The five directors currently comprising our board of directors were all elected pursuant to our stockholders agreement. Currently there are four vacancies on the board. By September 11, 2000, we expect to fill the vacancies with at least three outside directors and one designee of DLJ Merchant Banking pursuant to the terms of our stockholders agreement. We expect the outside directors to be experienced leaders in the telecommunications and business communities with direct experience managing and advising public companies. As of June 12, 2000, the closing of UbiquiTel Parent's initial public offering, our stockholders agreements were terminated and our directors were divided into three classes. Mr. Lucas and two of the additional directors to be named to the board will serve as the Class I directors, and their terms will expire at our 2001 annual stockholders' meeting. Ms. Trkla and two of the three additional directors to be named to the board will serve as the Class II directors, and their terms will expire at our 2002 annual stockholders' meeting. Messrs. Harris, Berlacher and Walter will serve as the Class III directors, and their terms will expire at our 2003 annual stockholders' meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms.

         By September 11, 2000, the board of directors will establish an audit committee, one of whose members shall be the designee of DLJ Merchant Banking pursuant to our stockholders agreement, and a compensation committee.

         The audit committee will be responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

         The compensation committee will be responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the equity incentive plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The compensation committee during the year ended December 31, 1999, consisted of the board of directors. During 1999, Donald A. Harris served as both an executive officer and a director and has continued to serve in those capacities in 2000. Mr. Harris participated in deliberations of the board of directors concerning compensation of executive officers. None of the executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on our board of directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our certificate of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Delaware law. The limitation on our directors' liability may not apply to liabilities arising under the federal securities laws. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                         SUMMARY COMPENSATION TABLE

                                                                         SECURITIES
                                                                         UNDERLYING
                                                ANNUAL COMPENSATION        OPTION
                                                -------------------        AWARDS           ALL OTHER
                                              SALARY ($)   BONUS ($)    (# OF SHARES)    COMPENSATION ($)
Donald A. Harris......................        19,231(1)       --       2,550,000(2)       1,193,505(3)
   Chairman of the Board, President and
   Chief Executive Officer

------------------

(1) Mr. Harris' annualized salary was $200,000 for 1999. However, he did not begin to draw any salary until December 1999.

(2) In December 1999, we granted Mr. Harris stock options to purchase up to 2,550,000 shares of UbiquiTel Parent's common stock at an exercise price of $0.50 per share. Subject to earlier vesting upon a change of control, the options vest in three equal annual installments beginning on November 29, 2000.

(3) Of such amount, $993,505 represents non-cash compensation expense recorded by us in connection with issuing shares of our non-voting common stock to Mr. Harris under the founders stock agreement. The remaining $200,000 represents a payment by us to Mr. Harris for services rendered prior to our incorporation.

         In November 1999, we entered into an employment agreement with our President and Chief Executive Officer that provides for an annual base salary of $200,000 for a three year term. See "Employment Agreements." Our Chief Operating Officer will receive an annual base salary of $165,000 in 2000. Our Senior Vice President-Corporate Development and Finance will receive an annual base salary of $125,000 in 2000. We are currently conducting a search for a Chief Financial Officer and expect to provide annual compensation customary for a position of this type within our industry.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth each grant of stock options to acquire shares of UbiquiTel Parent's common stock made during the fiscal year ended December 31, 1999 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

                              OPTION GRANTS IN 1999

                                               INDIVIDUAL GRANTS
                                                 (IN THOUSANDS)
                                             EXCEPT PER SHARE DATA
                      ----------------------------------------------------------------------
                       NUMBER OF  % OF TOTAL                                      POTENTIAL   POTENTIAL REALIZABLE VALUE
                      SECURITIES   OPTIONS                                        REALIZABLE   AT ASSUMED ANNUAL RATES
                      UNDERLYING  GRANTED TO    EXERCISE    OFFERING                VALUE     OF STOCK PRICE APPRECIATION
                      UNEXERCISED  EMPLOYEES    OR BASE    PRICE TO                OFFERING        FOR OPTION TERM(4)
                        OPTIONS   IN FISCAL      PRICE       PUBLIC    EXPIRATION  PRICE TO    ------------------------
NAME                  GRANTED(1)     YEAR     ($)/(SH)(2)  ($)/(SH)(3)    DATE     PUBLIC(3)      5%($)        10%($)
Donald A. Harris...     2,550,000        80%      $0.50       $8.00     11/29/09  $19,125,000  $24,761,112  $31,579,404

---------------
(1) Subject to earlier vesting upon a change of control, the options granted to Mr. Harris vest annually in three equal installments beginning November 29, 2000.

(2) Prior to UbiquiTel Parent's initial public offering, there had been no public market for its common stock. The exercise price of each of these options is equal to the fair market value of its common stock on the date of grant as determined by our board of directors.

(3) Potential realizable value is based on the product of UbiquiTel Parent's initial public offering price minus the exercise price multiplied by the number of shares underlying the options.

(4) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the assumed appreciation rates shown in the table, assuming a per share market price equal to UbiquiTel Parent's initial public offering price of $8.00 per share. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise, so there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

                  AGGREGATED 1999 FISCAL YEAR-END OPTION VALUES

         The following table provides summary information regarding options held by each of our named executive officers as of December 31, 1999. There was no public market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options is based on UbiquiTel Parent's initial public offering price of $8.00 per share less the exercise price payable for such shares.

                                                      NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                            SHARES                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON    VALUE    OPTIONS AT FISCAL YEAR-END(#)           FISCAL YEAR-END
NAME                      EXERCISE(#)   REALIZED   (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
----                     ------------   --------   ---------------------------     ---------------------------
Donald A. Harris......         -            -               0/2,550,000                  $0/$19,125,000

                        OPTION GRANTS IN FISCAL YEAR 2000

         None of our executive officers or directors have been granted stock options or stock appreciation rights in fiscal 2000 through the date of this prospectus, except for 75,000 options priced at UbiquiTel Parent's initial public offering price of $8.00 per share granted to Andrew W. Buffmire.

COMPENSATION OF DIRECTORS

         Currently, we do not compensate our directors. We do reimburse directors for their expenses of attendance at board meetings. Upon the closing of this offering, each of our independent directors who is not an employee of ours or a board designee of one of our current stockholders will receive an annual fee of $12,000 for serving on our board, plus a $1,000 fee for each regularly scheduled meeting he or she attends and a $1,000 fee for each special meeting and each committee meeting he or she attends. In addition, each of these directors, upon joining our board, receives an option to purchase 20,000 shares of UbiquiTel Parent's common stock at an exercise price equal to the fair market value of the stock on the date of grant. These options will typically vest over three years.

EMPLOYMENT AGREEMENTS

         In November 1999, we entered into an employment agreement with Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer. Mr. Harris' employment agreement is for a three-year term and provides for an annual base salary of $200,000, with a guaranteed annual increase of 5% over the next two years. In addition to his base salary, Mr. Harris is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of our Board of Directors. Under the employment agreement, we granted Mr. Harris stock options to purchase 2,550,000 shares of UbiquiTel Parent's common stock at a purchase price of $0.50 per share. Mr. Harris' stock options vest in three equal installments over a period of three years. In the event of a defined change of control, all of these options will become fully exercisable.

         The employment agreement provides that Mr. Harris' employment may be terminated by us with or without cause, as defined in the agreement, at any time or by Mr. Harris for any reason at any time upon thirty days' written notice to us. If Mr. Harris' employment is terminated by us without cause, he is entitled to receive one year's base salary and benefits, and all his unvested stock options will immediately vest on the date of termination. If Mr. Harris's employment is terminated by us for cause, he is not entitled to any compensation or benefits other than unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. If Mr. Harris voluntarily terminates his employment, he is entitled to unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. Under the employment agreement, Mr. Harris agreed not to compete in the business of wireless telecommunications either directly or indirectly in our present and future markets during his employment and for a period of one year after his employment is terminated. In addition, Mr. Harris agreed not to disclose any of our confidential information and not to solicit any of our customers or employees during his employment and for a period of one year after his employment is terminated.

2000 EQUITY INCENTIVE PLAN

         Our board of directors has adopted, and our stockholders have approved, the UbiquiTel Inc. 2000 Equity Incentive Plan. Under the equity incentive plan, stock options and other equity-based awards may be granted to our and our subsidiaries' directors, officers, selected employees and consultants. A committee of our board of directors administers the equity incentive plan.

         The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons. In no event, however, may the committee grant awards relating to more than 4,080,000 shares of UbiquiTel Parent's common stock pursuant to the equity incentive plan. Shares subject to awards that expire or are terminated or canceled prior to exercise or payment, or forfeited or reacquired by us pursuant to rights reserved upon issuance, may be issued again under the equity incentive plan. Awards paid in cash are not counted against the number of shares that may be issued under the equity incentive plan.

         Awards may be satisfied by the delivery of either authorized but unissued common stock or issued common stock held as treasury shares. The committee may grant one or more types of awards in any combination to a particular participant in a particular year. Subject to earlier termination by our board of directors, the equity incentive plan will remain in effect until all awards have been satisfied in stock or in cash or terminated under the terms of the equity incentive plan and all restrictions imposed on stock in connection with its issuance under the equity incentive plan have lapsed. Except in the case of an award of stock to a participant as additional compensation for services to us or our subsidiaries, each award will be confirmed by, and is subject to the terms of, an agreement executed by the participant and us.

         Following is a description of each type of award or grant in respect of UbiquiTel Parent's common stock that may be made under the equity incentive plan.

         STOCK OPTIONS

         Stock options may be incentive stock options that comply with the requirements of Section 422 of the Internal Revenue Code or nonqualified stock options that do not comply with Section 422 of the Internal Revenue Code. The board will determine the exercise price and other terms and conditions of options.

         The exercise price for an option may be paid in shares of common stock valued at their then fair market value if the shares have been held by the optionee for at least six months. To the extent permitted by the board, the exercise price for an option may be paid in shares of common stock that have not been held for six months, or in any other manner.

         STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

         A stock appreciation right is a right to receive, without payment to us, a number of shares of stock, cash or a combination thereof, as determined by a formula. A limited stock appreciation right is a right to receive, without payment to us, cash in amount determined by a formula upon specified change in control events. Stock appreciation rights may be granted in conjunction with all or any part of a stock option or independently. Upon the exercise of a stock appreciation right, the participant will be entitled to receive, for each share of common stock to which the exercised stock appreciation right relates, the excess of the fair market value per share of common stock on the date of exercise over the grant price of the stock appreciation right. Stock appreciation rights shall have such terms and conditions as may be established by the board. Upon the exercise of a limited stock appreciation right, the participant will be entitled to receive a cash payment, for each share of common stock to which the exercised limited stock appreciation right relates, equal to the excess of the defined change of control value over the grant price of the limited stock appreciation right.

OTHER STOCK-BASED AWARDS

         The committee has the authority under the equity incentive plan to make other awards that are valued in whole or in part by reference to, or are payable in or otherwise based upon, shares of common stock, including awards valued by reference to our performance or the performance of our subsidiaries. The committee will determine the participants to whom and the times at which these awards will be made, the number of shares of common stock to be awarded and all other terms and conditions of the awards.

         If, with respect to the common stock, there is any recapitalization, reclassification, stock dividend, stock split, combination of stock or other similar change in stock, the number of shares of common stock issuable or issued under the equity incentive plan, including stock subject to restrictions, options or achievement of performance objectives, shall be adjusted in proportion to the change in the number of outstanding shares of common stock. In the event of any of these adjustments, the board will adjust, to the extent appropriate, the purchase price of any option, the performance objectives of any award and the stock issuable pursuant to any award to provide participants with the same relative rights before and after the adjustment.

         In the event of a defined change of control, all outstanding options, including incentive options, stock appreciation rights and limited stock appreciation rights granted pursuant to the equity incentive plan, will become fully exercisable, all restrictions or limitations on any award under the equity incentive plan will lapse, and all performance criteria and other conditions relating to the payment of awards will be deemed achieved or waived by us without further action.

         The equity incentive plan may be amended or terminated at any time by our board of directors, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement.

         The equity incentive plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

         We have granted an aggregate of 1,215,000 non-qualified options pursuant to our equity incentive plan of which 650,000 were granted in 1999 and the balance of 565,000 were granted in January 2000. We granted an additional 2,550,000 non-qualified options in 1999.

NONCOMPETITION AGREEMENTS

         In connection with the granting of any stock options or equity-based awards under our equity incentive plan to any of our employees, each employee is required to enter into a noncompetition agreement. These agreements will provide that for so long as the employee works for us, and for a period of one year after the employee's termination for any reason, the employee may not disclose in any way any confidential information. The agreements also provide that for so long as the employee works for us and for a period of one year after the employee's termination for any reason, the employee is prohibited from:

         - engaging in the same business or in a similar capacity in our markets;

         -        soliciting business in competition with us; and

         - hiring any of our employees or directly or indirectly causing any of our employees to leave their employment to work for another employer.

         In the event of a breach of the noncompetition agreement by an employee, we have the option to repurchase any and all shares held by the employee at the employee's exercise price. We may also pursue any other remedies provided by law or in equity.

                             PRINCIPAL STOCKHOLDERS

         The table below sets forth information regarding the beneficial ownership of UbiquiTel Parent's common stock as of May 31, 2000, by the following individuals or groups:

         - each person or entity who is known by us to own beneficially more than 5.0% of UbiquiTel Parent's common stock;

         -        each of our named executive officers;

         -        each of our directors; and

         -        all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of UbiquiTel Parent's common stock that are subject to warrants or stock options that are presently exercisable or exercisable within 60 days of May 31, 2000 are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

         Unless indicated otherwise below, the address of our directors and officers is c/o UbiquiTel Inc., 1 Bala Plaza, Suite 402, Bala Cynwyd, Pennsylvania 19004. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.


                                                                  NUMBER OF SHARES       PERCENTAGE
              NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED     OWNERSHIP(11)
-------------------------------------------------------------   --------------------  -----------------
Eve M. Trkla(1).....................................               9,338,000               14.9%
   Brookwood UbiquiTel Investors, LLC
Peter Lucas(2)......................................               5,402,700                8.6
   CBT Wireless Investments, L.L.C.
BET Associates, L.P.(3).............................               4,978,150                7.9
Donaldson, Lufkin & Jenrette Merchant Banking Partners II,         4,297,696                6.8
   L.P.(4)..........................................
Donald A. Harris(5).................................               4,029,802                6.4
New Ventures, L.L.C.(6).............................               4,002,000                6.4
SpectraSite Communications, Inc.(7).................               3,335,000                5.3
Stephen C. Marcus(8)................................               3,001,800                4.8
Joseph N. Walter(9).................................               2,614,034                4.2
   The Walter Group, Inc.
Robert A. Berlacher(10).............................               2,701,050                4.3
   Lancaster Investment Partners....................
Paul F. Judge.......................................                 819,324                1.3
All officers and directors as a group (7 persons)...               7,550,176               12.0

-----------

(1) The address of Brookwood UbiquiTel Investors, LLC, is 55 Tozer Road, Beverly, Massachusetts 01915. Ms. Trkla, a director of ours, is a principal of Brookwood UbiquiTel Investors and may be deemed to be the beneficial owner of the shares held by Brookwood UbiquiTel Investors, LLC. Ms. Trkla disclaims beneficial ownership of such shares.

(2) The address of CBT Wireless Investments, L.L.C., is 1733 H Street, #330-141, Blaine, Washington 98230. Peter Lucas, a director of ours, serves as the general manager of CBT Wireless Investment and has investment power over its shares as to which Mr. Lucas disclaims beneficial ownership.

(3) The address of BET Associates, L.P., is 3103 Philmont Avenue, Huntington Valley, Pennsylvania 19006.

(4) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. A board designee of DLJ Merchant Banking Partners II, L.P. is yet to be named pursuant to the terms of our stockholder agreement.

(5) Includes 240,000 shares held by the Harris Family Trust as to which shares Mr. Harris disclaims beneficial ownership. Mr. Harris serves as our Chairman of the Board, President and Chief Executive Officer and as a director.

(6) The address of New Ventures, L.L.C., is 211 North Union Street, Suite 300, Alexandria, Virginia 22314.

(7) The address of SpectraSite Communications is 160 Regency Forest Drive, Suite 400, Cary, North Carolina 27511.

(8) The address of Stephen Marcus is 915 Exeter Crest, Villanova, Pennsylvania 19085.

(9) The address of The Walter Group, Inc., is 120 Lakeside Avenue, Suite 310, Seattle, Washington 98122-6578. Joseph N. Walter, a director of ours, is a principal of The Walter Group, Inc. and may be deemed to beneficially owner of the shares held by The Walter Group, Inc. Mr. Walter disclaims beneficial ownership of such shares.

(10) Includes 2,001,000 shares held of record by Lancaster Investment Partners, L.P. Robert A. Berlacher, a director of ours, is President of LIP Advisors, Inc., the general partner of Lancaster Investor Partners, L.P. The address of Mr. Berlacher and Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

(11) Based on 62,763,604 outstanding shares of common stock, after giving effect to UbiquiTel Parent's initial public offering in June 2000.

                              CERTAIN TRANSACTIONS

         UbiquiTel and its management and security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. All of these related party transactions that are material to UbiquiTel are described below. As a general rule, we have not retained an independent third party to evaluate these transactions, and there has been no independent committee of our board of directors to evaluate these transactions. Notwithstanding this fact, we believe that the terms and conditions of these transactions, including the fees or other amounts paid by us, took into account transactions of a similar nature entered into by us with unaffiliated third parties and/or market transactions of a similar nature entered into by unaffiliated third parties. There can be no assurance that we could not have obtained more favorable terms from an unaffiliated third party.

COMMON STOCK ISSUANCES

         The following tables set forth, as of May 31, 2000, all shares of UbiquiTel Parent's voting and non-voting common stock that have been issued to our stockholders. All of these amounts have been adjusted to give effect to the two-for-one stock split that was effected in connection with UbiquiTel Parent's initial public offering.

ISSUANCES OF VOTING COMMON STOCK IN NOVEMBER 1999 AND APRIL 2000:


                                                                                                TOTAL
NAME                                                               NUMBER OF SHARES        PURCHASE PRICE
----                                                            ----------------------   ------------------
The Walter Group, Inc........................................          2,614,034              $1,281
Donald A. Harris.............................................          2,028,802                 994
James Parsons................................................            905,158                 444
Paul F. Judge................................................            819,324                 402
US Bancorp...................................................            603,440                 296
                                                                ----------------------   ------------------
   Totals....................................................          6,970,758              $3,417
                                                                ----------------------   ------------------

         These amounts include shares that were issued in April 2000, at no additional costs, to our founding stockholders to maintain certain specified stock percentages. These additional shares were issued as a result of our contractual obligations under a founders stock agreement. See "--Stockholders' Agreements" below.

ISSUANCES OF NON-VOTING COMMON STOCK IN NOVEMBER 1999:



                                                                                                TOTAL
NAME                                                               NUMBER OF SHARES        PURCHASE PRICE
----                                                            ----------------------   ------------------
The Walter Group.............................................         12,000,320               $6,000
James Parsons................................................          4,155,200                2,078
Donald A. Harris.............................................          9,313,280                4,657
US Bancorp...................................................          2,770,240                1,385
Paul F. Judge................................................          3,760,960                1,880
                                                                ----------------------   ------------------
   Totals....................................................         32,000,000              $16,000
                                                                ----------------------   ------------------

         The shares of non-voting common stock were issued to the holders pursuant to the terms of a founders stock agreement. All outstanding shares of UbiquiTel Parent's non-voting common stock were canceled as of June 12, 2000, the closing of UbiquiTel Parent's initial public offering, for nominal value. The holders of these shares of non-voting common stock were not entitled to equity participation rights, such as rights to receive dividends or other distributions in the event we are sold, merged or liquidated.

PREFERRED STOCK ISSUANCES

         The following tables set forth, as of May 31, 2000, shares of UbiquiTel Parent's preferred stock that have been issued to our stockholders that are deemed to beneficially own, as of April 12, 2000, more than 5% of UbiquiTel Parent's common stock, or who serve as our executive officers or directors. All shares of preferred stock were converted into shares of UbiquiTel Parent's common stock on June 12, 2000, the closing of UbiquiTel Parent's initial public offering. The amounts listed below in the tables have been adjusted to reflect the number of shares of UbiquiTel Parent's common stock, after giving effect to the two-for-one stock split, that the preferred stock was automatically converted into as a result of UbiquiTel Parent's initial public offering.

ISSUANCES OF SERIES A PREFERRED STOCK IN NOVEMBER 1999:



                                                                                                TOTAL
NAME                                                               NUMBER OF SHARES        PURCHASE PRICE
----                                                             --------------------    -------------------
Brookwood UbiquiTel Investors, L.L.C.........................          9,338,000              $4,669,000
CBT Wireless Investments, L.L.C..............................          5,402,700               2,701,350
New Ventures, L.L.C..........................................          4,002,000               2,001,000
Stephen C. Marcus............................................          3,001,800               1,500,900
SpectraSite Communications, Inc..............................          3,335,000               1,667,500
Donald A. Harris.............................................          2,001,000               1,000,500
Lancaster Investment Partners................................          2,001,000               1,000,500
Robert A. Berlacher..........................................            700,050                 350,025
                                                                 --------------------    -------------------
   Totals....................................................         29,781,550             $14,890,775
                                                                 --------------------    -------------------

         Our director, Ms. Trkla, is affiliated with Brookwood UbiquiTel Investors, L.L.C. Our director, Peter Lucas, is affiliated with CBT Wireless Investments, L.L.C. Our director, Mr. Berlacher, is affiliated with Lancaster Investment Partners.

ISSUANCES OF SERIES B PREFERRED STOCK IN FEBRUARY 2000 AND APRIL 2000:


                                                                                                TOTAL
NAME                                                               NUMBER OF SHARES        PURCHASE PRICE
----                                                             --------------------    ------------------
DLJ Merchant Banking.........................................          4,297,696             $25,000,000

         This amount includes shares that were issued in April 2000, at no additional cost, to DLJ Merchant Banking, to maintain certain specified stock percentages. These additional shares were issued as a result of our contractual obligations under a preferred stock purchase agreement with DLJ Merchant Banking. These anti-dilution rights granted to DLJ Merchant Banking expired upon the closing of UbiquiTel Parent's initial public offering.

TERMS OF PREFERRED STOCK

         The holders of UbiquiTel Parent's preferred stock were entitled to the number of votes equal to the number of shares of common stock into which they could have been converted. The holders of UbiquiTel Parent's preferred stock were also entitled to receive dividends at a rate of 7% per year and dividends accrued if not paid. No dividends were paid to the holders of the preferred stock prior to the completion of UbiquiTel Parent's initial public offering. Upon completion of UbiquiTel Parent's initial public offering, the shares of preferred stock automatically converted into UbiquiTel Parent's common stock on a one-for-one basis and the following cash dividends were paid to satisfy outstanding dividend arrearages to the holders of preferred stock that are listed in the tables above as follows:


NAME                                                                            AMOUNT OF CASH DIVIDEND
----                                                                          ---------------------------
Brookwood UbiquiTel Investors, L.L.C.....................................              $143,338
CBT Wireless Investments, L.L.C..........................................                81,892
New Ventures, L.L.C......................................................                61,431
Stephen C. Marcus........................................................                45,479
SpectraSite Communications, Inc..........................................                51,192
Donald A. Harris.........................................................                30,715
Lancaster Investment Partners............................................                30,715
Robert A. Berlacher......................................................                10,606
DLJ Merchant Banking.....................................................               493,836

STOCKHOLDERS' AGREEMENTS

         In connection with the issuance of UbiquiTel Parent's common stock to founders in November 1999, we entered into a founders stock agreement. The founders stock agreement provides, among other things, that the founding stockholders will become vested in shares of UbiquiTel Parent's voting common stock to maintain certain specified percentages of voting common stock. As a result of the founders stock agreement, our founding stockholders vested, at no additional costs to the founding stockholders, in a total of 136,758 shares of UbiquiTel Parent's voting common stock in April 2000. These shares are reflected in the tables set forth above. Our founding stockholders have also entered into a co-sale agreement, which provides certain co-sale rights if a founding stockholder desires to sell UbiquiTel Parent's shares.

         In connection with the issuance of UbiquiTel Parent's preferred stock, we entered into stockholders' agreements. The stockholders' agreements include provisions relating to the election of our directors, as well as tag-along, bring-along, preemptive and first offer rights.

         All of these agreements terminated upon the closing of UbiquiTel Parent's initial public offering.

REGISTRATION RIGHTS AGREEMENTS

         We have also granted registration rights to all of the persons who were stockholders of UbiquiTel Parent prior to its initial public offering. Under these agreements, we are required to register shares of common stock upon request. The registration rights agreements survived the closing of UbiquiTel Parent's initial public offering. See "Description of Capital Stock--Registration Rights."

WARRANTS

         In December 1999, we borrowed $8.0 million from BET Associates and issued BET Associates a warrant to purchase 2,489,175 shares of UbiquiTel Parent's common stock. On April 12, 2000, BET Associates exercised the warrant for a purchase price of $24,891 and was issued 2,489,175 shares of UbiquiTel Parent's common stock, which were converted into 4,978,150 shares as a result of a two-for-one stock split in connection with UbiquiTel Parent's initial public offering. We agreed to certain repurchase provisions relating to the common stock issued to BET Associates under the warrant. The repurchase provisions terminated upon the closing of UbiquiTel Parent's initial public offering.

         Upon the closing of our note offering, we issued to Donaldson, Lufkin & Jenrette Securities Corporation warrants to purchase shares of UbiquiTel Parent's common stock. These warrants were cancelled prior to the closing of UbiquiTel Parent's initial public offering and we issued new warrants to Donaldson, Lufkin & Jenrette Securities Corporation to purchase up to 86,183 shares of UbiquiTel Parent's common stock at an exercise price equal to the initial public offering price of $8.00 per share. These warrants will be exercisable at any time after the first anniversary of UbiquiTel Parent's initial public offering and expire on the fifth anniversary of UbiquiTel Parent's initial public offering.

LOAN WITH STOCKHOLDER

         In December 1999, we borrowed $8.0 million from BET Associates. The note evidencing the borrowing of $8.0 million provided that interest at 12% would be payable quarterly, commencing April 1, 2000, and would mature on December 28, 2007. We paid the note in full from the proceeds of our sale of senior subordinated discount notes on April 11, 2000. The prepayment of the BET Associates note included unpaid interest of $276,000, and a prepayment fee of $80,000.

CONTRACTUAL ARRANGEMENTS WITH STOCKHOLDERS

         We have a master lease-agreement with SpectraSite Communications. SpectraSite Communications did not receive any payments under our agreement during 1999. We recently entered into a new master site agreement with SpectraSite Communications for its existing towers as well as towers that it may construct for us on build-to-suit sites that we identify from time to time under a master design and build agreements between us. Under the master design and build agreement, SpectraSite Communications has the right of first refusal to construct and acquire build-to-suit sites and we are entitled to engage SpectraSite Communications to handle any construction necessary to install our network equipment on shared facilities that we license or sublicense from SpectraSite Communications or any third party. The master design and build agreement has a term of five years unless services have been performed in markets totaling a covered population of ten million. Under the master site agreement, we intend to license space on build-to-suit sites or sublicense space on SpectraSite Communication's existing towers to house our network equipment. See "Business--Business Strategy--Utilize Other Strategic Third Party Relationships in Network Build-out--SpectraSite Communications" for a description of the general terms of the master site agreement. For the three months ended March 31, 2000, UbiquiTel accrued fees of $773,000 due to SpectraSite.

         We received consulting services from The Walter Group in 1999. We paid The Walter Group $148,000 for these consulting services in 1999. In January, 2000, The Walter Group sold certain of its assets to Wireless Facilities Inc., a wireless engineering and consulting firm. As a result, consulting services that we previously received from The Walter Group are now provided by Wireless Facilities, Inc., which is not affiliated with any of our directors, officers or principal stockholders.

OTHER FEES PAID TO STOCKHOLDERS

         An affiliate of Donaldson, Lufkin & Jenrette entered into a commitment letter with us in February 2000 to provide up to $125.0 million of senior subordinated increasing rate notes. The commitment letter provided that the affiliate of Donaldson, Lufkin & Jenrette would be paid a fee upon the closing of our notes offering. We paid the commitment fee of $531,250 on April 11, 2000. Donaldson, Lufkin & Jenrette was also one of the initial purchasers under our sale of units of warrants and notes in April 2000, for which they received approximately $4.5 million for performing these services. Donaldson, Lufkin & Jenrette Securities Corporation was the lead manager of UbiquiTel Parent's initial public offering and received underwriting compensation of approximately $6.3 million.

         During 1999, we paid Mr. Parsons $911,000 and we paid US Bancorp $604,000 for services provided to us in connection with obtaining, negotiating and closing of the sale of our preferred stock in November 1999. We also paid a fee of $1.0 million to an entity affiliated with Mr. Parsons in April 2000 in connection with the closing of our $250.0 million senior credit facility.

ASSIGNMENT OF SPRINT PCS AGREEMENT TO US

         In October 1998, a limited liability company whose sole member was The Walter Group entered into a management agreement with Sprint PCS whereby it became the Sprint PCS affiliate with the exclusive right to provide PCS services under the Sprint and Sprint PCS brand names in the Reno/Tahoe market. The limited liability company subsequently changed its name to UbiquiTel L.L.C. During the period from October 1998 to October 1999, UbiquiTel L.L.C. attempted unsuccessfully to obtain financing for the build-out of the Reno/Tahoe market. In November 1999, UbiquiTel L.L.C. assigned the management and related agreements to us. UbiquiTel L.L.C. had no operations or financial transactions prior to the assignment of these agreements to us.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

         The Federal Communications Commission, commonly referred to as the FCC, regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

         -        grant or deny licenses for PCS frequencies;

         -        grant or deny PCS license renewals;

         - rule on assignments and/or transfers of control of PCS licenses;

         - govern the interconnection of PCS networks with other wireless and wireline carriers;

         -        establish access and universal service funding provisions;

         - impose fines and forfeitures for violations of any of the FCC's rules; and

         - regulate the technical standards of PCS networks. The FCC currently prohibits a single entity from having a total attributable interest (20% or greater interest in any license) in broadband PCS, cellular and SMR licenses totaling more than 45 MHz in all geographic areas except rural areas. In rural areas, the so-called "spectrum cap" is 55 MHz.

TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

         The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

         All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband, PCS licensees (and 15 MHz licensees resulting from disaggregation of MHz spectrum blocks) must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in the forfeiture of the affected license and an inability to regain the license. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. If the agreements cannot be modified, they may be terminated. As a result, it would be extremely difficult for us to conduct our business. In addition to revoking licenses, the FCC could impose monetary penalties on us.

PCS LICENSE RENEWAL

         PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has provided "substantial service" during its license term and substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The Federal Communications Commission's renewal expectancy and procedures make it likely that Sprint PCS will retain its PCS licenses managed by us in the foreseeable future.

INTERCONNECTION

         The FCC has the authority to order interconnection between commercial mobile radio service providers and any other common carrier. The FCC has ordered local telephone companies to provide reciprocal compensation to commercial mobile radio service providers for the termination of traffic. Using these rules, we will negotiate interconnection agreements for the Sprint PCS Network in our market area with all of the major regional Bell operating companies, GTE and several smaller independent local telephone companies. We will seek to negotiate interconnection agreements on a regional or state-wide basis where possible. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The Federal Communications Commission rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with local, national and international telecommunications networks. They will also determine the nature and amount of revenues we and Sprint PCS can receive for terminating calls originating on the networks of local telephone companies and other telecommunications carriers.

OTHER FCC REQUIREMENTS

         In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002, although wireless carriers will still face a statutory obligation to provide their interstate services on a non-discriminatory basis. The FCC is also considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

         The FCC also adopted rules in June 1996 that require local telephone companies and most commercial mobile radio service carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. Initially, the FCC required that most commercial mobile radio service providers be able to deliver calls from their networks to ported numbers anywhere in the country by December 31, 1998. In response to a Cellular Telephone Industry Association petition for forbearance, the FCC has extended until November 24, 2002 the deadline to implement local number portability. The FCC has required that commercial mobile radio service providers must be able to offer their own customers number portability in their switches in the 100 largest metropolitan areas, including the ability to support nationwide roaming, by March 31, 2000. Additionally, carriers were required to request number portability capability in the 100 largest metropolitan areas by June 30, 1999. Commencing in 1999, all carriers were required to begin contributing to the Local Number Portability fund.

         The FCC has adopted rules permitting broadband PCS and other commercial mobile radio service providers to provide traditional telephone services based on wireless technology and other fixed services that would directly compete with the wireline services of local telephone companies. The FCC currently is undertaking a rulemaking proceeding in which it is considering actions to help ensure that competitive telecommunications providers have reasonable and non-discriminatory access to rights-of-way, buildings, rooftops and facilities in multiple tenant environments. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio service providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. The FCC revised these rules to extend the compliance deadline for phase I (requiring carriers to transmit a caller's phone number and general location to a Public Safety Answering Point until January 1, 1999 and for phase II (requiring more precise location information be provided to the Public Safety Answering Point until October 1, 2001. Carriers are required to begin selling and activating Automatic Location Identification capable handsets no later than March 1, 2001. Further waivers of the enhanced emergency 911 capability requirements may be obtained by individual carriers by filing a waiver request. Congress recently enacted

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

legislation that extends to wireless carriers the same level of immunity from lawsuits that is enjoyed by traditional telephone companies regarding their transmission of emergency calls. Wireless carriers also face certain statutory and regulatory requirements regarding accessibility of wireless services to persons with disabilities.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

         The Communications Assistance for Law Enforcement Act, enacted in 1994 to preserve electronic surveillance capabilities authorized by Federal and state law, requires telecommunications carriers to meet certain "assistance capability requirements" by October 25, 1998. However, the FCC granted a blanket extension of that deadline until June 30, 2000, because the Communications Assistance for Law Enforcement Act compliant equipment is not yet available. The Communications Assistance for Law Enforcement Act provides that a telecommunications carrier meeting industry Communications Assistance for Law Enforcement Act standards shall have safe harbor for purposes of compliance with the act. Toward the end of 1997 telecommunications industry standard-setting organizations agreed to a joint standard to implement the act's capability requirements, known as J-STD-025. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement, it, as well as the other participants in the wireless industry, may not meet the requirements of J-STD-025 by June 30, 2000, given hardware changes that are yet to be developed and implemented by switch manufacturers. For commercial mobile radio service carriers, implementation of a packet-mode capability and six Department of Justice/Federal Bureau of Investigation "punch list" capabilities must be completed by September 30, 2001.

         In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to the Communications Assistance for Law Enforcement Act requirements. The capability and capacity requirements of the Communications Assistance for Law Enforcement Act are likely to impose some additional switching and network costs upon us, Sprint PCS and other wireless entities. However, it is possible that some of these costs will be reduced or delayed if current law enforcement or legislative initiatives are adopted and implemented during 2000 or thereafter.

OTHER FEDERAL REGULATIONS

         Wireless systems must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain radio communications site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the act by requiring carriers to meet certain land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

         The FCC and the states are required to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the Sprint PCS' "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

PARTITIONING; DISAGGREGATION

         The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

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WIRELESS FACILITIES SITING

         States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for us, Sprint PCS and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

EQUAL ACCESS

         Wireless providers are not required to provide equal access to common carriers for toll services. This enables us and Sprint PCS to generate additional revenues by reselling the toll services of Sprint PCS and other long-distance carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

STATE REGULATION OF WIRELESS SERVICE

         Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. However, states may petition the FCC to regulate such providers. The FCC may grant such petition if the state demonstrates that:

         - market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

         - when commercial mobile radio service is a replacement for traditional telephone service within the state.

         To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certifications and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.










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                          DESCRIPTION OF CAPITAL STOCK

         The following summarizes all of the material terms and provisions of the capital stock of UbiquiTel Parent. It does not purport to be complete, however, and is qualified in its entirety by the actual terms and provisions contained in UbiquiTel Parent's amended and restated certificate of incorporation.

AUTHORIZED CAPITAL STOCK

         UbiquiTel Parent's authorized capital stock consists of:

         - 100,000,000 shares of common stock, par value $0.001 per share, of which 62,763,604 shares are outstanding; and

         - 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.

STOCK RESERVED FOR ISSUANCE

         UbiquiTel Parent has reserved 3,765,000 shares of common stock for issuance upon exercise of outstanding stock options and 4,813,987 shares for issuance upon exercise of outstanding warrants. It has not reserved any shares of preferred stock for issuance.

         COMMON STOCK

         The holders of UbiquiTel Parent's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

         PREFERRED STOCK

         Under UbiquiTel Parent's certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

         -        number of shares to be issued;

         -        dividend rights;

         -        dividend rates;

         - right to convert the preferred shares into a different type of security;

         -        voting rights attributable to the preferred shares;

         -        liquidation preferences; and

         -        terms of redemption.

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

         If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

         WARRANTS

         We currently have outstanding warrants to purchase in the aggregate 4,813,987 shares of UbiquiTel Parent's common stock.

     PARIBAS WARRANTS

         We issued warrants to purchase 1,148,804 shares of UbiquiTel Parent's common stock to Paribas in connection with our prior $25.0 million credit facility. These warrants are exercisable at a price of $.005 per share and may be exercised at any time on or before December 28, 2009. Holders of these warrants are entitled to dividends that are paid with respect to the common stock even if the warrants have not yet been exercised. We have the option to repurchase all of the warrants held by Paribas or all of the shares of common stock issued upon the exercise of these warrants beginning on the sixth anniversary of the date the warrants were issued. If we exercise this right, we must repurchase the warrants or shares at price equal to 120% of the market price of UbiquiTel Parent's common stock as of the date we repurchase the warrants or shares.

     UNIT WARRANTS

         As part of our units offering, we issued and sold warrants to purchase an aggregate of 4,234,804 shares of UbiquiTel Parent's common stock pursuant to a warrant agreement between UbiquiTel Parent and American Stock Transfer & Trust Company, as the warrant agent. We recently amended the warrant agreement to cancel 655,804 of such warrants subject to the warrant agreement, which were originally issued to Donaldson, Lufkin & Jenrette Securities Corporation. Warrants to purchase 86,183 shares of UbiquiTel Parent's common stock were reissued to Donaldson, Lufkin & Jenrette Securities Corporation pursuant to a new warrant agreement as described below under "-DLJ Warrants."

         The holders of the unit warrants are entitled, in the aggregate, to purchase 3,579,000 shares of UbiquiTel Parent's common stock, representing approximately 5% of the issued and outstanding shares of UbiquiTel Parent's common stock on a fully diluted basis, assuming exercise of the Paribas warrants, the DLJ warrants described below and all options outstanding or that have or may be issued under UbiquiTel Parent's equity incentive plan. The unit warrants become exercisable at any time after April 15, 2001 for a period of ten years from the date of issuance. The unit warrants currently trade in the Private Offerings and Resales trading through Automated Linkages (PORTAL) market.

         Each of the warrants, when exercised, will entitle the holder to receive 11.93 fully paid and non-assessable shares of UbiquiTel Parent's common stock, at an exercise price of $11.37 per share, subject to adjustment from time to time in several circumstances including the following:

         (1) the payment by us of dividends and other distributions on UbiquiTel Parent's common stock;

         (2) subdivision, combinations and reclassifications of UbiquiTel Parent's common stock;

         (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for UbiquiTel Parent's common stock or securities convertible into, or exchangeable or exercisable for, UbiquiTel Parent's common stock at a price which is less than the fair market value per share of UbiquiTel Parent's common stock;

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

         (4) certain distributions to all holders of UbiquiTel Parent's common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above;

         (5) the issuance of shares of UbiquiTel Parent's common stock for consideration per share less than the then fair market value per share of UbiquiTel Parent's common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in clauses (1) through (4) above, or (6) below; and

         (6) the issuance of securities convertible into or exchangeable for UbiquiTel Parent's common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of UbiquiTel Parent's common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in (1) through (4) above.

         The events described above are subject to certain exceptions described in the warrant agreement including:

         - issuances of options, convertible securities or common stock to employees, directors or consultants of us or any of our subsidiaries pursuant to a plan approved by our board of directors;

         - rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and

         - issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

         We are required, under the terms of a warrant registration rights agreement to:

         - file a shelf registration statement on or before June 26, 2000 covering the resale of the unit warrants, the issuance of the common stock issuable upon exercise of the unit warrants and the resale of the common stock issuable upon exercise of the unit warrants;

         - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or before October 8, 2000; and

         - keep the shelf registration statement continuously effective until the date on which all of the unit warrants or shares of common stock issuable thereunder have been sold pursuant to the shelf registration statement or the unit warrants have expired.

         If we fail to file the registration statement, or fail to cause the registration statement to become effective, or fail to maintain its effectiveness as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages payable to each holder of a warrant will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per unit warrant. The provision for liquidated damages will continue until such registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time.

     DLJ WARRANTS

         In connection with the notes offering, we issued to Donaldson, Lufkin & Jenrette Securities Corporation warrants to purchase an aggregate of 655,804 shares of UbiquiTel Parent's common stock. We recently canceled those warrants and issued new warrants to Donaldson, Lufkin & Jenrette Securities Corporation to purchase an aggregate of 86,183 shares at an exercise price equal to UbiquiTel Parent's initial public offering price of $8.00 per share. These warrants will be exercisable after the first anniversary of the consummation of UbiquiTel Parent's initial public offering and will expire upon the fifth anniversary of UbiquiTel Parent's initial public offering.

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

         The number of shares into which the warrants are exercisable and the exercise price are subject to adjustment in the event of:

         (1) the payment by us of dividends and other distributions on UbiquiTel Parent's common stock;

         (2) subdivisions, combinations and reclassifications of UbiquiTel Parent's common stock;

         (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, UbiquiTel Parent's common stock at a price which is less than the fair market value per share of UbiquiTel Parent's common stock; and

         (4) certain distributions to all holders of UbiquiTel Parent's common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above.

         The events described above will be subject to certain exceptions described in the warrant agreement under which the DLJ warrants will be issued, including issuances of options, convertible securities or common stock to employees, directors or consultants of us or any of our subsidiaries pursuant to a plan approved by our board of directors; rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

         The warrant agreement under which the DLJ warrants were issued also provides for registration rights with respect to the warrants and common stock issuable thereunder. UbiquiTel Parent is required to file a shelf registration statement with respect thereto within 75 days after the issuance of the DLJ warrants, and is required to keep such shelf registration statement effective for a period of up to five years, subject to limited exceptions.

REGISTRATION RIGHTS

         We have granted registration rights to all of the persons who were stockholders of UbiquiTel Parent prior to its initial public offering under a registration rights agreement. Under these agreements, we are required to register their shares of common stock, upon request. In addition, if we register any of our securities under the Securities Act for our own account or for the account of another person, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration subject to limitations in the case of an underwritten offering. These stockholders have agreed to waive their registration rights in connection with any registration statements that we file on behalf of the holders of the unit warrants or the senior subordinated discount notes. In most circumstances, we will be required to pay the expense of registering these stockholders' shares.

ANTITAKEOVER EFFECTS OF DELAWARE LAW

         UbiquiTel Parent is subject to the provisions of Section 203 of the Delaware law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock. The existence of this provision may have an antitakeover effect with respect transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of common stock held by stockholders.

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

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS THAT MAY PREVENT
   TAKEOVERS

         UbiquiTel Parent's amended and restated certificate of incorporation contains provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

         UbiquiTel Parent's amended and restated certificate of incorporation provides for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. The certificate of incorporation also provides that only the board of directors may fix the number of directors. UbiquiTel Parent's bylaws provide that a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then we must receive the stockholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made.

         UbiquiTel Parent's amended and restated certificate of incorporation provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board of directors may be filled only by vote of a majority of the remaining directors then in office, even if less than a quorum. Under no circumstances will our stockholders fill any newly created directorships. Directors elected to fill vacancy or by reason of an increase in the number of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Directors may be removed from office only for cause and only by the affirmative vote of 80% of the then outstanding shares of stock entitled to vote on the matter.

         UbiquiTel Parent's amended and restated certificate of incorporation provides that any action required or permitted to be taken by UbiquiTel Parent's stockholders may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings may be called only by the Chairman of the board of directors, if there is one, the President or by a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of UbiquiTel Parent's outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable in most situations to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

         UbiquiTel Parent's bylaws provide that a stockholder may raise new business at an annual stockholder meeting only if the stockholder delivers written notice to UbiquiTel Parent not after the later of ninety days prior to the date of the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made. The stockholder's notice must provide UbiquiTel Parent with certain information concerning the nature of the new business, and must disclose certain information about the stockholder and the stockholder's interest, if any, in the proposed business matter.

         Delaware Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation or bylaws described above. Except as otherwise provided by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that changes the powers, preferences, rights or other terms of an outstanding series of our preferred stock, if the holders of the affected series of preferred stock are entitled to vote on the proposed amendment. The bylaws may be amended or repealed by the board of directors, except if the bylaw provisions affect provisions of the certificate of incorporation or bylaws described above, then the affirmative vote of the holders of at least 80% of the then outstanding voting stock is required. The 80% stockholder vote would be in addition to any separate vote that each

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

class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

         The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to UbiquiTel Parent's stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of UbiquiTel Parent's securities or the removal of incumbent management, even if these events would be favorable to the interests of UbiquiTel Parent's stockholders.

         UbiquiTel Parent's amended and restated certificate of incorporation requires it to indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the certificate of incorporation provides that no director will be liable to us or UbiquiTel Parent's stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of UbiquiTel Parent's stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

         - acts or omissions not in good faith for which involve intentional misconduct or a knowing violation of law;

         - the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

         -        any breach of the duty of loyalty to us or our stockholders;
                  or

         - any transaction from which the director derived an improper personal benefit.

CERTAIN PROVISIONS OF THE SPRINT PCS AGREEMENTS

         Pursuant to our management agreements with the Sprint PCS, under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock for 72% or 80% of the "entire business value" of UbiquiTel, which includes the value of our right to use the spectrum licenses, our business operations and other assets more fully described in "The Sprint PCS Agreements--The Management Agreement." In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreements with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of UbiquiTel or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreements with Sprint PCS may limit our ability to sell the business and may have a substantial anti-takeover effect.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for UbiquiTel Parent's common stock is American Stock Transfer & Trust Company.

LISTING

         UbiquiTel Parent's common stock is listed on the Nasdaq National Market under the symbol "UPCS."




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                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         As a condition to the sale of the outstanding notes, we and the initial purchasers of the outstanding notes entered into the registration rights agreement. Under the registration rights agreement, we agreed to:

         - file with the SEC an exchange offer registration statement under the Securities Act with respect to the registered notes no later than June 26, 2000;

         - use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than October 8, 2000; and

         - keep the exchange offer open for a period not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the outstanding notes; and

         - cause the exchange offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act.

         The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration covering your outstanding notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

         - we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

         - any holder of outstanding notes which are Transfer Restricted Securities notifies us before the 20th business day following the consummation of the exchange offer that:

                  - it is prohibited by law or SEC policy from participating in the exchange offer;

                  - it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus (including any amendment or supplement thereto) contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

                  - it is a broker-dealer and holds notes acquired directly from us or any of our affiliates.

         In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the later of two years from the date the shelf registration is declared effective by the SEC or the date on which all of the outstanding notes have been sold thereunder.

         For purposes of the registration rights agreement, "Transfer Restricted Securities" means each note until the earlier of:

         (1) the date on which such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

         (2) the date on which such note has been disposed of in accordance with the shelf registration statement;

         (3) the date on which such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein);

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

         (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The registration rights agreement provides that:

         (1) if we fail to file an exchange offer registration statement with the SEC on or before June 26, 2000;

         (2) if the exchange offer registration statement is not declared effective before October 8, 2000;

         (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

         (4) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or before the 30th day after such filing obligation arises;

         (5) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 60th day after the obligation to file a shelf registration statement arises; or

         (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), then we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of the Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         We will pay all accrued Liquidated Damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

EFFECT OF THE EXCHANGE OFFER

         Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

         - you are acquiring the registered notes in the ordinary course of your business;

         - you are not engaging in and do not intend to engage in a distribution of the registered notes;

         - you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the registered notes; and

         - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours.

         If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the

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

Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

         In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, please see the section in this prospectus entitled "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

         To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, an aggregate of $300,000,000 in principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about July 12, 2000, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

         The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

         - the offering of the registered notes has been registered under the Securities Act;

         - the registered notes will not be subject to transfer restrictions; and

         - the registered notes will be issued free of any covenants regarding registration rights and free of any provision for Liquidated Damages.

         The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

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

         You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

         We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

         If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

         If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE, EXTENSIONS, TERMINATION

         The term "expiration date" means 5:00 p.m., New York City time, on August 10, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

         We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer or (2) to terminate the exchange offer, if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such extension or termination to the exchange agent. Any such extension or termination will be followed as promptly as practicable by a public announcement.

         Any such termination or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 am.. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     BOOK-ENTRY INTERESTS

         The outstanding notes were issued as global securities in fully registered form without interest Coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

         If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

         (1) written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

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

         (2) computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

         In addition, in order to deliver outstanding notes held in the form of book-entry interests:

         (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

         (B) you must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     CERTIFICATED OUTSTANDING NOTES

         Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date. a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

         (1) the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

         (2) you must comply with the guaranteed delivery procedures described below.

     PROCEDURES APPLICABLE TO ALL HOLDERS

         If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

         (A) outstanding notes tendered in the exchange offer are tendered either:

                  (1) "Special Delivery Instructions" on the letter of transmittal; or

                  (2)      for the account of an eligible institution; and

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

         (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program. the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

         If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

         If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

         We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

         You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

         (1)      you improperly tender your outstanding notes;

         (2) you have not cured any defects or irregularities in your tender; and

         (3) we have not waived those defects, irregularities or improper tender.

         The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

         By tendering, you will represent to us that, among other things:

         (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

         (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

         (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

         (4) you are not an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

         In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding

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

notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

     GUARANTEED DELIVERY PROCEDURES

         If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

         (1)      you tender through an eligible financial institution;

         (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

         (3) the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

         The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

         (1)      your name and address;

         (2)      the amount of outstanding notes you are tendering; and

         (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

                  (A) the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

                  (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

                  (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

         The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

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

         If one of the following situations occur:

         (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

         (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date.

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

         To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

         - specify the name of the person having deposited the outstanding notes to be withdrawn;

         - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

         - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or he accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

         - specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

         If the outstanding notes have been delivered under the book-entry procedure set forth above under "--Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

         We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

         Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes).

CONDITIONS

         Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

         - the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

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

         - the outstanding notes are not tendered in accordance with the exchange offer;

         - you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

         - any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

         These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not he deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

         American Stock Transfer & Trust Company has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

       BY REGISTERED OR CERTIFIED MAIL,               BY FACSIMILE (ELIGIBLE INSTITUTION ONLY):
       OVERNIGHT COURIER OR HAND DELIVERY:

                                                      (718) 234-5001

       American Stock Transfer & Trust Company        Attention: Exchange Department
       40 Wall Street
       New York, New York 10005                       Confirmed by Telephone: (718) 921-8200
       Attention: Exchange Department
                                                      (Originals of all documents submitted by
                                                      facsimile should be sent promptly by hand,
                                                      overnight courier or registered or certified
                                                      mail.)

         Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes.

FEES AND EXPENSES

         We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

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

         We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

         You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer t axes will be billed directly to you.

ACCOUNTING TREATMENT

         The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

                       DESCRIPTION OF THE REGISTERED NOTES

         You can find the definitions of many of the terms used in this description under the subheading "Selected Definitions." In this description, the words "we", "our" or "us" refer only to UbiquiTel Operating Company and not to any of our subsidiaries or guarantors.

         We will issue the registered notes under the indenture for the outstanding notes dated as April 11, 2000 among us, the guarantors referred to below, and American Stock Transfer & Trust Company, as trustee.

         Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the outstanding notes, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes and the registered notes to be issued in the exchange offer are collectively referred to as the "notes" in this summary description. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture will be qualified as an indenture under the Trust Indenture Act.

         The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

PRINCIPAL, MATURITY AND INTEREST

         We issued $300.0 million aggregate principal amount of outstanding notes in denominations and integral multiples of $1,000, maturing on April 15, 2010. The outstanding notes were issued at a discount and generated approximately $152.3 million of gross proceeds to us. We will issue up to the same amount of registered notes. The notes will mature on April 15, 2010.

         Cash interest will not be paid on the notes prior to April 15, 2005. Prior to that date, in lieu of cash interest, the notes will accrete in value at a rate of approximately 14.0% per annum, compounded semi-annually, to an aggregate principal amount of $300.0 million on April 15, 2005. Beginning on that date, interest will accrue at a rate of 14.0% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2005, to holders of record of such notes at the close of business on the April 1 and October 1 preceding such interest payment dates. Cash interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 15, 2005. Cash interest will be computed on a basis of a 360-day year of twelve 30-day months. Accretion of original issue discount will be computed on a basis of a 360-day year of twelve 30-day months, compounded semi-annually.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a registered holder of notes has given wire transfer instructions to us, we will make all principal and interest payments on the notes in accordance with those instructions. We will make all other payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York unless we decide to pay interest by mailing checks to the registered holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         We must appoint a paying agent to which the notes may he presented for payment, and a registrar where notes may be presented for transfer or exchange. The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may

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

require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

         The registered holder of a note will be treated as the owner of it for all purposes.

GUARANTEES

         UbiquiTel Parent and all of our current and future domestic Restricted Subsidiaries, other than UbiquiTel Leasing Company, will be guarantors of the notes. UbiquiTel Leasing Company is a wholly-owned limited purpose subsidiary of UbiquiTel Operating Company formed on March 17, 2000 solely for the purpose of holding site and tower leases and will be prohibited by the indenture from amending its certificate of incorporation to change the nature and purpose of the business it is legally permitted to conduct. In the event that UbiquiTel Leasing Company amends its certificate of incorporation to change the nature and purpose of its business, or if UbiquiTel Leasing Company becomes a guarantor under the Credit Facilities, it will become a guarantor of the notes.

         The guarantors will be liable for the entire amount due under the notes and the indenture. The obligations of each guarantor will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law.

         A guarantor (other than UbiquiTel Parent) may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person, other than us or another guarantor, unless:

         - immediately after giving effect to that transaction, no default exists; and

         -        either:

                  - the acquiring person assumes all the obligations of the guarantor to note holders; or

                  - the net proceeds of the transactions are applied in accordance with the asset sale provisions of the indenture that are described below.

         A guarantee, other than the guarantee of UbiquiTel Parent, will be released:

         - in connection with any sale of all of the Capital Stock of a guarantor (including the guarantee of any wholly-owned subsidiary of such guarantor) to a person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) a subsidiary of us, if the net proceeds of that transaction are applied (or we certify in an officer's certificate delivered to the trustee that such net proceeds will be applied within the time period specified) in accordance with the asset sale provisions of the indenture; or

         - if we properly designate any Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary.

SUBORDINATION AND RANKING

     THE NOTES

         The notes:

         -        are our general unsecured obligations;

         - are subordinated in right of payment to all of our existing and future Senior Indebtedness, which includes most of our Indebtedness other than taxes and trade payables;

         - will be equal in right of payment to all of our future senior subordinated Indebtedness;

         - will be senior in right of payment to all of our future subordinated Indebtedness; and

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

         - are unconditionally guaranteed on a senior subordinated basis by the guarantors.

     THE GUARANTEES

         The Guarantees:

         -        are general unsecured obligations of each guarantor;

         - are subordinated in right of payment to all existing and future Senior Indebtedness of the guarantors, which includes most of their Indebtedness other than taxes and trade payables;

         - will be equal in right of payment with any future senior subordinated Indebtedness of each guarantor; and

         - will be senior in right of payment to any future subordinated Indebtedness of each guarantor.

         The subordination provisions mean that the holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due them before the holders of notes will be entitled to receive any payment on the notes or the guarantees, including, without limitation, principal, premium (if any), interest and liquidated damages (if any) payable pursuant to the terms of the notes (including upon acceleration or redemption thereof):

         -        in a liquidation or dissolution proceeding;

         - in a bankruptcy, reorganization, insolvency, receivership or similar proceeding;

         -        in an assignment for the benefit of creditors; or

         -        in any other marshalling of assets and liabilities.

         In addition, until the Senior Indebtedness is paid in full, any payment or distribution to which the holders of notes would be entitled will be made to holders of Senior Indebtedness.

         We may not make any payment on the notes, and a guarantor may not make any payment on its guarantee, if (i) a default in the payment when due, whether at maturity, upon any redemption, by acceleration or otherwise of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, Senior Indebtedness, or (ii) the bank lenders under our Credit Facilities give the trustee under the indenture a payment blockage notice. Those lenders are permitted to give that notice at any time we have failed to honor our obligations under the Credit Facilities. If our Credit Facilities have been paid off and we have other borrowings that we treat as Designated Senior Indebtedness, then the holders of that Indebtedness may give a payment blockage notice if we fail to meet our obligations under it.

         We must resume payment on the notes following a payment blockage notice only:

         - in the case of a payment default, when it is cured or waived (and, if applicable, any acceleration is rescinded); and

         - in case of a nonpayment default, the earlier of the date when it is cured or waived or 179 days after the date on which the payment blockage notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

         No new payment blockage notice may be delivered unless and until 360 days have elapsed since the delivery of the prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been waived or cured for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of

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

commencement of such payment blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

         Despite the provisions described above that prohibit payments to holders of notes under the circumstances described, we and our guarantors could still make those payments by delivering Equity Interests such as our Capital Stock or Capital Stock of a guarantor, or by delivering debt that is subordinated at least to the same extent as the notes and has a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the notes.

         If the trustee or any holder of notes receives a prohibited payment on the notes and actually knew that the payment was prohibited, the trustee or holder must hold the payment in trust for the benefit of the holders of Senior Indebtedness and deliver it to them upon request.

         We must promptly notify holders of Senior Indebtedness if payment on the notes is accelerated because of a default. We and the guarantors may not make any payment on the notes or the guarantees until five business days after the holders of the Senior Indebtedness receive the notice. Thereafter, we and the guarantors may make payments on the notes only if the subordination provisions of the indenture permit payment at the time.

         The subordination provisions described above may cause holders of the notes to recover nothing at all, or to recover less than holders of Senior Indebtedness.

         Assuming we had completed the offering of the notes and entered into our new senior credit facility and applied the net proceeds as intended, as of March 31, 2000, we and the guarantors would have had total Senior Indebtedness of approximately $75.0 million. The indenture will permit us and the guarantors to incur additional Senior Indebtedness.

OPTIONAL REDEMPTION

         Prior to April 15, 2003, we may on any one or more occasions redeem up to 35% of the Accreted Value of the notes originally issued under the indenture with the net cash proceeds of one or more public offerings of our common stock (or the public offering of UbiquiTel Parent's common stock, to the extent proceeds are contributed to us, but excluding the net proceeds of the recently completed initial public offering of UbiquiTel Parent's common stock). The redemption price is $1,140 for each $1,000 of Accreted Value of notes redeemed.

         We will not be permitted to make these redemptions unless:

         - at least 65% of the Accreted Value of the notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption, excluding notes held by us and our subsidiaries; and

         - the redemption must occur within 45 days of the date we receive the money from the public offering.

         -        We are not otherwise permitted to redeem notes prior to April
                  15, 2005.

         On or after April 15, 2005, we may redeem all or a part of the notes by giving notice between 30 and 60 days before the redemption. The redemption price will be the amount shown in the table.




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

                                                              REDEMPTION PRICE
                                                               PER $1,000 OF
YEAR BEGINNING                                                PRINCIPAL AMOUNT
--------------                                                ----------------
April 15, 2005.........................................          $1,070.00
April 15, 2006.........................................           1,046.67
April 15, 2007.........................................           1,023.33
April 15, 2008 and thereafter..........................           1,000.00

         Notwithstanding the foregoing, our Credit Facilities currently prohibit us from redeeming the notes.

NO MANDATORY REDEMPTION OR SINKING FUND PAYMENTS

         We are not required to make mandatory redemption or sinking fund payments on the notes.

SELECTION AND NOTICE

         If we redeem less than all of the notes, the trustee will select notes for redemption as follows:

         - if the notes are listed, in compliance with the requirements of the principal national securities exchange on which they are then listed, or

         - if the notes are not listed, on a pro rata basis, by lot or any other method the trustee considers fair and appropriate.

         We must pay the redemption price on the redemption date that we choose. On that date, interest and accretion will stop accruing on notes called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

     REPURCHASE IF A CHANGE OF CONTROL OCCURS

         Within 30 days following any change of control, we must mail a notice to each holder of notes describing the change of control and offering to repurchase notes on a specified date within 30 to 60 days after we mail that notice, or such later date as is necessary to comply with the requirements under the Securities Exchange Act of 1934, as amended, or of any national securities exchange on which the notes are then listed. The repurchase price will be:

         - $1,010 per $1,000 of Accreted Value of the notes, if the repurchase occurs before April 15, 2005, or

         - $1,010 per $1,000 of principal amount of the notes, plus any accrued interest we may owe, if the purchase occurs on or after April 15, 2005.

         In repurchasing notes, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will not cause us to be in default under any conflicting provisions of the indenture. We will not be required to repurchase notes if:

         -        the law does not permit us to purchase them; or

         -        they have not been properly tendered by the repurchase date.

         Within 90 days following a change of control, we must either repay all of our Senior indebtedness or obtain consents from the holders of Senior Indebtedness permitting us to repurchase the notes. We must publicly announce the results of the change of control repurchase offer as soon as possible after the repurchase occurs.

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

         Except for these change of control provisions, we are not required to repurchase notes if an acquisition, restructuring, recapitalization, merger or similar transaction occurs that does not constitute a change of control under the indenture.

         We will not be required to make a change of control offer if a third party makes and consummates the offer on the same terms required of us.

         A change of control will occur if:

         - we sell substantially all of our and our Restricted Subsidiaries' assets;

         -        we adopt a plan for our liquidation or dissolution;

         - any person or group of persons, other than Principals or any of their Affiliates, become the beneficial owner of more than 50% of the voting power of our stock; or

         - a majority of our board of directors no longer consists of continuing directors, which are directors who were serving on April 11, 2000, or who were nominated to serve as a director by a majority of the continuing directors at the time.

     REPURCHASE IF ASSET SALES OCCUR

         We will not permit any asset sales of our assets or assets of any of our Restricted Subsidiaries unless:

         - we or the Restricted Subsidiary receives consideration at the time of the asset sale at least equal to the fair market value of the assets or Equity Interests issued or sold, as determined by our board of directors and certified to the trustee by one of our officers, and

         -        at least 75% of the consideration is cash or Cash Equivalents.
                  For purposes of this provision, the following are considered to be cash:

                  - any liabilities of us or any Restricted Subsidiary that are assumed by the transferee by an agreement that releases us or the Restricted Subsidiary from further liability other than contingent liabilities and liabilities that are subordinate to the notes, and

                  - cash that we or our Restricted Subsidiary receives from converting into cash any securities, notes or other obligations that we or our Restricted Subsidiary receives from the asset sale within 30 days after receipt.

         An asset sale is:

         - the sale of Equity Interests in any of our subsidiaries, except a sale to us or any Wholly-Owned Restricted Subsidiary; and

         - a sale, lease or other transfer of any assets except the following:

                  - the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business,

                  -        dispositions of cash or cash equivalents,

                  - transactions involving assets that have a fair market value of less than $1.0 million,

                  - transfers of assets to us or any Wholly-Owned Restricted Subsidiary, and

                  - Restricted Payments and Permitted Investments that are permitted under the restricted payment covenant that we describe below.

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

         Within 360 days after we receive net proceeds from an asset sale, we may apply them as follows:

         - to repay Senior Indebtedness and, if the Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce the amount the lenders have committed to lend us;

         - to acquire all or substantially all of the assets of, or a majority of the voting stock of, a Permitted Business, provided, that in the event of the acquisition of at least a majority of the voting stock of a Permitted Business, such Permitted Business becomes a Restricted Subsidiary of us;

         - to make a capital expenditure that is useful or to be used in a Permitted Business; or

         -        to acquire other long-term assets to be used in a Permitted
                  Business.

         Pending our use of net proceeds for these purposes, we may temporarily reduce revolving credit borrowings or otherwise invest them in any manner that is permitted by the indenture.

         Any net proceeds from asset sales that we do not apply or invest as provided above will be excess proceeds. When the amount of excess proceeds is greater than $10.0 million, we will make an offer to all holders of notes to purchase or redeem the maximum amount of notes that may be purchased with the excess proceeds. The offer price will be the Accreted Value of the notes, if the repurchase occurs before April 15, 2005, or the principal amount of the notes, plus any accrued interest we may owe, if the repurchase occurs on or after April 15, 2005.

         If any excess proceeds remain after consummation of the offer, we may use them for any purpose permitted by the indenture. We are required to include in the offer the holders of any Indebtedness that ranks equally with the notes and contains similar provisions about excess proceeds. In that case, the trustee under the indenture will select on a pro rata basis the notes and other Indebtedness to be purchased. Upon completion of each offer, the amount of excess proceeds is reset at zero. In making these offers, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will not cause us to be in default under any conflicting provisions of the indenture.

         Our Credit Facilities prohibit us from purchasing notes, and also provides that certain change of control or asset sale events would constitute a default. Our future agreements relating to Senior Indebtedness may contain similar restrictions and provisions. If a change of control or asset sale occurs at a time when we are prohibited from purchasing notes. we could ask our senior lenders to allow us to purchase notes, or we could attempt to refinance the borrowings that contain the prohibition. If we do not succeed we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under our Senior Indebtedness. If that occurs the subordination provisions in the indenture would likely restrict us from making payments to the holders of notes.

SELECTED COVENANTS

     LIMITATION ON RESTRICTED PAYMENTS

         Prior to and including April 15, 2003, we cannot, directly or indirectly make any restricted payments. We will be considered to have made a restricted payment if we or our Restricted Subsidiaries:

         (1) declare or pay any dividend on, or make any distribution to, the holders of, any shares of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries), or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable solely in our Equity Interests, other than Disqualified Stock;

         (2) purchase, redeem or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (including without

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

                  limitation, in each case, in connection with any merger or consolidation involving us or any Restricted Subsidiary), any of our or our direct or indirect parent's Equity Interests;

         (3) redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate, whether pursuant to its terms or by operation of law, in right of payment to the notes; or

         (4) make, or permit any Restricted Subsidiary, directly or indirectly, to make, any Restricted Investment; (each of the foregoing actions set forth in clauses (1) through (4) being referred to as a "Restricted Payment"). After April 15, 2003, we cannot, directly or indirectly, make any Restricted Payment, and will not permit any Restricted Subsidiary to make any Restricted Payment, unless, at the time thereof, and after giving effect thereto,

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (b) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to clause (a) or (b) of the first paragraph of the covenant described below under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the Closing Date shall not exceed

                           (i) the amount of (x) 100% of our Operating Cash Flow after April 15, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of us are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of us after April 15, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of us are available preceding the date of such Restricted Payment, treated as a single accounting period, plus

                           (ii) 100% of the aggregate net cash proceeds received by us after the Closing Date as a contribution to our common equity capital or from the issuance or sale of our Equity Interests, other than Disqualified Stock, or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of us that have been converted into or exchanged for such Equity Interests, other than Equity Interests, Disqualified Stock or debt securities sold to a subsidiary of us; PROVIDED, HOWEVER, that for purposes of this clause (c)(ii), the aggregate net proceeds received by us from the initial public offering of the common stock of UbiquiTel Parent will be excluded form the calculation, plus

                           (iii) the aggregate net cash proceeds received by us or any Restricted Subsidiary from the sale, disposition or repayment, other than to us or a Restricted Subsidiary, of any Restricted Investment made after the Closing Date in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment.

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

         So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the foregoing limitations do not prevent us from:

         (1) paying a dividend on our Equity Interests within 60 days after the declaration thereof if, on the date when the dividend was declared, we could have paid such dividend in accordance with the provisions of the indenture;

         (2) repurchasing our Equity Interests, from our former employees, consultants or directors or any of our subsidiaries for consideration not to exceed $1.0 million in the aggregate in any fiscal year and any unused portion in any twelve month period may be carried forward to one or more future periods; provided that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $5.0 million in the aggregate;

         (3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of a substantially concurrent sale of (other than to one of our subsidiaries):

                  (a) our Equity Interests, other than Disqualified Stock, or

                  (b) Indebtedness that is at least as subordinated in right of payment to the notes as the Indebtedness being purchased;

         (4) the repurchase, redemption or other acquisition of our Equity Interests, or out of the proceeds of a capital contribution or a substantially concurrent offering of, our Equity Interests, other than Disqualified Stock;

         (5) the payment of any dividend or distribution by one of our Wholly-Owned Restricted Subsidiaries to the holders of its common Equity Interests on a pro rata basis;

         (6) so long as UbiquiTel Parent holds all of our outstanding Capital Stock, the payment of dividends or the making of loans or advances to UbiquiTel Parent not to exceed $500,000 in any fiscal year, for the purposes of paying franchise taxes or other expenses of UbiquiTel Parent; and

         (7) make Investments in any Person, provided that the fair market value thereof, measured on the date each such Investment was made or returned, as applicable, when taken together with all other Investments made pursuant to this clause (7), does not exceed the sum of $25.0 million, plus the aggregate amount of the net reduction in Investments in any Person made pursuant to this clause (7) on and after the Issue Date resulting from dividends, repayments of loans or other transfers of property, in each case to us or any Wholly-Owned Restricted Subsidiary from such Person, except to the extent that any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; provided, however, that at the time of such Investment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Investment shall be included in the calculation of the amount of Restricted Payments made after the Closing Date pursuant to clause (c) of the preceding paragraph.

         In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

         For purposes of clause (3) above, the net proceeds received by us from the issuance or sale of our Equity Interests either upon the conversion of, or exchange for, Indebtedness of us or any Restricted Subsidiary shall be

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

deemed to be an amount equal to (a) the sum of (1) the principal amount or Accreted Value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by us upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by us from the issuance or sale of our Capital Stock upon the exercise of any options or warrants of us or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by us upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

         For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by our board of directors, whose good-faith determination shall be conclusive and evidenced by a board resolution and, in the case of fair market value of such noncash portion in excess of $5.0 million, accompanied by an opinion of an accounting, appraisal or investment banking firm of national standing. Not later than the date of making any Restricted Payment, we shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any board resolution, fairness opinion or appraisal required by the indenture.

         The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and re-turn on capital, including interest and dividends, in each case, received by us or one of our Restricted Subsidiaries in cash, up to the amount of such Investment on the date made.

     LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         We cannot, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, and we cannot issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock, unless immediately after giving effect to the incurrence of such Indebtedness, including Acquired. Debt, or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay indebtedness or make any Restricted Payment, (a) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to April 15, 2005 and (2) less than 6.0 to 1.0, if on or after April 15, 2005 or (b) in the case of any incurrence of Indebtedness prior to April 15, 2005 only, Consolidated Debt would be equal to or less than 70% of Total Invested Capital.

         So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

         (1)      the incurrence by us and our subsidiaries of Existing
                  Indebtedness;

         (2) the incurrence by us and the guarantors of Indebtedness represented by the notes and the guarantees;

         (3) the incurrence by us and any guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of us and the guarantors outstanding under the Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed an amount equal to $250.0 million less the aggregate amount of all net proceeds of asset sales applied by us or any of our subsidiaries since the date of the Indenture to permanently repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Repurchase if Asset Sales Occur";

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         (4)      the incurrence by us or any of our Restricted Subsidiaries of
                  Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all, or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in our business in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

         (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (11) of this paragraph;

         (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Wholly-Owned Restricted Subsidiaries that are guarantors; provided, however, that:

                  (a) if we or any guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of us, or the guarantee of such guarantor, in the case of a guarantor; and

                  (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Wholly-Owned Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either us or one of our Wholly-Owned Restricted Subsidiaries, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding, provided that the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness to which such Hedging Obligation relates;

         (8) the guarantee by us or any of the guarantors of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

         (9) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; and

         (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness (a) in respect of bid, performance or advance payment bonds, standby letters of credit and appeal or surety bonds entered into in the ordinary course of business and not in connection with the borrowing of money, or (b) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or Restricted Subsidiary in compliance with the terms of the indenture;

         (11) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness (which may, but need not be, incurred in whole or in Part under the Credit Facilities) in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50.0 million; and

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         (12)     the incurrence by us of any Indebtedness under any unsecured deferred promissory note payable to Sprint PCS pursuant to the deferral of collected revenues provisions of the Consent and Agreement between Sprint PCS and the lenders under our Credit Facilities.

         For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that Indebtedness outstanding under the Credit Facilities on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of the definition of Permitted Indebtedness.

     NO SENIOR SUBORDINATED DEBT

         The indenture will provide that we and the guarantors will not incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Senior Indebtedness or any Permitted Indebtedness described in clause (4) of the second paragraph under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," and senior in any respect in right of payment to the notes or the guarantees; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of us or a guarantor that exist by reason of any Liens or guarantees arising or created in respect of some but not all such Senior Indebtedness.

     LIENS

         We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is equal in right of payment with the notes or the applicable guarantee, as the case may be, or is subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured equally and ratably with, or prior to, in the case of subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by such Lien; provided that this restriction will not apply to Permitted Liens.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         We will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

         (2) make loans or advances to us or any of our Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) Existing Indebtedness or the Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

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         (2)      the indenture, the notes and the guarantees;

         (3)      applicable law;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in leases entered into in the ordinary course of business;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

         (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of us or any of our Restricted Subsidiaries to dispose of the assets subject to such Lien;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset or stock purchase agreements and other similar agreements entered into in the ordinary course of business; and

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

         We shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of our properties and assets substantially as an entirety to, any Person, and shall not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of us and our Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

         (1) either: (A) if the transaction or series of transactions is a consolidation of us with or a merger of us with or into any other Person, we shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into us, or to which our properties and assets or the properties and assets of us and our Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the "Surviving Entity"), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the

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                  District of Columbia and shall expressly assume by a
                  supplemental indenture executed and delivered to the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect;

         (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to he incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

         (3) we or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of us immediately preceding the transaction and (B) be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described above under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Wholly-Owned Restricted Subsidiary to any other Wholly-Owned Restricted Subsidiary, or the merger or consolidation of any Wholly-Owned Restricted Subsidiary with or into any other Wholly-Owned Restricted Subsidiary. The indenture will also provide that we may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

         In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, we shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the indenture and an opinion of counsel. Each such officers' certificate shall set forth the manner of determination of our compliance with clause (3) of the preceding paragraph.

         For all purposes of the indenture and the notes, including the provisions described in the two immediately preceding paragraphs and the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Designation of Restricted and Unrestricted Subsidiaries" covenants, subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Designation of Restricted and Unrestricted Subsidiaries" covenant and all Indebtedness of the Surviving Entity and its subsidiaries that was not Indebtedness of us and our subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

         The Surviving Entity shall succeed to, and be `substituted for, and may exercise every right and power of us under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.




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     TRANSACTIONS WITH AFFILIATES

         We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

         (2)      We deliver to the trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not he subject to the provisions of the prior paragraph:

         (1) any employment, severance, stock option and other employee benefit agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

         (2)      transactions between or among us and/or our Restricted
                  Subsidiaries;

         (3) agreements in effect on the Issue Date, provided that each amendment to any such agreement shall be subject to the limitations of this covenant;

         (4) payment of reasonable directors fees, expenses and indemnification to Persons who are not otherwise Affiliates of us; and

         (5) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Limitation on Restricted Payments."

     ADDITIONAL GUARANTEES

         If we or any of our Restricted Subsidiaries acquires or creates another domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created domestic Restricted Subsidiary must become a guarantor and (1) execute a supplemental indenture satisfactory to the trustee making the Restricted Subsidiary a party to the indenture, (2) execute an endorsement of guarantee, and (3) deliver an opinion of counsel to the trustee within 10 business days of the date on which it was acquired or created.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         The board of directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by us and our Restricted Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted

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Payments under paragraph (c) of the covenant described above under the caption "--Limitation on Restricted Payments" or Permitted investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignated any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     SALE AND LEASEBACK TRANSACTIONS

         We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary that is a guarantor may enter into a sale and leaseback transaction if:

         (1) We or that guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the tests in (a) and (b), if applicable, of the covenant described above under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

         (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

         (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Repurchase if Asset Sales Occur."

     LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED
        RESTRICTED SUBSIDIARIES

         We will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of us to any Person, other than us or a Wholly Owned Restricted Subsidiary of us, unless:

         (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

         (2) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders--Repurchase if Asset Sales Occur."

         In addition, we will not permit any Wholly Owned Restricted Subsidiary of us to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to us or a Wholly Owned Restricted Subsidiary of us.

     BUSINESS ACTIVITIES

         We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent that would not be material to us and our subsidiaries, taken as a whole.

     PAYMENTS FOR CONSENT

         We will not, and will not permit any of our subsidiaries to, directly or indirectly, pay or cause to he paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be

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paid and is paid to all holders of the notes that consent, waiver or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

         Whether or not required by the Securities and Exchange Commission, so long as any notes arc outstanding, we will furnish to the holders of notes, within 15 days of the time periods specified in the Securities and Exchange Commission's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-0 and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

         (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports.

         If we have designated any of our subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

         In addition, whether or not required by the Securities and Exchange Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

         (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

         (3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Repurchase if Change of Control Occurs," "--Repurchase at the Option of Holders--Repurchase if Asset Sales Occur," and "--Selected Covenants--Merger, Consolidation or Sale of Assets."

         (4) failure by us or any of our Restricted Subsidiaries for 60 days after written notice to comply with any of the other agreements in the indenture has been given to us by (a) the trustee under the indenture, or (b) the holders of at least 25% in aggregate principal amount of the then outstanding notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted

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                  Subsidiaries, whether such Indebtedness or guarantee now
                  exists, or is created after the date of the Indenture, if that default:

                  (a) is caused by a failure to pay principal at final stated maturity of such Indebtedness (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its stated maturity;

                  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

         (6) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

         (7) except as permitted by the indenture, any guarantee of UbiquiTel Parent or any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or UbiquiTel Parent or any guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such guarantor, shall deny or disaffirm its obligations under its guarantee;

         (8) certain events of bankruptcy or insolvency with respect to us or any of our Significant Restricted Subsidiaries;

         (9) (a) if any Credit Facility is not in existence, any event occurs that causes, subject to any applicable grace period of waiver, an Event of Termination under any of the Sprint Agreements or (b) if any Credit Facility is in existence, Spring shall have commenced to exercise any remedy under the Sprint Agreements (other than Section 11.6.3 of the Management Agreement) by reason of the occurrence of an Event of Termination; and

         (10) if on or prior to July 31, 2000, UbiquiTel Parent has not received at least $100 million of gross proceeds from either
                  (a) the completion of its proposed initial public offering of its common stock or (b) the issuance of equity in a private placement, and in each case, has contributed all net proceeds therefrom, except up to $1.25 million, to UbiquiTel Operating Company.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, wit Ii respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare to be immediately due and payable (i) if prior to April 15, 2005, the Accreted Value or (ii) if on or after April 15, 2005, the principal amount, in each case, of all notes then outstanding, plus accrued and unpaid interest to the date of acceleration. In order to effect such acceleration, the trustee or holders of at least 25% in principal amount of the outstanding notes shall deliver notice in writing to us and the trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same (1) shall become immediately due and payable or (2) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities or five Business Days after receipt by us and the agent under the Credit Facilities of such Acceleration Notice, but only if such Event of Default is then continuing.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, liquidated damages or interest, if it determines that withholding notice is in their interest.

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         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes, If an Event of Default occurs prior to April 15, 2005, by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to April 15, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of us or any guarantor, as such, shall have any liability for any obligations of us or the guarantors under the notes, the indenture or the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         We may. at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the guarantors discharged with respect to their guarantees ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of. premium, if any, liquidated damages, if any, and interest on such notes when such payments are due from the trust referred to below;

         (2) Our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

         (4)      the Legal Defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have the obligations of us and the guarantors. released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation arid insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

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         (1)      We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that. the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of. or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

         (6) we must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of us under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of us or others; and

         (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the indenture, the notes or the guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the then outstanding notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal

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amount at maturity of the then outstanding notes including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

         Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

         (1) reduce the Accreted Value of the then outstanding senior subordinated discount notes if prior to April 15, 2005 or the aggregate of the principal amount of notes if after April 15, 2005 whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the captions "--Repurchase at the Option of Holders-- Repurchase if Change of Control Occurs" and "--Repurchase if Asset Sales Occur";

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of or premium, if any, liquidated damages, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, liquidated damages, if any, or interest on the notes;

         (7) waive a redemption payment with respect to any note. other than a payment required by one of the covenants described above under the captions "--Repurchase at the Option of Holders--Repurchase if Change of Control Occurs" and "--Repurchase if Asset Sales Occur"; or

         (8) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

         (1)      to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

         (5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

         (6)      to add a guarantor under the indenture; or

         (7) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

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CONCERNING THE TRUSTEE

         If the trustee becomes a creditor of us or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of my such claim as security or otherwise. The trustee will he permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

         Set forth below are many of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACCRETED VALUE" of any outstanding note as of or to any date of determination means an amount equal to the sum of:

         (1)      the issue price of such note as determined in accordance with
                  Section 1273 of the Internal Revenue Code, plus

         (2) the aggregate of the portions of the original issue discount, i.e., the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such note, that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code, without regard to Section 1272(a)(7) of the Internal Revenue Code, from the date of issue of such note
                  (a) for each six-month or shorter period ending or prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six-month or shorter period, as the case may be, to the date of determination, plus

         (3) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above), minus all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions whether such amounts paid were denominated principal or interest.




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         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) indebtedness of any other Person existing at the time such other Person is merged with or into or became a subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in `contemplation of, such other Person merging with or into, or becoming a subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "ANNUALIZED OPERATING CASH FLOW" means Operating Cash Flow, for the latest two full fiscal quarters on which consolidated financial statements of us are available multiplied by two.

         "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "BENEFICIAL OWNER" has the meaning assigned to such tern in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         (1)      in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CASH EQUIVALENTS" means:

         (1)      United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof. provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

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

         (3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing prior to one year after the date of acquisition; and

         (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
                  (1) through (5) of this definition.

         "CLOSING DATE" means April 11, 2000, the date on which the notes were originally issued under the indenture.

         "CONSOLIDATED DEBT" means the aggregate amount of Indebtedness of us and our Restricted Subsidiaries on a consolidated basis outstanding at the date of determination.

         "CONSOLIDATED DEBT TO ANNUALIZED OPERATING CASH FLOW RATIO" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of us as of our most recently completed fiscal quarter for which financial statements are available.

         "CONSOLIDATED INTEREST EXPENSE" of any Person means, for any period,
(1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals), (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and hankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, change and similar agreements and (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of such Person (other than Disqualified Stock) or to such Person or its Restricted Subsidiaries, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly-owned Restricted Subsidiary thereof;

         (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement,

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

                  instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

         "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of:

         (1) the consolidated equity of the common stockholders of such Person and its consolidated subsidiaries as of such date; plus

         (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

         "CREDIT FACILITIES" means the Credit Agreement, dated as of March 31, 2000, among UbiquiTel Parent, UbiquiTel Operating Company, various banks and Paribas as agent, together with the related documents (including without limitation, any guarantee agreements and security documents), as such agreements may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DESIGNATED SENIOR INDEBTEDNESS" means (a) Indebtedness under the Credit Facilities, whether outstanding on the date of issuance of a payment blockage notice or thereafter incurred, and (b) after payment of all obligations under the Credit Facilities, any other Senior Indebtedness permitted to be incurred under the indenture which, at the time of determination, has an aggregate principal amount of at least $25.0 million and that has been designated by us in writing to the trustee as "Designated Senior Indebtedness."

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that: we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments."

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, hut excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

         "EVENT OF TERMINATION" means any of the events described in (1)
Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement; or (3) Section 13.2 of the Spectrum Trademark Agreement.


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         "EXISTING INDEBTEDNESS" means the aggregate principal amount of
Indebtedness of us and our Restricted Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "GOVERNMENT SECURITIES" means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt. or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

         "HEDGING OBLIGATIONS" means, with respect to any Person. the obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)      borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

         (3)      banker's acceptances;

         (4)      representing Capital Lease Obligations;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6)      representing any Hedging Obligations;

if and to the extent any of the preceding, other than letters of credit and Hedging Obligations, should appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

         (1) the Accreted Value thereof, in the case of any Indebtedness issued with original issue discount; and

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

         (2)      the principal amount thereof, in the case of any other
                  Indebtedness.

         "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of us such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of us, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." The acquisition by us or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to he an Investment by us or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the Caption "--Selected Covenants--Limitation or Restricted Payments."

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (other than precautionary filings made with respect to operating leases and sales of receivables), or equivalent statutes, of any jurisdiction, other than any lease properly classified as an operating lease under GAAP or intellectual property licensing agreements.

         "NET INCOME" means, with respect to any Person, the net income
(loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

         (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

         (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

         "NON-RECOURSE DEBT" means Indebtedness:

         (1)      as to which neither us nor any of our Restricted Subsidiaries
                  (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

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

         "OPERATING CASH FLOW" means, with respect to any Person for any fiscal quarter, (a) Consolidated Net Income, plus (i) depreciation, (ii) amortization, (iii) other non-cash charges, other than any such non-cash items to the extent that it represents an accrual of or reserve for cash expenditures in any future period or constituting an extraordinary or non-recurring item, (iv) Consolidated Interest Expense, and (v) all income taxes of such Person paid or accrued in accordance with GAAP for such Person, other than income taxes attributable to extraordinary or non-recurring gains or losses, minus (b) all non-cash items increasing Consolidated Net Income for such period, other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period, all as determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not a) have been a Restricted Subsidiary at any time during such fiscal quarter and (3) if such Person or any Restricted Subsidiary of such Person shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

         "PERMITTED BUSINESS" means the business primarily involved in the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of Telecommunications Assets or any business or activity reasonably related or ancillary thereto.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment in us or in a Wholly-owned Restricted Subsidiary of us that is a guarantor;

         (2)      any Investment in Cash Equivalents;

         (3) any Investment by us or any Restricted Subsidiary of us in a Person, if as a result of such Investment:

                  (a) such Person becomes a Wholly-Owned Restricted Subsidiary of us; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly-Owned Restricted Subsidiary of us;

         (4) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Repurchase if Asset Sales Occur";

         (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests, other than Disqualified Stock;

         (6) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (6) since the date of the indenture, not to exceed $5.0 million;

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         (7)      guarantees of Indebtedness of a Wholly Owned Restricted
                  Subsidiary given by us or another Wholly Owned Restricted Subsidiary and guarantees of our Indebtedness given by any Restricted Subsidiary, in each case, not otherwise in violation of the terms of the Indenture;

         (8) accounts receivable created or acquired in the ordinary course of our business or any Subsidiary and Investments arising from transactions by us or any Subsidiary with trade creditors or customers in the ordinary course of business, including any such Investment received pursuant to any plan or reorganization or similar arrangement pursuant to bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim;

         (9) investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and

         (10) exchange of our Preferred Stock into Capital Stock or our non-voting Capital Stock into voting Capital Stock, all in accordance with the terms of our certificate of incorporation as in effect on the date of the indenture.

         "PERMITTED LIENS" means:

         (1) Liens on the assets of us and any guarantor securing Indebtedness and other obligations under the Credit Facilities that were permitted by the terms of the indenture to be incurred;

         (2)      Liens in favor of us or the guarantors;

         (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

         (4) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us, provided that such Liens were in existence prior to the contemplation of such acquisition;

         (5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (7)      Liens existing on the date of the indenture;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (9) Liens for security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation;

         (10) Liens relating to zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title and, with respect to leasehold interests, mortgages, obligations, liens and

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                  other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of our business or any subsidiary or the value of such property for the purpose of such business;

         (11) Liens arising by operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

         (12) Liens arising from leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of our business or our subsidiaries;

         (13) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

         (14) Liens incurred in the ordinary course of business of us or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding.

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

         (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by us or by our Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

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

         "PRINCIPALS" means Donaldson, Lufkin & Jenrette Securities Corporation, BET Associates, L.P., The Walter Group, Inc., Donald A. Harris, James Parsons, Paul F. Judge, US Bancorp, Brookwood UbiquiTel Investors, LLC, CBT Wireless Investments, L.L.C., SpectraSite Communications and New Ventures, L.L.C.

         "RESTRICTED INVESTMENT" means any Investment that is not a Permitted Investment.

         "RESTRICTED SUBSIDIARY" of a Person means any subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "SENIOR INDEBTEDNESS" means:

         (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto, whether incurred on the date of the indenture or thereafter;

         (2) any other Indebtedness incurred by us and the guarantors, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or the guarantees, as the case may be; and

         (3) all obligations with respect to items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

         Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include (whether or not constituting Indebtedness as defined in the indenture):

         (1) any liability for federal, state, local or other taxes owed or owing by us;

         (2) any Indebtedness of us to any of our subsidiaries or other Affiliates (other than Indebtedness owing under the Credit Facilities);

         (3)      any trade payables;

         (4)      Indebtedness represented by Disqualified Stock;

         (5) Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of us; or

         (6) the portion of any Indebtedness that is incurred in violation of the indenture to the extent so incurred, provided, however, that any portion of Indebtedness incurred by us under the Credit Facilities in violation of the second paragraph of the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" solely as the result of a Default or Event of Default having occurred and continuing or caused by such incurrence shall only be excluded from the definition of Senior indebtedness in the event that the Trustee or holders of at least 25% of the aggregate principal amount of the notes then outstanding shall have delivered a notice to the administrative agent for the lenders under the Credit Facilities of such Default or Event of Default prior to such incurrence.

         "SIGNIFICANT SUBSIDIARY" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof.

         "SPRINT AGREEMENTS" means the (1) Sprint PCS Management Agreement between Sprint Spectrum L.P., WirelessCo, L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998 as amended on October 15, 1998 and in December 1999, and any exhibits, schedules or addendum thereto, as such may be further amended, modified or

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supplemented from time to time (the "Management Agreement"); (2) Sprint PCS
Services Agreement between Sprint Spectrum L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time;
(3) Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to lime (the "Trademark Agreement"); and (4) Sprint Spectrum Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Spectrum Trademark Agreement").

         "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "TELECOMMUNICATIONS ASSETS" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of PCS telecommunications equipment, inventory, technology, systems and/or services. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity where substantially all of the assets of the entity consist of Telecommunications Assets.

         "TOTAL INVESTED CAPITAL" means at any time of determination, the sum of, without duplication, (i) the total amount of equity contributed to us as of the Closing Date (being $42.0 million), plus (ii) the aggregate net cash proceeds received by us from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)), subsequent to the Closing Date, other than to a Restricted Subsidiary, plus (iii) the aggregate net repayment of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (iv) an amount equal to the net Investment (as of the date of determination) we and/or any of our Restricted Subsidiaries has made in any subsidiary that has been designated as an Unrestricted Subsidiary after the Closing Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Selected Covenants----Designation of Restricted and Unrestricted Subsidiaries," plus (v) Consolidated Debt, minus (vi) the aggregate amount of all Restricted Payments declared or made on or after the Closing Date.

         "UNRESTRICTED SUBSIDIARY" means any subsidiary of us that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such subsidiary:

         (1)      has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of us unless the terms of any such agreement, contract arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of us;

         (3) is a Person with respect to which neither us nor any of our Restricted Subsidiaries has any direct or indirect obligation
                  (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

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

         (5) has at least one director on its board of directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

         Any designation of a subsidiary of us as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to he an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary shall be deemed to be incurred by a Restricted Subsidiary of us as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Selected Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of us of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Selected Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness.

         "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.















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                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered note acquired in exchange for an outstanding note applies to you if you acquired the outstanding note for cash on its original issuance at its issue price and if you hold the outstanding note and the registered note as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

         This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

         -        a bank or a broker-dealer;

         -        an insurance company;

         -        a pension or other employee benefit plan;

         -        a tax exempt organization or entity;

         -        a U.S. expatriate;

         - a trader in securities that elects market-to-market accounting treatment;

         - a person holding registered notes as a part of a hedging or conversion transaction or a straddle;

         -        a hybrid entity or an owner of interests therein; or

         -        a holder whose functional currency is not the U.S. dollar.

         In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO HOLDING AND DISPOSING OF A REGISTERED NOTE AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES

         Your exchange of an outstanding note for a registered note pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the outstanding note surrendered in exchange for it.

         Accordingly, in the following discussion, the U.S. federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. federal income tax purposes, as the same note as the outstanding note for which it was issued and that the registered note has the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding

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note had in your hands immediately before the exchange, and that any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

U.S. HOLDERS

         If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a registered note and you are:

         - a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of Section 7701(b) of the Code;

         - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

         -        an estate whose income is includible in gross income for U.S.
                  federal income tax purposes regardless of its source; or

         - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall also be considered U.S. persons.

         ORIGINAL ISSUE DISCOUNT. Because the outstanding notes were issued at a substantial discount from their principal amount at maturity and because there would not be any payment of interest on the outstanding notes until October 15, 2005, the outstanding notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" over the "issue price" of the outstanding notes. The "stated redemption price at maturity" of the outstanding notes is the sum of all payments to be made on the outstanding notes other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest is to be paid on the outstanding or the registered notes before 2005, none of the interest to be paid on the outstanding or the registered notes is qualified stated interest. Accordingly, all payments on the outstanding and the registered notes, both principal and interest, are treated as part of the outstanding notes' stated redemption price at maturity. The "issue price" of an outstanding note is equal to the portion of the "issue price" of the unit that originally was issued (which constituted an "investment unit" for U.S. federal income tax purposes consisting of an outstanding note and the associated warrants) allocable to the outstanding note based upon the relative fair market values of the outstanding note and the associated warrants comprising the unit. Because the unit was issued for money, the "issue price" of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored. Under Treasury regulations, we have allocated the issue price of the units between the outstanding notes and the associated warrants. That allocation will be binding on all holders of units, unless a holder explicitly discloses (on a form prescribed by the IRS and attached to the holder's timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the IRS. Based on our allocation, the issue price of each outstanding note was $394.97.

         As noted above, a U.S. Holder of a registered note should be subject to the rules on OID in the same manner as if the registered note were a continuation of the outstanding note for which it is issued. In that event, a registered note would have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note. Under the rules on OID, a U.S. Holder of a registered note, in general, must include in income OID calculated on a constant-yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in income by an initial U.S. Holder of a registered note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a PRO RATA portion of the OID allocable to that accrual period. The accrual period for the registered notes may be of any length selected by the U.S. Holder and may vary in length over the term of the registered notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

         - the product of the registered note's adjusted issue price at the beginning of the accrual period and the registered note's yield to maturity (determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period) over

         - the qualified stated interest allocable to the accrual period (which, in the case of the registered notes, will be zero). OID allocable to the final accrual period is the difference between the amount payable at maturity of the registered note and the registered note's "adjusted issue price" at the beginning of the final accrual period. Special rules will apply in calculating OID for an initial short accrual period. The "adjusted issue price" of a registered note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period for the outstanding and the registered note and reduced by any payments made on the outstanding and the registered note on or before the first day of the accrual period.

         Interest payments on a registered note will not be includible in gross income by a U.S. Holder but instead will constitute a nontaxable reduction in the holder's adjusted tax basis in the registered note, as described below under "Certain U.S. Federal Tax Considerations -- U.S. Holders; Sale, Exchange or Retirement of Notes."

         APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS. The registered notes will be treated as "applicable high-yield discount obligations" for federal income tax purposes if:

         - the yield to maturity of the outstanding notes, computed as of the issue date of the outstanding notes, equals or exceeds the sum of (i) the "applicable federal rate" in effect for the month in which the outstanding notes were issued and (ii) 5%, and

         -        the outstanding notes bore "significant OID."

         In general, OID on an outstanding note will be significant if the aggregate amount includible in gross income on the outstanding note before the close of any accrual period ending more than five years after the issue date of the outstanding note exceeds the sum of the aggregate amount of interest to be paid on the outstanding note before the close of that accrual period plus the product of the issue price of the outstanding note and the yield to maturity of the outstanding note.

         If the registered notes are considered to be applicable high yield discount obligations, the Company will not be allowed to deduct OID accrued on the outstanding or registered notes until the Company actually pays the OID.

         Moreover, if and to the extent that the yield to maturity of the outstanding and registered notes exceeds the sum of the applicable federal rate and 6%, the deduction for OID on the outstanding and registered notes will be permanently disallowed to the extent the OID is attributable to the yield to maturity of the outstanding and registered notes in excess of the sum of the applicable federal rate and 6% (regardless of whether the Company actually pays that OID). For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. U.S.

Holders that are corporations should consult their tax advisors as to applicability of the dividends-received deduction.

         The relevant applicable federal rate for semiannual compounding for April 2000, the month the outstanding notes were issued, was 6.39%, and because the yield on the outstanding notes was 17.81% and the amount of OID on the outstanding notes was "significant", our deduction for a portion of the OID on the outstanding and the registered notes will be deferred until it is paid, and our deduction for the remaining portion of the OID will not be deductible at any time and will be treated as a dividend to you to the extent it is paid out of our current or accumulated earnings and profits.

         SALE, EXCHANGE OR RETIREMENT OF NOTES. Upon a sale, exchange or retirement of a registered note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the registered note and the U.S. Holder's adjusted tax basis in the registered note. A U.S. Holder's tax basis in a registered note will equal the portion of the issue price of the investment unit consisting of the outstanding note and the associated warrants allocated to the note, as described in "--Original Issue Discount," increased by any OID included in the holder's income on the outstanding note and the registered note prior to the disposition of the registered note and reduced by any payments received on the outstanding and the registered note. Any gain or loss recognized by a U.S. Holder upon a sale, exchange or retirement of a registered note will be capital gain or loss and will be long-term capital gain or loss if the registered note has been held for more than one year.

         LIQUIDATED DAMAGES; CHANGE OF CONTROL REDEMPTION. We intend to take the position that the likelihood of payment of Liquidated Damages described above under "Description of the Registered Notes -- Registration Rights; Liquidated Damages" and that the likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Registered Notes --Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that therefore any of those payments, if made, would be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the Liquidated Damages or the redemption premium upon the occurrence of any of the designated events.

         INFORMATION REPORTING; BACKUP WITHHOLDING. We are required to furnish to record holders of the registered notes, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and OID accrued on the registered notes.

         Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and OID paid on a registered note or with respect to proceeds received from a disposition of a registered note.

Generally, backup withholding applies only if:

         - the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

         - the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

         - the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

         - the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

         Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

         -        a nonresident alien individual;

         - a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

         - a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

          INTEREST AND OID. In general, interest paid to, and OID paid to or accrued by, a Non-U.S. Holder of a registered note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a registered note qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the registered note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,
(b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) either (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the registered note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payor with a copy thereof. Recently adopted Treasury regulations that generally will be effective for payments made on or after January 1, 2001 provide alternative methods for satisfying the certification requirement described in (ii) above. The new regulations generally will require, in the case of a registered note held by a foreign partnership, that the certificate described in (ii) above must be provided by the foreign partners rather than by the foreign partnership.

         OID (the aggregate amount of which includes all stated interest on the outstanding and registered notes, as described in "Certain U.S. Federal Tax Considerations--U.S. Holders--Original Issue Discount) accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). The gross amount of OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or a successor form), as applicable, prior to the payment of the income. These forms generally must be updated periodically. Under the new regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the new regulations for payments through qualified intermediaries. A holder of a registered note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

         TAXABLE DISPOSITION OF A REGISTERED NOTE. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, retirement or other taxable disposition of a registered note. However, you will be subject to federal income tax on the gain if:

         - the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate)), or

         - you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes of (b) the gain is attributable to an office or other fixed place of business you maintain in the United States;

A Non-U.S. Holder's tax basis in a registered note will be equal to the portion of the holder's tax basis in a unit that is allocated to the original note and the original warrant comprising as described in "Certain U.S. Federal Tax Consequences - U.S. Holders Original Issue Discount."

         FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death, a registered note that is owned, or treated as owned, at the time of death will not be subject to U.S. federal estate tax, unless (except as an applicable estate tax treaty provides to the contrary) the individual owned, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or the income on the note was U.S. trade or business income.

         In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a registered note will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

         INFORMATION REPORTING; BACKUP WITHHOLDING. We must report annually to the IRS and to each Non-U.S. Holder any OID (the aggregate amount of which includes all stated interest on the outstanding and registered notes, as described in "Certain U.S. Federal Tax Considerations--U.S. Holders--Original Issue Discount) that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Information reporting and backup withholding (at a rate of 31%) do not apply to interest or OID paid to a Non-U.S. Holder if the holder makes the requisite certification or otherwise establishes an exemption provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

         The payment of the proceeds from the disposition of a registered note to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

         The proceeds of a disposition of a registered note by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made on or after January 1, 2001, a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. The new regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

         We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         UbiquiTel Parent is, and as a result of the exchange offer, we will be subject to the periodic reporting and other informational requirements of the Exchange Act. Each of us will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

         We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

         You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to:

                           UbiquiTel Operating Company
                             1 Bala Plaza, Suite 402
                         Bala Cynwyd, Pennsylvania 19004
                          Attention: Investor Relations
                                 (610) 660-9510

         You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                  LEGAL MATTERS

         The validity of the registered notes offered hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The audited consolidated balance sheet of UbiquiTel Inc. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (September 29, 1999) to December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

         The financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P.) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                UBIQUITEL INC. AND SUBSIDIARIES AND PREDECESSORS
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UBIQUITEL INC. AND SUBSIDIARIES-CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Public Accountants.......................................................         F-2
     Consolidated Balance Sheets as of December 31, 1999 and March 31, 2000 (unaudited).............         F-3
     Consolidated Statements of Operations for the period from inception to December 31, 1999 and
       for the three months ended March 31, 2000 (unaudited)........................................         F-4
     Consolidated Statements of Stockholders' Equity for the period from inception to December 31,
       1999 and for the three months ended March 31, 2000 (unaudited)...............................         F-5
     Consolidated Statements of Cash Flows for the period from inception to December 31, 1999 and
       for the three months ended March 31, 2000 (unaudited)........................................         F-6
     Notes to Consolidated Financial Statements.....................................................         F-8
SPOKANE DISTRICT-FINANCIAL STATEMENTS
     Report of Independent Auditors.................................................................         F-27
     Statements of Assets to be Sold as of December 31, 1999 and 1998 and March 31, 2000 (unaudited)         F-28
     Statements of Revenues and Expenses for the years ended December 31, 1999, 1998 and 1997 and
       for the three months ended March 31, 2000 and 1999 (unaudited)...............................         F-29
     Notes to Statements of Assets to be Sold and Statements of Revenues and Expenses...............         F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UbiquiTel Inc.:

         We have audited the accompanying consolidated balance sheet of UbiquiTel Inc. and Subsidiaries (a Delaware Corporation, formerly known as UbiquiTel Holdings, Inc. (see Note 16)) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (September 29, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UbiquiTel Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the period from inception (September 29, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
New York, New York
March 8, 2000 (except for Notes 15 and 16 which are dated April 12, 2000)

                        UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31, 1999   MARCH 31, 2000
                                                                           -----------------   --------------
                                                                                                (UNAUDITED)
                             ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ................................................  $ 23,959,190    $ 33,729,232
   Accounts receivable ......................................................          --            12,181
   Inventory ................................................................          --            49,649
   Due from Sprint PCS ......................................................          --           514,500
   Prepaid expenses and other assets ........................................        35,636       1,490,343
                                                                               ------------    ------------
      Total current assets ..................................................    23,994,826      35,795,905
PROPERTY AND EQUIPMENT ......................................................          --         1,765,949
CONSTRUCTION IN PROGRESS ....................................................     4,085,942       7,255,779
DEFERRED FINANCING COSTS, net ...............................................     2,110,642       7,362,835
OTHER ASSETS ................................................................          --           182,390
                                                                               ------------    ------------
   Total assets .............................................................  $ 30,191,410    $ 52,362,858
                                                                               ============    ============

          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

   Accounts payable and accrued expenses ....................................  $    577,216    $  1,356,443
   Due to shareholders ......................................................     1,663,441       1,213,747
   Due to Lucent Technologies, Inc. .........................................     3,883,419       2,488,463
   Due to SpectraSite Communications, Inc. ..................................          --           773,330
   Accrued interest .........................................................        10,521            --
   Dividends payable ........................................................         9,030         473,671
                                                                               ------------    ------------
      Total current liabilities .............................................     6,143,627       6,305,654
                                                                               ------------    ------------
LONG-TERM DEBT ..............................................................     5,811,869       5,811,869
                                                                               ------------    ------------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE WARRANTS .........................................................     2,758,154       2,758,154
                                                                               ------------    ------------

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, par value,
     $0.001 per share; 90,000,000 shares authorized;
     17,008,500 shares issued and outstanding ...............................        17,009          17,009
  Series B convertible preferred stock, par value,
     $0.001 per share; 35,000,000 shares authorized;
     2,110,347 shares issued and outstanding ................................          --             2,110
  300,000,000 shares of voting common stock, par value,
     $0.0005 authorized; 6,834,000 shares issued and
     outstanding ............................................................         3,417           3,417
  32,000,000 shares of nonvoting common stock, par value, $0.0005 authorized;
     all shares are issued
     and outstanding ........................................................        16,000          16,000
  Additional paid-in-capital ................................................    17,428,425      51,310,958
  Accumulated deficit during the development stage ..........................    (1,987,091)    (13,862,313)
                                                                               ------------    ------------
      Total stockholders' equity ............................................    15,477,760      37,487,181
                                                                               ------------    ------------
  Total liabilities and stockholders' equity ................................  $ 30,191,410    $ 52,362,858
                                                                               ============    ============

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                        THESE CONSOLIDATED BALANCE SHEETS.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                            PERIOD FROM                         CUMULATIVE FROM THE
                                             INCEPTION            THREE MONTHS PERIOD FROM INCEPTION
                                        (SEPTEMBER 29, 1999)         ENDED      (SEPTEMBER 29, 1999)
                                        TO DECEMBER 31, 1999     MARCH 31, 2000  TO MARCH 31, 2000
                                        --------------------     --------------  -----------------
                                                                  (UNAUDITED)       (UNAUDITED)
REVENUES ...........................        $      --          $     68,519       $     68,519
COST OF REVENUES ...................               --                  --                 --
                                          -------------       -------------      -------------
  Gross profit .....................               --                68,519             68,519
OPERATING EXPENSES
  General and administrative
   expenses excluding non-cash
   compensation charges ............            554,430             906,679          1,461,109
  Non-cash compensation for general
   and administrative matters ......          1,394,729                --            1,394,729
  Amortization of deferred stock
   compensation expense granted to
   employees for general and
   administrative matters ..........               --               118,643            118,643
                                          -------------       -------------      -------------
  Operating loss ...................         (1,949,159)           (956,803)        (2,905,962)
INTEREST (EXPENSE) INCOME, NET .....            (28,902)             35,101              6,199
                                          -------------       -------------      -------------
  Loss before Extraordinary Item ...         (1,978,061)           (921,702)        (2,899,763)
LESS: PREFERRED STOCK DIVIDENDS
   PLUS ACCRETION ..................             (9,030)         (9,230,641)        (9,239,671)
                                          -------------       -------------      -------------
LOSS AVAILABLE TO COMMON
   STOCKHOLDERS ....................         (1,987,091)        (10,152,343)       (12,139,434)
EXTRAORDINARY ITEM-WRITEOFF OF
   DEFERRED FINANCING COSTS ON
   EARLY EXTINGUISHMENT OF DEBT ....               --            (1,722,879)        (1,722,879)
                                          -------------       -------------      -------------
NET LOSS AVAILABLE TO COMMON
   STOCKHOLDERS ....................        $(1,987,091)       $(11,875,222)      $(13,862,313)
                                          =============       =============      =============
PRO FORMA NET LOSS AND LOSS PER
   SHARE:
  HISTORICAL NET LOSS BEFORE INCOME
   TAXES ...........................        $(1,987,091)       $(11,875,222)      $(13,862,313)
  PRO FORMA INCOME TAX EFFECTS .....               --                  --                 --
                                          -------------       -------------      -------------
PRO FORMA NET LOSS .................        $(1,987,091)       $(11,875,222)      $(13,862,313)
                                          =============       =============      =============
PRO FORMA BASIC AND DILUTED LOSS
   PER SHARE .......................             $(0.04)             $(0.24)            $(0.28)
PRO FORMA COMMON SHARES OUTSTANDING          50,263,604          50,263,604         50,263,604
                                          =============       =============      =============

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CONVERTIBLE
                                     PREFERRED STOCK           COMMON STOCK       ADDITIONAL                       TOTAL
                                    ------------------      -------------------    PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                    SHARES      AMOUNT      SHARES       AMOUNT    CAPITAL        DEFICIT         EQUITY
                                    ------      ------      ------       ------    -------        -------         ------
   BALANCE, September 29,
     1999 (at inception).....          -      $   -            -       $    -    $    -        $     -         $     -
   Issuance of voting common
     stock...................         -           -        6,834,000     3,417        -              -               3,417
   Issuance of non-voting
     common stock............         -           -       32,000,000    16,000        -              -              16,000
   Issuance of Series A
     convertible preferred
     stock, net of offering       17,008,500   17,009         -            -      15,294,936         -          15,311,945
     costs...................
   Non-cash compensation for
     general and
     administrative matters..         -           -           -            -       1,394,729         -           1,394,729
   Non-cash compensation for
     general and
     administrative matters..         -           -           -            -         738,760         -             738,760
   Net loss..................         -           -           -            -          -          (1,987,091)    (1,987,091)
                               -------------  -------   ------------  --------  ------------    -----------    -----------
   BALANCE,                       17,008,500   17,009     38,834,000    19,417    17,428,425     (1,987,091)    15,477,760
   December 31, 1999.........
   Issuance of Series B
     convertible preferred
     stock plus accretion....      2,110,347    2,110         -            -      33,763,890         -          33,766,000
   Amortization of deferred
     stock compensation expense
     granted to employees for
     general and administrative
     matters.................         -           -           -            -         118,643         -             118,643
   Net loss..................         -           -           -            -          -         (11,875,222)   (11,875,222)
                               -------------  -------   ------------  --------  ------------   ------------    -----------
   BALANCE,
   March 31, 2000 (unaudited)     19,118,847  $19,119     38,834,000   $19,417   $51,310,958   $(13,862,313)   $37,487,181
                               =============  =======   ============  ========  ============   ============    ===========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                                        UBIQUITEL INC. AND SUBSIDIARIES
                                       (A DEVELOPMENT STAGE ENTERPRISE)
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM                            CUMULATIVE FROM THE
                                                        INCEPTION           THREE MONTHS      PERIOD FROM INCEPTION
                                                   (SEPTEMBER 29, 1999)         ENDED          (SEPTEMBER 29, 1999)
                                                   TO DECEMBER 31, 1999     MARCH 31, 2000       TO MARCH 31, 2000
                                                   --------------------     --------------    ---------------------
                                                                              (UNAUDITED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................      $(1,978,061)         $  (921,702)           $(2,899,763)
Adjustments to reconcile net loss to
  net cash used in operating activities:
    Amortization of deferred
      financing costs ............................           18,381               81,096                 99,477
    Depreciation .................................             --                 24,671                 24,671
    Non-cash compensation for
      general and administrative matters .........        1,394,729                --                 1,394,729
    Non-cash compensation from stock
      option granted to employee .................             --                118,643                118,643
Changes in operating assets and
  liabilities:
    Accounts receivable ..........................             --                (12,181)               (12,181)
    Inventory ....................................             --                (49,649)               (49,649)
    Due from Sprint PCS ..........................             --               (514,500)              (514,500)
    Other assets .................................             --               (182,390)              (182,390)
    Prepaid expenses .............................          (35,636)            (517,435)              (553,071)
    Accounts payable and accrued
      expenses ...................................          373,534             (232,638)               140,896
    Accrued interest .............................           10,521              (10,521)                 --
                                                        -----------          -----------            -----------
        Net cash used in operating
          activities .............................         (216,532)          (2,216,606)            (2,433,138)
                                                        -----------          -----------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures .........................          (10,400)          (5,400,852)            (5,411,252)
                                                        -----------          -----------            -----------
      Net cash used in investing
        activities ...............................          (10,400)          (5,400,852)            (5,411,252)
                                                        -----------          -----------            -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of senior
       subordinated notes and detachable warrants......   8,000,000                --                 8,000,000
     Deferred financing cost ..........................    (734,000)          (6,762,500)            (7,496,500)
     Proceeds from issuance of
       convertible preferred stock ....................  17,008,500           25,000,000             42,008,500
     Proceeds from issuance of common stock ...........      19,417                --                    19,417
     Offering costs ...................................    (107,795)            (850,000)              (957,795)
                                                        -----------          -----------            -----------
         Net cash provided by financing
           activities .................................  24,186,122           17,387,500             41,573,622
                                                        -----------          -----------            -----------

                                        UBIQUITEL INC. AND SUBSIDIARIES
                                       (A DEVELOPMENT STAGE ENTERPRISE)
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM                            CUMULATIVE FROM THE
                                                        INCEPTION           THREE MONTHS      PERIOD FROM INCEPTION
                                                   (SEPTEMBER 29, 1999)         ENDED          (SEPTEMBER 29, 1999)
                                                   TO DECEMBER 31, 1999     MARCH 31, 2000       TO MARCH 31, 2000
                                                   --------------------     --------------    ---------------------
                                                                              (UNAUDITED)           (UNAUDITED)
NET INCREASE IN CASH AND CASH
  EQUIVALENTS ....................................       23,959,190            9,770,042             33,729,232

CASH AND CASH EQUIVALENTS, beginning
   of period .....................................            --              23,959,190                  --
                                                        -----------          -----------            -----------
CASH AND CASH EQUIVALENTS, end of period .........      $23,959,190          $33,729,232            $33,729,232
                                                        ===========          ===========            ===========
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
Cash paid for interest ...........................      $     --             $   374,684            $   374,684
Cash paid for income taxes .......................            --                   --                     --
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Network assets acquired but not paid .........        4,075,542            3,635,147              3,635,147
    Extraordinary item--write-off of
      deferred financing charge ..................            --               1,722,879              1,722,879
    Deferred financing costs incurred
      but not paid ...............................          825,000            1,118,668              1,118,668
    Preferred stock dividends ....................            9,030              464,641                464,641
    IPO costs incurred but not paid ..............            --                 497,717                497,717

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND NATURE OF BUSINESS

         UbiquiTel Inc. and Subsidiaries (the "Company") was formed for the purpose of becoming the exclusive provider of Sprint Personal Communications Services ("PCS") in midsize and smaller markets in the west and midwestern United States.

         In October 1998, UbiquiTel L.L.C. (a Washington State Limited Liability Company), whose sole member was The Walter Group entered into an agreement with Sprint PCS for no consideration given for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the approximately 1 million residents in the Reno/Tahoe Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Inc. (formerly "UbiquiTel Holdings, Inc."), a Delaware Corporation, was incorporated. On November 1, 1999, the Founders' Agreement was executed and common stock was issued to a group of five shareholders referred to as "the Founders" including The Walter Group. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc. On December 28, 1999, UbiquiTel Inc. amended its agreement with Sprint PCS to expand the Company's markets to the Northern California, Spokane/Montana, Southern Idaho/Utah/Nevada and Southern Indiana/Kentucky markets which together with the Reno/Tahoe markets contain approximately 7.7 million residents.

         On November 9, 1999, UbiquiTel Operating Company, Inc. (a Delaware Corporation, formerly a Delaware Limited Liability Company), was formed to serve as the operating company for UbiquiTel Inc. Also, on March 17, 2000, UbiquiTel Leasing Company, (a Delaware Corporation) was formed to serve as the leasing company for UbiquiTel Inc.

         The consolidated financial statements contain the financial information of UbiquiTel Inc., its subsidiaries, UbiquiTel Operating Company and UbiquiTel Leasing Company and its predecessor UbiquiTel L.L.C. collectively ("the Company"). UbiquiTel L.L.C., did not have any operations or financial transactions for the period from its inception of August 24, 1998 through December 31, 1999 and no other assets or liabilities existed other than assets and contingencies under the contracts assigned to UbiquiTel Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION

         The financial information as of March 31, 2000 and for the three months ended March 31, 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for fair presentation of the Company's financial position at March 31, 2000, and the Company's operations and cash flows for the three months ended March 31, 2000 in accordance with accounting principles generally accepted in the United States. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year.

DEVELOPMENT STAGE ENTERPRISE

         The Company was established on September 29, 1999 (inception). The Company has devoted most of its efforts to date on activities such as preparing business plans, raising capital, and planning the build-out of its PCS network in the Reno/Tahoe market. From inception through March 31, 2000, the Company has not generated significant revenues and has incurred expenses of $4,703,559 including an extraordinary item of in the amount of $1,722,879, resulting in an accumulated deficit during the development stage of $13,862,313 as of March 31, 2000 after the preferred stock dividends and effects of a beneficial conversion on Series B Convertible Preferred Stock.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

PREPAID EXPENSES AND OTHER ASSETS

         Prepaid expenses and other assets include costs incurred in connection with the Company's initial public offering (Note 16). As of December 31, 1999 and March 31, 2000 (unaudited) these costs amounted to $0 and $937,273, respectively.

PROPERTY AND EQUIPMENT

         Property and equipment are reported at cost less accumulated depreciation. Costs incurred to design and construct the wireless network in a market are classified as construction in progress. When the wireless network for a particular market is completed and placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized.

         Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

         Assets lives are as follows:

              Network equipment.............................  5-10 years
              Computer equipment............................  5 years
              Furniture and office equipment................  5-7 years


         Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

CONSTRUCTION IN PROGRESS

         Construction in progress includes equipment engineering and site development cost in connection with the build out of the Company's PCS network. The Company will capitalize interest on its construction in progress activities. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the remaining estimated useful life. At December 31, 1999 and March 31, 2000 (unaudited), no interest costs were capitalized.

ADVERTISING COSTS

         Adverting costs are expensed as incurred. The Company did not incur advertising expense for the period from inception to December 31, 1999 and for three months ended March 31, 2000.

DEFERRED FINANCING COSTS

         Costs incurred in connection with obtaining the Company's senior subordinated notes and $250.0 million senior secured credit facility are deferred and will be amortized into interest expense over the term of the respective financing using the effective interest method. For the period from inception (September 29, 1999) to December 31, 1999 and for the three months ended March 31, 2000 (unaudited), amortization amounted to $18,381 and $81,096 respectively, and was included in interest expense.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

         The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

EXTRAORDINARY ITEM

         On March 31, 2000, the Company finalized and executed a new $250.0 million senior secured credit facility and terminated the old $25.0 million credit facility. Deferred financing costs of $1,722,879 relating to the old facility were expensed as an extraordinary item during the three month period ended March 31, 2000.

UNAUDITED PRO FORMA NET LOSS PER SHARE

         The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, unaudited pro forma basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note. In accordance with SFAS 128, incremental potential common shares from stock options has been excluded in the calculation of diluted loss per share since the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the period reflected in the accompanying financial statement.

REVENUE RECOGNITION

         The Company will recognize revenue as services are performed. Sprint PCS will handle the Company's billings and collections and will retain 8% of collected service revenues from Sprint PCS subscribers based in the Company's markets and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint PCS will be recorded as an operating expense. Revenues generated from the sale of handsets and accessories and from traveling services provided to Sprint PCS customers who are not based in the Company's markets are not subject to the 8% service revenue fee for Sprint.

         Sprint PCS will pay the Company a Sprint PCS traveling fee for each minute that a Sprint PCS subscriber based outside the Company's markets travels on to the Company's portion of the Sprint PCS Network. Revenue from these services will be recognized as the services are performed. Similarly, the Company will pay traveling fees to Sprint PCS, when a Sprint PCS subscriber based in the Company's markets travels on to the Sprint PCS Network outside of the Company's markets. These costs will be included as cost of sales when incurred. Traveling fees of $0 and $68,519 were earned for the period from inception to December 31, 1999 and for the three months ended March 31, 2000 (unaudited), respectively.

         Product revenues consisting of proceeds from sales of handsets and accessories will be recorded net of allowance for sales returns. There were no product revenues or related costs for the period from inception to December 31, 1999 and for the three months ended March 31, 2000 (unaudited).

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RISKS AND UNCERTAINTIES

         The Company's profitability is dependent upon successful implementation of the Company's business strategy and development of a sufficient subscriber base. The Company will continue to incur significant expenditures in connection with expanding and improving its operations. If these and the other risks included under "Risk Factors" in the Company's Registration Statement on Form S-1 are not properly managed and resolved the results could have a material adverse impact on the Company's financial statements.

CONCENTRATION OF RISK

         The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is a significant credit risk associated with deposits in excess of Federally insured amounts.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         In June 1998 and June 1999, the Financial Accounting Standards Board, commonly referred to as FASB, issued Statements of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's consolidated financial results.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

         No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.       SPRINT AGREEMENTS

         As of December 28, 1999, the Company signed four major agreements with Sprint and Sprint PCS. They are the management agreement, the services agreement, the trademark and service mark license agreement with Sprint and the trademark and service mark license agreement with Sprint PCS. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's four markets-Reno/Tahoe/Northern California; Spokane/Montana; Southern Idaho/Utah/Nevada; and Southern Indiana/Kentucky.

         The management agreement has an initial term of 20 years with three 10-year renewals. It can be terminated if either party provides the other with two years' prior written notice or unless the Company is in material default of its obligations. The key clauses within the management agreement are summarized as follows:

               (a) EXCLUSIVITY. The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's markets while the management agreement is in place.

               (b) NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. The Company has agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within its service area and sets a target date for completion of June 1, 2005.

               (c) PRODUCTS AND SERVICES OFFERED FOR SALE. The management agreement identifies the products and services that can be offered for sale in the Company's markets. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas where Sprint owns the local exchange carrier unless the Sprint owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

               (d) SERVICE PRICING. The Company must offer Sprint PCS subscriber pricing plans designated for national offerings. The Company is permitted to establish local price plans for Sprint PCS products and services only offered in the Company's market. Sprint PCS will retain 8% of the Company's collected service revenues but will remit 100% of revenues derived from traveling and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

               (e) TRAVELING. The Company will earn travel revenues when a Sprint PCS customer from outside of the Company's markets travels onto the Company's network. Similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's markets.

               (f) ADVERTISING AND PROMOTION. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's markets.

               (g) PROGRAM REQUIREMENTS INCLUDING TECHNICAL AND CUSTOMER CARE STANDARDS. The Company will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

               (h) NON-COMPETITION. The Company may not offer Sprint PCS products and services outside the Company's markets.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.       SPRINT AGREEMENTS (CONTINUED)

               (i) INABILITY TO USE NON-SPRINT PCS BRANDS. The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

               (j) RIGHTS OF FIRST REFUSAL. Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

         The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is not renewed or terminated, certain formulas apply to the valuation and disposition of the Company's assets.

         The services agreement outlines various support services such as activation, billing and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that it gives nine months written notice. The services agreement automatically terminates upon termination of the management agreement.

         The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

4.       LONG-TERM DEBT

         Long-term debt outstanding as of December 31, 1999 and March 31, 2000 (unaudited) is as follows:

              12% Senior Subordinated Note....................... $ 8,000,000
              Less: Discount.....................................  (2,188,131)
                                                                  -----------
                    Long-term debt............................... $ 5,811,869
                                                                  ===========

         On November 12, 1999, the Company signed a commitment letter for a Purchase Agreement with BET Associates, which included an $8,000,000 senior subordinated note. The Purchase Agreement was finalized and executed on December 28, 1999. The note bears stated interest at 12% payable quarterly and matures on December 28, 2007. The first interest payment is due April 1, 2000 for the period from the closing date through March 31, 2000.

         BET Associates also received a warrant to purchase 4,978,150 shares of voting common stock at a par value of $0.0005 per share and an exercise price of $0.005 per share with an exercise period of ten years. Of the $8,000,000 in proceeds received under the purchase agreement, $2,188,131 was allocated to the detachable warrants based on the fair value of the warrants on the date of issuance as determined using the Black-Scholes Model (Note 8). The Company also paid a commitment fee of $160,000 that will be amortized over the term of the loan.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4.       LONG-TERM DEBT (CONTINUED)

         The proceeds of the note are available to fund capital expenditures related to the construction of the Company's PCS network for the Reno/Tahoe markets. The loan agreement requires the Company to adhere to specific financial covenants including limitation on capital expenditures. The Company is required to prepay the notes with cash received from the sale of assets or stock or from additional financings. The notes may be prepaid if the Company completes a private or public offering of debt or equity of at least $100 million plus a premium of 1% of the principal amount paid.

         On November 15, 1999, the Company signed a commitment letter for a $25 million Senior Secured Credit Agreement (the "Facility"), with Paribas, as Administrative Agent, and certain banks and other financial institutions party thereto. The Facility was finalized and executed on December 29, 1999 (the "Facility Effective Date"). The Facility provided for (i) a $12.5 million Term Loan Commitment ("Term Loans") which may be drawn in installments at any time after the Facility Effective Date through the second anniversary of the Facility Effective Date and (ii) a $12.5 million Revolving Loan Commitment ("Revolving Loans") which may be drawn in installments after the date the Term Loans has been repaid through the sixth anniversary of the Facility Effective Date. No amounts have been drawn under this Facility.

         Upon acceptance and delivery of this Facility, the Company incurred financing costs of $1,264,000. In addition, the Company issued Paribas detachable warrants to purchase 1,148,804 shares of non-voting common stock at a par value of $0.0005 per share and an exercise price of $0.005 per share with an exercise period of ten years. The fair value of the warrants of $570,023 have been determined using the Black-Scholes Model (Note 8).

         On February 22, 2000, UbiquiTel Operating Company, the wholly owned subsidiary of UbiquiTel Inc. received a commitment letter from Paribas, as Administrative Agent, and certain banks and other financial institutions party thereto for a $250.0 million senior secured credit facility. UbiquiTel Inc. has guaranteed the credit facility which was finalized and executed on March 31, 2000 and replaces the previous $25.0 million facility. The credit facility consists of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million.

         The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The revolving loans are required to be repaid beginning in February 2002, in eighteen quarterly consecutive installments. The term loans A and B are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installment, respectively. The amount of each of the quarterly consecutive installment increases incrementally in accordance with the credit facility agreement. The amount that can be borrowed and outstanding under the revolving loans reduces in eight quarterly reductions of $6.875 million beginning with December 2005.

         UbiquiTel Operating Company may borrow funds as either a base rate loan with an interest rate of prime plus 2.00% for the revolving loans and term loan A and prime plus 2.50% for term loan B or a Eurodollar Loan with an interest rate of the London Interbank Offered Rate, commonly referred to as LIBOR, plus 3.25% for the revolving loans and term loan A and plus 3.75% for term loan B. In addition, an unused credit facility fee ranging from 0.75% to 1.375% will be charged quarterly on the average unused portion of the facility.

         Initial borrowings of $75.0 million under the term loan B were made on April 11, 2000. This amount was funded into an escrow account that is controlled by Paribas and will not be released until specified conditions have been satisfied. These conditions include, among others, the closing of the acquisition of the Spokane PCS assets, receipt of $100.0 million in additional equity financing by July 31, 2000, and evidence that the company has used all the proceeds from the Notes. Additional borrowings are subject to these escrow arrangements and will not be provided until the initial borrowings of $75.0 million has been released.

         In conjunction with the closing of this facility, the company incurred financing fees of $7,056,168 which are being amortized over the term of the credit facility. Deferred financing fees of $1,722,879 relating to the old credit facility have been expensed at March 31, 2000 (unaudited) as an extraordinary item.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4.       LONG-TERM DEBT (CONTINUED)

         The facility contains customary credit covenants including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The credit facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

         Proceeds under the Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs.

5.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"). The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

                                                            DECEMBER 31,      MARCH 31,
                                                               1999             2000
                                                            -----------     -----------
                                                                            (UNAUDITED)
     Cash and cash equivalents............................ $  23,959,190   $  33,729,232
     Accounts payable and accrued expenses................     6,124,076       5,831,983
     Accrued interest.....................................        10,521          -
     Long-term debt.......................................     5,811,869       5,811,869

         The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, and accrued interest are a reasonable estimate of their fair value due to the short-term nature of the instruments. Long-term debt consists of the senior subordinated notes.

6.       UNAUDITED PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

         Unaudited pro forma basic loss per share amounts are computed by dividing the net loss by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note plus the effects of any potentially dilutive securities. In the accompanying statements of operations, diluted loss per share does not include the effects of potentially dilutive securities for all periods presented as they would have been anti-dilutive in years in which a loss is reported.

         The following summarizes the securities outstanding at December 31, 1999 and March 31, 2000 (unaudited) which are excluded from the loss per share calculation as amounts would have an anti-dilutive effect.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.       UNAUDITED PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE (CONTINUED)

                                                            DECEMBER 31,      MARCH 31,
                                                               1999             2000
                                                            -----------     -----------
                                                                            (UNAUDITED)
     Stock options........................................   3,200,000       3,520,000
     Warrants.............................................   1,148,804       1,148,804
                                                             ---------       ---------
     Total................................................   4,348,804       4,668,804
                                                             =========       =========

7.       STOCKHOLDERS' EQUITY

COMMON STOCK

         On November 1, 1999, the Company issued 6,834,000 shares of voting common stock to a group collectively referred to as the Founders at a par value of $0.0005 per share as compensation for the Founders' efforts prior to that time and for the assignment of the Sprint PCS Reno/Tahoe agreement. The fair value at the time of issuance was $0.50 per share. In accordance with Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees", the Company recorded compensation of $1,394,729 which is presented as non-cash compensation for general and administrative matters in the Company's Statement of Operations. For stock issued to non-employees the company recorded a charge to additional paid in capital of $738,760 as the founders were involved in raising equity capital for the Company.

         The holders of voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of voting common stock are entitled to receive ratably such dividend as may be declared by the board of directors out of funds legally available. Holders of shares of voting common stock have no preemptive, conversion, redemption, subscription or similar rights. If the Company liquidates, dissolves, or winds up, the holders of shares of voting common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. The vested, nonvoting common stock are identical in all respects to the voting common stock except that holders of shares of nonvoting common stock shall not have the right to vote on any matters submitted to a vote by the Company's stockholders.

         On November 1, 1999, the Company issued 32,000,000 non-vested shares of non-voting common stock to the Founders at a par value of $0.0005 per share. These shares were issued to retain the Founders 13.4% ownership interest in the event the Company issues additional stock and equity securities. Any non-voting common stock that vests will automatically be converted to voting common stock. At December 31, 1999 and March 31, 2000 (unaudited) none of the non-voting common stock was vested. Upon completion of the initial public offering, any remaining non-vested shares of non-voting common stock will be forfeited.

CONVERTIBLE SERIES A AND SERIES B PREFERRED STOCK

         On September 30, 1999, the Company entered into an escrow agreement with a group of investors intending to subscribe for and purchase a total of $17,000,000 of the Company's Series A Preferred Stock. The investors agreed to deposit its subscription amount in escrow pursuant to which the subscription payments would be held until the closing of the purchase of the Series A Preferred.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


7.       STOCKHOLDERS' EQUITY (CONTINUED)

         On November 23, 1999, the Company entered into a Series A Preferred Stock Agreement (the "Agreement") for a total of 17,008,500 shares of Series A Preferred Stock at a purchase price of $1.00 per share. Subject to the terms of the Agreement, $1,000,000 of Series A Preferred Stock was purchased on November 23, 1999 when the Company had firm commitments for at least $33 million in senior and subordinated debt financing, (see Note 4) and the balance of $16,008,500 of Series A Preferred Stock was purchased on December 23, 1999, prior to the execution of the senior and subordinated debt financing which occurred by December 31, 1999. Each share of the Series A Preferred Stock is convertible at any time after the date of issuance into common stock at an initial conversion price of $0.50 as adjusted for the 2-for-1 stock split subject to adjustments as defined in the Agreement. In addition, upon the closing of a qualified initial public offering, as defined in the Agreement, all outstanding shares of Series A Preferred Stock will automatically convert into voting common stock at the then effective conversion price.

         On February 25, 2000, DLJ Merchant Banking Partners II, L.P. ("DLJ"), an affiliate of Donaldson, Lufkin & Jenrette, one of the Company's underwriters, entered into a Securities Purchase Agreement whereby it purchased 2,110,347 shares of 7% Convertible Series B Preferred Stock at a purchase price of $11.84 per share, or $25 million in aggregate. Each share of Series B Preferred Stock is convertible at any time after the date of issuance into common stock at the then effective conversion price. DLJ also committed to purchase 11,837,024 shares of Convertible Series B Preferred Stock at a purchase price of $8.46 per share, or $100 million in aggregate, in the event the Company does not consummate the initial public offering. In accordance with the EITF 98-5 upon issuance of the Series B Preferred Stock the Company had a beneficial conversion resulting in a discount of $8,766,000 which is recognized as a return to the preferred shareholder during the three month period ended March 31, 2000.

DIVIDENDS

         Holders of Series A and B Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 7% per annum out of any assets of the Company. The cumulative accrued dividends at March 31, 2000 (unaudited) are $473,671.

         The discount of $8,766,000 resulting from the allocation of the proceeds from the Series B Convertible Preferred Stock to the beneficial conversion feature is included in preferred stock dividends for the three months ended March 31, 2000 (unaudited).

8.       REDEEMABLE WARRANTS

         At December 31, 1999 and March 31, 2000 (unaudited), the Company had outstanding warrants to purchase 4,978,150 shares of voting common stock and 1,148,804 shares of non-voting common stock. The warrants to purchase 4,978,150 shares of voting common stock were issued to BET Associates in connection with the issuance of the $8.0 million 12% senior subordinated note. The voting stock warrants contain repurchase provisions similar to those of the non-voting stock warrants, but the repurchase provisions will expire upon the completion of an initial public offering.

         The warrants to purchase 1,148,804 shares of non-voting common stock were issued to Paribas in connection with the $25.0 million credit facility. All warrants are exercisable at $0.005 per share and have a ten-year life. Holders of the warrants are entitled to dividends that are paid with respect to the non-voting common stock even if the warrants have not yet been exercised. Additionally, beginning on the earlier of the fifth anniversary of the date the warrants were issued or the date the Company experiences a change in control, the holder of the warrants may require the Company to repurchase at market value the warrants or any shares of non-voting common stock that were issued to the holder upon the exercise of the warrants. The Company also has the option to repurchase all of the warrants or all of the shares of non-voting common stock issued upon the exercise of the warrants beginning on the sixth anniversary of the date the warrants were issued. If the Company exercises this right, it must repurchase the warrants or shares at a price equal to 120% of the market price of the non-voting common stock as of the date the Company repurchases the warrants or shares.

                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.       REDEEMABLE WARRANTS (CONTINUED)

         The Company's accounting for these warrants at the time of issuance was as follows:

         - The fair market value of the warrants was $2,758,154 and was determined by using the Black-Scholes model with the following assumptions:

                  -        risk free interest rate of 6.4%,

                  -        expected dividend yield of 0%,

                  -        expected life of five years, and

                  -        expected volatility of 70%

9.       STOCK OPTION PLAN

         On November 29, 1999, the Company entered into an employment agreement with its Chief Executive Officer. Under the employment agreement, the company granted stock options for 2,550,000 shares of common stock at a purchase price of $0.50 per share which the Company believes was the fair market value of the stock at that time. The options vest in three equal installments over a period of three years.

         In 1999, the Company granted an aggregate of 650,000 non-qualified options to three employees pursuant to its 2000 Stock Equity Incentive Plan. These options have an exercise price of $0.50 per share and vest over four years.

         In January 2000, the Company issued an aggregate of 320,000 non-qualified options to employees pursuant to its 2000 Stock Equity Incentive Plan. 260,000 of these options had an exercise price that was approximately $7.50 less per share than the fair market value of the common stock on the date of grant. Accordingly, the Company will recognize compensation expense of approximately $1,965,600 over the 48 month vesting period for these options. During the three months ended March 31, 2000 (unaudited), the Company amortized $118,643 of this expense. The remaining 60,000 options will have an exercise price equal to the initial public offering price per share.

         In February 2000, the board of directors approved the 2000 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to attract, retain and reward key employees, consultants and non-employee directors. A committee consisting of members from the board of directors administers the Plan. The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons, as defined in the Plan. The plan authorized up to 4,080,000 shares of common stock for issuance under the Plan and does not include awards paid in cash.

         At December 31, 1999 and March 31, 2000 (unaudited), the following is a summary of the options granted and outstanding:

                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                                                           MARCH 31, 2000
                                                      DECEMBER 31, 1999                      (UNAUDITED)
                                                 ----------------------------       ----------------------------
                                                                  WEIGHTED                           WEIGHTED
                                                                   AVERAGE                            AVERAGE
                                                   SHARES      EXERCISE PRICE         SHARES      EXERCISE PRICE
                                                 ---------     --------------       ---------     --------------
Outstanding at beginning of period ...                --             $--            3,200,000           $0.50
      Granted ........................           3,200,000            0.50            320,000            1.91
      Exercised ......................                --              --                 --              --
      Forfeited ......................                --              --                 --              --
                                                 ---------     --------------       ---------     --------------
Outstanding at end of period .........           3,200,000           $0.50          3,520,000           $0.63
                                                 =========                          =========
Options exercisable at end of period .                --              --                 --              --
                                                 =========                          =========
Weighted average fair value of options
   granted during period .............                               $0.19                              $6.77

                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.       STOCK OPTION PLAN (CONTINUED)

         The following table summarizes information about stock options outstanding at March 31, 2000 (unaudited):

                       OPTIONS                                                          OPTIONS         WEIGHTED-
                   OUTSTANDING AT      WEIGHTED-AVERAGE                              EXERCISABLE AT      AVERAGE
    RANGE OF       MARCH 31, 2000          REMAINING          WEIGHTED-AVERAGE       MARCH 31, 2000      EXERCISE
EXERCISE PRICES      (UNAUDITED)       CONTRACTUAL LIFE        EXERCISE PRICE         (UNAUDITED)         PRICE
---------------    --------------      ----------------       ----------------       --------------     ---------
     $0.50            3,200,000            8.7 Years                 $0.50                  -             $0.50
  $0.50-$8.00           320,000            8.0 Years                 $1.91                  -             $1.91

         The Company applies Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option grants to employees and directors. Except for the 260,000 options grants discussed above, no compensation cost has been recognized related to such grants in the accompanying Statements of Operations for the period from inception through December 31, 1999 and for the three months ended March 31, 2000 (unaudited). Had compensation cost for these grants been determined consistent with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic and diluted loss per share at December 31, 1999 and March 31, 2000 (unaudited) would have increased as indicated in the following pro forma amounts:

                                                                       DECEMBER 31,             MARCH 31,
                                                                           1999                   2000
                                                                                               (UNAUDITED)
                                                                  -------------------------------------------
 Net loss:
      As reported........................................         $      (1,987,091)        $     (11,875,222)
      Pro forma..........................................         $      (2,005,033)        $     (11,886,236)
 Pro forma basic and diluted loss per share:
      As reported........................................         $           (0.04)        $           (0.24)
      Pro forma..........................................         $           (0.04)        $           (0.24)

The fair value of all of the option grants was estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants:

         - weighted-average risk free interest rates ranging from 5.78% to 6.34%,

         -        expected dividend yields of 0%,

         -        expected lives ranging from 1.5 years to 2.0 years and

         -        expected volatility of 70%.

                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.      INCOME TAXES

         Income tax expense (benefit) for the period from inception to December 31, 1999 differed from the amount computed by applying the statutory U.S. Federal income tax rate of 34% to the loss recorded as a result of the following:

Computed "expected" tax expense.......................................................            $(675,611)
State tax, net of Federal benefit.....................................................              (43,716)
Equity participation compensation expense.............................................               508,161
Increase in valuation allowance.......................................................               211,166
                                                                                            ----------------

     Total income tax expense (benefit)...............................................        $            0
                                                                                            ================


         Since inception, the Company has generated losses for both book and tax purposes. The Company has not recorded potential income tax benefits that may be received and apply current losses to future years in which the Company has taxable income. Under accounting rules, these benefits can only be recorded when it is more likely than not that these benefits will be realized. Since the Company has a limited operating history, an assessment cannot be determined.

         At December 31, 1999, we have net operating loss carryforwards for federal and state income tax purposes totaling approximately $583,332, which will expire in 2014. These carryforwards may be limited due to changes in ownership in accordance with IRS guidelines.

         Net deferred tax asset consists of the following amounts of deferred tax assets and liabilities as of December 31, 1999:

Deferred tax asset....................................................................             $ 211,166
Less: Valuation allowance for deferred tax assets.....................................             $(211,166)
                                                                                                  ----------
     Net deferred tax asset...........................................................                   -0-
                                                                                                  ==========


11.      COMMITMENTS

         (a)      CAPITAL EXPENDITURE

         The Company expects to incur capital expenditures of approximately $120 million in 2000.

         (b)      LEASES

         The Company is obligated under a month-to-month operating lease agreement for office space with a 30-day termination notice. In addition, the Company is obligated under an operating lease agreement for three cell sites. Future minimum annual lease payments under these operating lease agreements for the next five years and in the aggregate at December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31:
2000.....................................................................................            $62,880
2001.....................................................................................             62,880
2002.....................................................................................             62,880
2003.....................................................................................             62,880
2004.....................................................................................             62,880
Thereafter...............................................................................            628,880
                                                                                                    --------
     Total future minimum annual lease payments..........................................           $943,280
                                                                                                    ========


                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.      COMMITMENTS (CONTINUED)

         Rental expense for all operating leases was $10,400 and $19,950 for the period from inception through December 31, 1999 and the three months ended March 31, 2000 (unaudited), respectively.

         (c)      EMPLOYMENT AGREEMENTS

         In November 1999, the Company entered into an employment agreement with its President and Chief Executive Officer. The employment agreement is for a three-year term and provides for an annual base salary of $200,000, with a guaranteed annual increase of 5% over the next two years. In addition to his base salary, the President and Chief Executive Officer is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of the Board of Directors.

         Under the employment agreement, the Company granted stock options to the purchase up to 2,550,000 shares of common stock at a purchase price of $0.50 per share. The stock options vest in three equal installments over a period of three years. The employment agreement provides that the President's employment may be terminated by the Company with or without cause, as defined in the agreement, at any time or by the President for any reason at any time upon thirty days' written notice to the Company. If his employment is terminated by the Company without cause, he is entitled to receive one year's base salary and benefits, and all his unvested stock options will immediately vest on the date of termination. If his employment is terminated by the Company for cause, he is not entitled to any compensation or benefits other than unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. If he voluntarily terminates his employment, he is entitled to unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination and vested stock options. The employment agreement also provides that the President will not compete in the business of wireless telecommunications either directly or indirectly in the Company's present and future markets and not disclose any of the Company's confidential information and not solicit any of the Company's customers or employees during his employment and for a period of one year after his employment is terminated.

12.      DEFERRED FINANCING COSTS

         During 1999, the Company incurred fees of $320,000 and $1,809,023 to secure commitments from lenders related to the 12% senior subordinated note and the $25.0 million credit facility, respectively. The Company has classified these charges as deferred financing costs and is amortizing these costs using the effective interest rate method and the straight-line method, respectively.

         On March 31, 2000, the Company replaced the old $25.0 million facility with a new $250.0 million senior secured credit facility (Note 4). An amount of $1,722,879 related to the extinguishment of the old facility was expensed as an extraordinary item during the first quarter. Costs to secure the new facility of $7,056,168 are included in deferred financing and will be amortized on a straight-line basis over the term of the new facility.

         Amortization of deferred financing charges amounted to $18,381 and $81,096 at December 31, 1999 and March 31, 2000 (unaudited), respectively, and is included in interest expense.

                       UBIQUITEL INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.      RELATED PARTY TRANSACTIONS

         In 1999 and during the three months ended March 31, 2000
(unaudited), certain shareholders of the Company provided services in connection with obtaining, negotiating and closing the preferred stock offering and $250.0 million senior secured credit facility. Fees incurred for those services amounted to $1,515,000 and $1,000,000, respectively.

         In 1999 and the three months ended March 31, 2000 (unaudited), the Company paid the Walter Group, a shareholder, approximately $148,000 and $12,896, respectively, for consulting services.

         On October 28, 1999, the Company entered into an agreement with a shareholder, SpectraSite Communications Inc., that owns and operates communications towers. During 1999, no services were provided to the Company. For the three months ended March 31, 2000 (unaudited), the Company incurred costs of $773,330 for capital expenditures made during the period.

14.      LITIGATION

         On March 9, 2000, a former employee filed a lawsuit alleging breach of employment contract, tortious interference with contract, fraud, constructive discharge and specific performance of a contract and is seeking actual and punitive damages aggregating in excess of $20 million. The Company will vigorously contest these charges. It is management's opinion that it is too early in this process to determine the ultimate outcome of this matter.

15.      WHOLLY-OWNED OPERATING SUBSIDIARY SUMMARIZED FINANCIAL INFORMATION

         On April 11, 2000, UbiquiTel Operating Company, a wholly owned subsidiary of UbiquiTel Inc., issued 14% Senior Subordinated Discount Notes ("the Notes") with a maturity value of $300,000,000 and Warrants to purchase 3,579,000 shares of common stock of UbiquiTel Inc. at an exercise price of $11.37 per share under Rule 144A of the Securities Act of 1933. The notes were issued at a discount and generated approximately $152,300,000 in gross proceeds. The proceeds will be used to partially fund capital expenditures relating to the network build-out, operating losses, working capital, the acquisition of the Sprint PCS Spokane, Washington assets, repayment of the $8,000,000 12% Senior Subordinated Note and the related prepayment fee and other general corporate purposes. The notes have a ten-year maturity and will accrete in value until April 15, 2005 at an interest rate of 14%. Interest will become payable semiannually beginning on October 15, 2005. Up to 35% of the notes will be redeemable on or prior to April 15, 2003 from net proceeds of one or more public equity offerings, other than UbiquiTel Inc. expected initial public offering. Any remaining notes will be redeemable on or after April 15, 2005.

         Donaldson, Lufkin and Jenrette Securities Corporation served as one of the Initial Purchasers of the Notes and received a fee of 3.5% of the gross proceeds and warrants to purchase 86,183 shares of UbiquiTel Inc. common stock at an exercise price of $8.00 per share.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.      WHOLLY-OWNED OPERATING SUBSIDIARY SUMMARIZED FINANCIAL INFORMATION
         (CONTINUED)

         UbiquiTel Inc. has unconditionally guaranteed the obligations under the Notes. Separate audited financial statements for UbiquiTel Operating Company as issuer of the debt are not provided because it is wholly owned by UbiquiTel Inc. and the guarantees are full and unconditional. UbiquiTel Inc. has no operations separate from its investment in UbiquiTel Operating Company. The summarized financial information of UbiquiTel Operating Company as of December 31, 1999 and March 31, 2000 (unaudited) and for the period from November 9, 1999 (inception) to December 31, 1999, and for the three months ended March 31, 2000
(unaudited) and the cumulative period from November 9, 1999 (inception) to March 31, 2000 (unaudited) is presented below:

SUMMARIZED BALANCE SHEET DATA
                                                          DECEMBER 31,      MARCH 31,
                                                              1999             2000
                                                          -----------      -----------
                                                                           (UNAUDITED)
Assets:
  Cash and other current assets........................   $23,994,826      $34,858,642
  Property and equipment...............................        --            1,765,949
  Construction in progress.............................     4,085,942        7,255,778
  Other Assets.........................................        --              182,390
  Deferred financing costs.............................     2,110,642        7,362,835
                                                          -----------      -----------
      Total assets.....................................   $30,191,410      $51,425,594
                                                          ===========      ===========
Liabilities and Equity:
  Accounts payable and accrued expenses................   $   373,575      $ 1,930,389
  Due to Lucent Technologies...........................     3,883,419        2,488,463
  Due to related parties...............................       813,441          987,077
  Accrued interest.....................................        10,521           --
  Advances from parent.................................    19,584,045       43,137,837
  Senior subordinated debt.............................     5,811,869        5,811,869
                                                          -----------      -----------
      Total liabilities................................    30,476,870       54,355,635
  Equity and Accumulated Deficit.......................      (285,460)      (2,930,041)
                                                          -----------      -----------
      Total liabilities and equity.....................   $30,191,410      $51,425,594
                                                          ===========      ===========

                                                FOR THE PERIOD FROM                     CUMULATIVE FOR THE
                                                 NOVEMBER 9, 1999                          PERIOD FROM
                                                   (INCEPTION)        THREE MONTHS          INCEPTION
                                                       TO                ENDED          (NOVEMBER 9, 1999)
                                                DECEMBER 31, 1999    MARCH 31, 2000     TO MARCH 31, 2000
                                                -----------------    --------------     ------------------
                                                                       (UNAUDITED)         (UNAUDITED)
Revenues.......................................    $    --             $    68,519         $    68,519
Less:
General and administrative expenses
  including non-cash compensation charges......        257,558           1,025,322           1,282,880
Interest expense (income)......................         28,902             (35,101)             (6,199)
Extraordinary item -- loss on early
  extinguishment of debt.......................         --               1,722,879           1,722,879
                                                   -----------         -----------         -----------
Net Loss.......................................    $   286,460         $ 2,644,581         $ 2,931,041
                                                   ===========         ===========         ===========

         The Company had previously secured commitments from affiliates of each of the Initial Purchasers to provide up to $125.0 million of senior subordinated increasing rate notes. The commitment expired on April 11, 2000 upon the closing of the Senior Subordinated Discount Note offering. A commitment fee of $625,000 was paid to the Initial Purchasers, of which $531,250 was paid to an affiliate of Donaldson, Lufkin and Jenrette.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16.      SUBSEQUENT EVENTS

         In February 2000, the stockholders of the company approved the Board of Directors decision to change the company's name to UbiquiTel Inc.

         The Company has filed a registration statement for equity financing through an initial public offering. Donaldson, Lufkin & Jenrette Securities Corporation is the lead underwriter of this offering and will receive a customary underwriting fee. The Company plans to utilize the proceeds from the aforementioned offerings to fund the build-out of its expanded network, operating losses, working capital and other general corporate purposes. The Company may have a contingent liability arising out of a possible violation of
Section 5 of the Securities Act of 1933 in connection with the existence of three hyperlinks on the website to an independent unaffiliated website that included specific articles regarding the Company and the initial public offering. The Company does not believe that the existence of this hyperlink caused a violation of Section 5, and if any such claim were asserted, the Company would contest the matter, vigorously. Accordingly, the Company does not believe that its exposure, if any, resulting from the existence of this hyperlink would be material to its results of operations or financial condition.

                         UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16.      SUBSEQUENT EVENTS (CONTINUED)

         In January 2000, the Company signed an agreement to purchase from Sprint PCS the Spokane, Washington market's PCS networks and related assets for approximately $35 million. The Company closed this transaction on April 15, 2000.

         On April 11, 2000, upon the closing of the 14% Senior Subordinated Discount Notes, the Company issued DLJ Merchant Banking 38,501 additional shares of preferred stock to maintain a specified percentage stock ownership. Each share of preferred stock will be converted automatically into two shares of voting common stock upon the closing of the initial public offering after the effect of the 2-for-1 stock split.

         The Founders Agreement provides that the Founders non-voting common stock will vest and convert to voting common stock to retain their ownership interest in the event the Company issues additional shares. As a result of the terms of the Founders Agreement, in April 2000, an aggregate amount of 136,758 shares of founders non-voting common stock vested and converted to voting common stock. The Founders Agreement will terminate upon the earlier of the completion of an initial public offering, the sale to DLJ Merchant Banking of additional preferred stock for $100.0 million, or the closing of a private or public equity financing of at least $100.0 million or November 23, 2000.

         In April 2000, the board of directors approved a 2-for-1 stock split effective immediately prior to the initial public offering. All common stock shares data and equity securities data except for the convertible preferred stock have been retroactively adjusted to reflect this change.

                         REPORT OF INDEPENDENT AUDITORS

The Partners of Sprint Spectrum L.P.

         We have audited the accompanying statements of assets to be sold of the Spokane District (as described in NOTE 1), which are wholly owned by Sprint Spectrum L.P. (the Company), as of December 31, 1999 and 1998 and the related statements of revenues and expenses for each of the three years in the period ended December 31, 1999. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

         As described in NOTE 2, the accompanying statements were prepared for inclusion in the Registration Statement on Form S-4 of UbiquiTel for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the pending transaction between UbiquiTel and the Company. The statements are not intended to be a complete presentation of the Spokane District's financial position or results of its operations.

         In our opinion, the statements referred to above present fairly, in all material respects, the assets to be sold of the Spokane District as of December 31, 1999 and 1998, and the related revenues and expenses for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                       Ernst & Young LLP
Kansas City, Missouri
February 29, 2000

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
                         STATEMENTS OF ASSETS TO BE SOLD

                                                        MARCH 31               DECEMBER 31
                                                      -----------     --------------------------
                                                          2000            1999          1998
                                                      -----------     -----------    -----------
                                                      (UNAUDITED)
Assets:
Property, plant and equipment
      Network equipment.............................  $29,246,217     $29,038,828    $25,246,441
      Other.........................................      235,232         231,661        185,586
      Construction work in progress.................      166,960         211,167        349,480
                                                      -----------     -----------    -----------
    Total property, plant and equipment.............   29,648,409      29,481,656     25,781,507
      Less: accumulated depreciation................   10,716,627       9,785,334      6,314,486
                                                      -----------     -----------    -----------
    Net property, plant and equipment...............   18,931,782      19,696,322     19,467,021
Prepaid lease expense...............................       92,776          87,416         83,767
                                                      -----------     -----------    -----------
Total assets to be sold.............................  $19,024,558     $19,783,738    $19,550,788
                                                      ===========     ===========    ===========

                             SEE ACCOMPANYING NOTES.

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
                       STATEMENTS OF REVENUES AND EXPENSES

                                              THREE MONTHS ENDED
                                                    MARCH 31                YEAR ENDED DECEMBER 31
                                            -----------------------   -----------------------------------
                                               2000         1999         1999        1998        1997
                                            ----------   ----------   ----------  ----------  -----------
                                                  (UNAUDITED)
Revenues:
   Net service revenues..................   $1,413,116     $953,630   $4,761,949  $2,590,169  $   679,586
   Net equipment revenues................      160,767      182,327      862,978     690,479      566,595
                                            ----------   ----------   ----------  ----------  -----------
                                             1,573,883    1,135,597    5,624,927   3,280,648    1,246,181
Expenses:
   Cost of services......................      406,447      258,240    2,349,770   1,724,964    1,372,305
   Cost of equipment.....................      372,691      489,257    2,696,646   2,245,459    1,530,300
   Selling, general and administrative...    1,213,514      997,380    5,419,104   4,470,494    8,167,807
   Depreciation..........................      931,293      827,503    3,470,848   3,111,511    2,968,406
                                            ----------   ----------   ----------  ----------  -----------
                                             2,923,945    2,572,380   13,936,368  11,552,428   14,038,818
                                            ----------   ----------   ----------  ----------  -----------
Expenses in excess of net revenues.......   $1,350,062   $1,436,423   $8,311,441  $8,271,780  $12,792,637
                                            ==========   ==========   ==========  ==========  ===========


                                            SEE ACCOMPANYING NOTES.

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
                  NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND
          STATEMENTS OF REVENUES AND EXPENSES YEARS ENDED DECEMBER 31,
                               1999, 1998 AND 1997


1.       ASSET PURCHASE AGREEMENT

         On December 28, 1999, Sprint Spectrum L.P. (the Company) and UbiquiTel Inc. (UbiquiTel) entered into an Asset Purchase Agreement (the Agreement) whereby the Company will sell to UbiquiTel certain assets and UbiquiTel will assume certain leases as stipulated in the Agreement. Under the Agreement, the Company agrees to sell to UbiquiTel the assets related to its wireless mobile telephone services in the Spokane, Washington district (the Spokane District), which are wholly owned by the Company. The assets to be sold to UbiquiTel primarily consist of property, plant and equipment including network assets and retail stores located in the Spokane District. Not included in the Agreement are PCS licenses currently owned by the Company or the existing subscriber base and related accounts receivable balances, the ownership of which will remain with the Company. UbiquiTel will assume certain operating leases within the Spokane District; however, no deferred revenue, commission or other similar liabilities will be assumed. Under the terms of the Agreement, this transaction is expected to close on or before April 15, 2000.

         Following the close of the pending transaction, UbiquiTel will operate the Spokane District as a Sprint PCS market through a management agreement with the Company. Under the terms of this agreement, UbiquiTel will sell wireless mobile telephone services under the Sprint PCS brand name in exchange for a fee. Also as part of the agreement, the Company will continue to provide network monitoring, customer service, billing and collection services to UbiquiTel.

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                   (CONTINUED)
                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


2.       BASIS OF PRESENTATION

         Historically, financial statements have not been prepared for the Spokane District as it has no separate legal status or existence. The accompanying statements of assets to be sold and statements of revenues and expenses of the Spokane District have been prepared for inclusion in the Registration Statement on Form S-4 of UbiquiTel for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the pending transaction between UbiquiTel and the Company. These statements have been derived from the historical accounting records of the Company and include revenues and expenses directly attributable to the Spokane District. Certain operating expenses that are indirectly attributable to the Spokane District have been allocated using the methods set forth below. As a result, the statements may not be indicative of the financial position or operating results of the Spokane District had it been operated as a separate, stand-alone company.

         The unaudited interim financial information presented herein has been prepared according to accounting principles generally accepted in the United States. In management's opinion, the information presented herein reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position and results of operations of the Spokane District.

         PROPERTY, PLANT & EQUIPMENT

         The property, plant and equipment balances included in the accompanying statements of assets to be sold are assets specifically identified within the Spokane District and that are to be purchased by UbiquiTel pursuant to the Agreement.

         REVENUES

         The service revenues included in the statements of revenues and expenses are those specifically related to subscribers of the Spokane District. Allocations have been made of certain unbilled revenue and bad debt accruals that are recorded by the Company at levels above the district level. These allocations are based on average subscribers of the Spokane District relative to total subscribers of the Company.

         The equipment revenues included in the statements of revenues and expenses are those specifically related to equipment sales occurring in the Company's retail stores located in the Spokane District. Also included are revenues from equipment sales to third-party retailers located within the Spokane District.

         COST OF SERVICES AND EQUIPMENT

         The cost of services expense in the statements of revenues and expenses includes those expenses directly attributable to the Spokane District. In addition, allocations have been made of cost of services incurred at levels above the district level. These allocations are based on the Spokane District's directly attributable cost of services relative to the total Company directly attributable cost of services.

         The cost of equipment included in the statements of revenues and expenses are those specifically related to equipment sold in the Company's retail stores located in the Spokane District. Also included is the cost of equipment from equipment sales to third-party retailers located within the Spokane District.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Direct selling, general and administrative expenses are those costs that were incurred as a result of providing wireless mobile telephone services in the Spokane District and which will no longer be incurred by the Company subsequent to consummation of the pending transaction with UbiquiTel.

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                   (CONTINUED)
                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


2.       BASIS OF PRESENTATION (CONTINUED)

         Selling, general and administrative expenses of the Company that are indirectly associated with the Spokane District's operations were allocated to the Spokane District's statements of revenues and expenses based on reasonable allocation methods as discussed below. Management believes these allocation methodologies are reasonable and represent the most appropriate methods of determining the expenses of the Spokane District.

         Sales and marketing expenses included in allocated selling, general and administrative expenses represent costs of the Company that have been identified as indirectly attributable to the Spokane District. Such allocations have been based on the amount of covered population in the Spokane District relative to the Company's total covered population.

         Included in allocated selling, general and administrative expenses are costs related to the provisioning of customer care activities. These expenses represent customer care costs of the Company that have been identified as indirectly attributable to the Spokane District. Such allocations have been based on the number of subscribers of the Spokane District relative to the Company's total subscribers.

         DEPRECIATION EXPENSE

         The depreciation expense included in the statements of revenues and expenses is specifically related to the assets identified with the Spokane District which will be purchased by UbiquiTel pursuant to the Agreement.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         REVENUE RECOGNITION

         The Company recognizes operating revenues as services are rendered or as equipment is delivered to customers. Operating revenues are recorded net of an estimate for uncollectible accounts.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives ranging from seven to 20 years. Repair and maintenance costs are expensed as incurred.

         ADVERTISING

         Advertising costs are expensed when the advertisement occurs. Total advertising expense amounted to $1,034,861 in 1999, $813,563 in 1998 and $785,492 in 1997.

         USE OF ESTIMATES

         The statements of assets to be sold and statements of revenues and expenses are prepared in conformity with accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Also, as discussed in Note 2, the statements of revenues and expenses include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Spokane District had been operated as a separate stand-alone company.

                                SPOKANE DISTRICT
                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                   (CONTINUED)
                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


4.       OPERATING LEASES

         The Spokane District's minimum rental commitments at year-end 1999 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites, are as follows:

              2000..........................................   $  262,186
              2001..........................................      136,436
              2002..........................................      126,925
              2003..........................................      129,511
              2004..........................................      133,581
              Thereafter....................................    1,816,302


         The table excludes renewal options related to certain cell and switch site leases. These renewal options generally have five-year terms and may be exercised from time to time. The Spokane District's gross rental expense totaled $592,539 in 1999, $588,657 in 1998 and $530,512 in 1997.

5.       CASH FLOWS

         The Spokane District's primary requirements for cash have been to fund operating losses and capital expenditures associated with the network build-out. Capital expenditures of the Spokane District were $166,753 and $785,463 (unaudited) for the three months ended March 31, 2000 and 1999, and $5,050,843, $3,368,870 and $19,604,854 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.       IMPACT OF YEAR 2000 (UNAUDITED)

         During 1999, the Company completed its remediation and testing of systems related to its Year 2000 readiness. As a result of those efforts, the Company experienced no significant disruptions in the mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues, either with its equipment, its internal systems, or the equipment and services of third parties. The Company and UbiquiTel will continue to monitor the mission critical computer applications of the Spokane District and those of the Spokane District's suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

7.       SUBSEQUENT EVENT (UNAUDITED)

         The transaction described in Note 1, whereby the Company was to sell to UbiquiTel certain assets and UbiquiTel was to assume certain leases as stipulated in the Agreement, closed on April 15, 2000.

===============================================================================






                                [UBIQUITEL LOGO]

                           UBIQUITEL OPERATING COMPANY




                                OFFER TO EXCHANGE

                                  $300,000,000

                                 ALL OUTSTANDING


                    14.0% SENIOR SUBORDINATED DISCOUNT NOTES
                                    DUE 2010


                                       FOR


                                   REGISTERED
                    14.0% SENIOR SUBORDINATED DISCOUNT NOTES
                                    DUE 2010




                     ======================================
                                   PROSPECTUS
                     ======================================


                               ____________, 2000


===============================================================================

         We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Certificate of Incorporation of UbiquiTel Operating Company ("UbiquiTel") provides that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

         -       breached his duty of loyalty to UbiquiTel or its stockholders;

         - did not act in good faith or, in failing to act, did not act in good faith;

         - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

         -       derived an improper personal benefit.

         UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership , joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.





ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits



 EXHIBIT
 NUMBER                                         DESCRIPTION
---------       -------------------------------------------------------------------
 *** 1.1          Purchase Agreement dated April 4, 2000 between UbiquiTel Inc.,
                  UbiquiTel Operating Company and Donalson, Lufkin & Jenrette
                  Securities Corporation, Paribas Corporation and PNC Capital
                  Markets, Inc. (10.19)

    *3.1          Certificate of Incorporation of UbiquiTel Operating Company.

    *3.2          Bylaws of UbiquiTel Operating Company.

 *** 4.1          Indenture dated as of April 11, 2000 between UbiquiTel
                  Operating Company, UbiquiTel Inc. and American Stock Transfer
                  & Trust Company. (10.20)

 *** 4.2 Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Operating Company, UbiquiTel Inc. and
                  Donalson, Lufkin & Jenrette Securities Corporation, Paribas
                  Corporation and PNC Capital Markets, Inc. (10.22)

 *** 4.3          Form of Registered Note (included in Exhibit 4.1).

 *** 4.4          Note Guarantee of UbiquiTel Inc. (10.28)

 *** 4.5          Credit Agreement dated as of December 29, 1999 by and between
                  UbiquiTel Holdings, Inc., UbiquiTel LLC, the financial institutions party thereto from time to time and Paribas, as agent, for a $25,000,000 credit facility. (10.10)

 *** 4.6          Credit Agreement dated as of March 31, 2000 by and between
                  UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and Paribas, as agent, for a $250,000,000 credit facility. (10.18)

    *5.1          Opinion of Greenberg Traurig, P.A.

+***10.1 Sprint PCS Management Agreement, as amended, dated as of October 15, 1998 by and between Sprint Spectrum, LP,
                  WirelessCo, LP and UbiquiTel, LLC. (10.1)

+***10.2 Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.2)

 ***10.3 Sprint Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Communications
                  Company, LP and UbiquiTel, LLC. (10.3)

 ***10.4 Sprint Spectrum Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.4)

+***10.5 Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
                  Equipment Company, LP, Sprint Spectrum Realty Company, LP, Cox
                  Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS
                  Assets, LLC and UbiquiTel Holdings, Inc. (10.5)

 ***10.6 Registration Rights Agreement made as of November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.6)

 ***10.7          Amended and Restated Registration Rights Agreement made as of
                  February 16, 2000 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.7)

 ***10.8 Shareholders' Agreement dated as of February 16, 2000 by and among UbiquiTel Holdings, Inc., DLJ Merchant Banking Partners
                  II, L.P. and the several shareholders named therein. (10.8)

 ***10.9 Stockholders' Voting Agreement dated November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.9)

 ***10.10         Amended and Restated Consent and Agreement dated as of April
                  5, 2000 by and between Sprint Spectrum, LP, Sprint
                  Communications Company, LP, WirelessCo, LP, Cox Communications
                  PCS, LP, Cox PCS License, LLC and Paribas. (10.11)

                                   II-2


 ***10.11         Warrant Agreement dated as of December 28, 1999 by and between
                  UbiquiTel Holdings, Inc. and Paribas North America, Inc.
                  (10.12)

 ***10.12         Series A Preferred Stock Purchase Agreement dated as of
                  November 23, 1999 by and between UbiquiTel Holdings, Inc., The
                  Walter Group, Donald A. Harris, Paul F. Judge, James Parsons,
                  U.S. Bancorp and the individuals listed on Exhibit A thereto.
                  (10.13)

 ***10.13         Purchase Agreement dated as of December 28, 1999 among
                  UbiquiTel, L.L.C., UbiquiTel Holdings, Inc. and BET
                  Associates, L.P. relating to $8,000,000 principal amount of UbiquiTel, L.L.C. 12% Senior Subordinated Notes due 2007 and
                  Warrants to Purchase 9.75% of the Shares of Common Stock of
                  UbiquiTel Holding Co. (10.14)

 ***10.14 Preferred Stock Purchase Agreement dated February 16, 2000 between UbiquiTel Holdings, Inc. and DLJ Merchant Banking
                  Partners II, L.P. (10.15)

 ***10.15         Form of 2000 Equity Incentive Plan. (10.16)

 ***10.16 Employment Agreement dated as of November 29, 1999 by and between UbiquiTel Holdings, Inc. and Donald A. Harris. (10.17)

 ***10.17         Warrant Agreement dated as of April 11, 2000 between UbiquiTel
                  Inc. and American Stock Transfer & Trust Company. (10.21)

 ***10.18         Warrant Registration rights Agreement made as of April 11,
                  2000 by and among UbiquiTel Inc. and Donaldson, Lufkin &
                  Jenrette Securities Corporation, Paribas Corporation and PNC
                  Capital Markets, Inc. (10.23)

 ***10.19         Founders Stock Agreement dated as of November 1, 1999 by and among UbiquiTel Holdings, Inc. and James Parsons, Donald A.
                  Harris, Paul F. Judge, The Walter Group, Inc. and US Bancorp.
                  (10.24)

 ***10.20         Agreement between LCC International, Inc. and UbiquiTel
                  Holdings, Inc., as amended, dated as of September 24, 1999.
                  (10.25)

 ***10.21         Agreement between Lucent Technologies, Inc. and UbiquiTel
                  Holdings, Inc., dated as of December 21, 1999. (10.26)

 ***10.22         Master Site Agreement between SpectraSite Communications, Inc.
                  and UbiquiTel Leasing Company, dated as of May 11, 2000.
                  (10.27)

 ***10.23         Master Design and Build Agreement between SpectraSite
                  Communications, Inc. and UbiquiTel Leasing Company, dated as of may 23, 2000. (10.30)

  **10.24         First Amendment, dated as of June 12, 2000, to Warrant
                  Agreement dated as of April 11, 2000 between UbiquiTel Inc.
                  and American Stock Transfer & Trust Company.

  **10.25 Warrant Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities
                  Corporation.

  **10.26 Registration Rights Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette
                  Securities Corporation.

   *21.1          Subsidiaries of UbiquiTel Operating Company.

  **23.1          Consent of Arthur Andersen LLP.

  **23.2          Consent of Ernst & Young LLP.

   *23.3 Consent of Greenberg Traurig, LLP (contained in legal opinion filed as Exhibit 5.1).

   *24.1          Powers of Attorney (included on signature pages).

  **25.1          Statement of Eligibility of Trustee.

  **99.1          Form of Letter of Transmittal with respect to Exchange Offer.

                                   II-3


  **99.2          Form of Notice of Guaranteed Delivery.

  **99.3          Form of Tender Instruction Letters.

  **99.4          Form of Exchange Agent Agreement.




---------------------
*      Previously filed.
**     Filed herewith.
*** Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc.
       (No. 333-32236).
+      Confidential treatment has been granted on portions of these documents.

      (b) Financial Statement Schedules:

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

         1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         4. The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Operating Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 5th day of July, 2000.


                                       UBIQUITEL OPERATING COMPANY


                                     By: /s/ Donald A. Harris
                                         --------------------------------------
                                         Donald A. Harris
                                         President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
/s/ Donald A. Harris                                        Chairman of the Board, President        July 5, 2000
---------------------------------------------------         and Chief Executive Officer
                 Donald A. Harris                           (Principal Executive Officer)


*/s/ Paul F. Judge                                          Senior Vice President                   July 5, 2000
---------------------------------------------------         Corporate Development and
                   Paul F. Judge                            Finance (Principal Financial
                                                            Officer and Accounting Officer)

*/s/ Peter Lucas                                            Director                                July 5, 2000
---------------------------------------------------
                    Peter Lucas


*/s/ Robert Berlacher                                       Director                                July 5, 2000
---------------------------------------------------
                  Robert Berlacher


*/s/ Eve M. Trkla                                           Director                                July 5, 2000
---------------------------------------------------
                    Eve M. Trkla




                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
/s/                                                         Director                     July 5, 2000
---------------------------------------------------
                  Joseph N. Walter





*By: /s/ Donald A. Harris
    -------------------------------
    Donald A. Harris
    Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 5th day of July, 2000.


                                       UBIQUITEL INC.


                                     By: /s/ Donald A. Harris
                                         --------------------------------------
                                         Donald A. Harris
                                         President and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
/s/ Donald A. Harris                                       Chairman of the Board, President        July 5, 2000
---------------------------------------------------         and Chief Executive Officer
                 Donald A. Harris                           (Principal Executive Officer)


*/s/ Paul F. Judge                                         Senior Vice President                   July 5, 2000
---------------------------------------------------         Corporate Development and
                   Paul F. Judge                            Finance (Principal Financial
                                                            Officer and Accounting Officer)

*/s/ Peter Lucas                                           Director                                July 5, 2000
---------------------------------------------------
                    Peter Lucas


*/s/ Robert Berlacher                                      Director                                July 5, 2000
---------------------------------------------------
                  Robert Berlacher


*/s/ Eve M. Trkla                                          Director                                July 5, 2000
---------------------------------------------------
                    Eve M. Trkla



                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
/s/                                                               Director                     July 5, 2000
---------------------------------------------------
                  Joseph N. Walter






*By: /s/ Donald A. Harris
    ------------------------------
    Donald A. Harris
    Attorney-in-Fact

                                INDEX TO EXHIBITS




  EXHIBIT
  NUMBER                               DESCRIPTION
-----------  ----------------------------------------------------------------

   10.24       First Amendment, dated as of June 12, 2000 to Warrant
               Agreement dated as of April 11, 2000 between UbiquiTel Inc. and
               American Stock Transfer & Trust Company.

   10.25 Warrant Agreement, dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities
               Corporation.

   10.26 Registration Rights Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette
               Securities Corporation.

   23.1        Consent of Arthur Andersen LLP.

   23.2        Consent of Ernst & Young LLP.

   25.1        Statement of Eligibility of Trustee.

   99.1        Form of Letter of Transmittal with respect to Exchange Offer.

   99.2        Form of Notice of Guaranteed Delivery.

   99.3        Form of Tender Instruction Letters.

   99.4        Form of Exchange Agent Agreement.
